EXHIBIT 10.7

EXECUTION VERSION

CREDIT AGREEMENT

dated as of

July 31, 2015

among

GOLDEN ENTERTAINMENT, INC.,

the Lenders party hereto,

CAPITAL ONE, NATIONAL ASSOCIATION,

as Administrative Agent,

KEYBANK NATIONAL ASSOCIATION,

as Syndication Agent,

and

CAPITAL ONE, NATIONAL ASSOCIATION,

as Documentation Agent

CAPITAL ONE, NATIONAL ASSOCIATION,

and

KEYBANK NATIONAL ASSOCIATION,

as Joint Lead Arrangers and
as Joint Bookrunners

-i-

TABLE OF CONTENTS

(Continued)

-ii-

TABLE OF CONTENTS

(Continued)

-iii-

SCHEDULES:

Schedule 1.01(A) – Disqualified Lenders

Schedule 1.01(B) – Unrestricted Subsidiaries

Schedule 1.01(C) – Properties Not Subject to Mortgages

Schedule 2.01 – Commitments

Schedule 3.01 – Subsidiaries

Schedule 3.03 – Governmental Approvals

Schedule 3.19 – Material Contracts

Schedule 5.15 – Post-Closing Matters

Schedule 6.01 – Existing Indebtedness

Schedule 6.02 – Existing Liens

Schedule 6.03 – Dispositions

Schedule 6.06 – Transactions with Affiliates

EXHIBITS:

Exhibit A – Form of Assignment and Assumption

Exhibit B – Form of Increasing Lender Supplement

Exhibit C – Form of Joining Lender Supplement

Exhibit D-1 – Form of Borrowing Request

Exhibit D-2 – Form of Interest Election Request

Exhibit E – Form of Promissory Note

Exhibit F – Form of Compliance Certificate

Exhibit G – Form of Solvency Certificate

Exhibit H – Form of Global Intercompany Note

-iv-

CREDIT AGREEMENT (this “Agreement”) is dated as of July 31, 2015, among GOLDEN ENTERTAINMENT, INC., a Minnesota corporation (formerly known as Lakes Entertainment, Inc., the “Borrower”), the LENDERS from time to time party hereto, CAPITAL ONE, NATIONAL ASSOCIATION, as Administrative Agent (in such capacity, the “Administrative Agent”), KEYBANK NATIONAL ASSOCIATION, as Syndication Agent, and CAPITAL ONE, NATIONAL ASSOCIATION, as Documentation Agent.

WHEREAS, the Borrower has requested, and the Lenders have agreed to provide, a term loan facility in the initial aggregate amount equal to $120,000,000 and a revolving credit facility in the initial aggregate amount equal to $40,000,000, in each case, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, on the Effective Date, the proceeds of such term loan facility and a portion of the proceeds of such revolving credit facility will be used to refinance the Existing Indebtedness and to pay Transaction Costs and, after the Effective Date, the proceeds of such revolving credit facility will be used for working capital and general corporate purposes of the Borrower and its Subsidiaries;

WHEREAS, pursuant to that certain Agreement and Plan of Merger dated as of January 25, 2015 (the “Merger Agreement”), by and among the Borrower, LG Acquisition Corporation, a Nevada corporation and a Wholly Owned Subsidiary of the Borrower (the “Merger Subsidiary”), Sartini Gaming, Inc., a Nevada corporation (to be renamed as Golden Holdings, Inc.), and The Blake L. Sartini and Delise F. Sartini Family Trust, immediately upon the effectiveness of this Agreement, the Merger Subsidiary will merge with and into the Borrower, with the Borrower being the surviving corporation;

WHEREAS, the Borrower and each of the other Loan Parties desire to secure all of the Secured Obligations by granting to the Administrative Agent, for the benefit of the Secured Parties, a security interest in and lien upon substantially all of their respective assets (subject to the limitations set forth in the Loan Documents); and

WHEREAS, the Borrower and each of the other Loan Parties desire to guaranty all of the Secured Obligations and to pledge to the Administrative Agent, for the benefit of the Secured Parties, all of the Equity Interests owned by it (other than Equity Interests of any Excluded Subsidiary and subject to the limitations set forth in the Loan Documents).

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

Definitions

SECTION 1.01.     Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“Administrative Agent” has the meaning assigned to such term in the introductory paragraph.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” has the meaning assigned to such term in the introductory paragraph.

“Agent Parties” has the meaning assigned to such term in Section 9.01(c).

“All-In Yield” means, as to any Indebtedness, the yield thereof, whether in the form of interest rate margins, OID, upfront fees, a Base Rate floor or a Eurodollar Rate floor or otherwise, in each case incurred or payable by the Borrower generally to the Lenders and as reasonably determined by the Administrative Agent in accordance with customary practices; provided, that OID and upfront fees shall be equated to interest rate assuming a four-year life to maturity (or, if less, the stated life to maturity at the time of its incurrence of the applicable Indebtedness); provided, further, that “All-In Yield” shall not include arrangement fees, structuring fees, commitment fees, underwriting fees and any amendment fees or other fees, in each case to the extent not paid generally to all lenders of such Indebtedness.

“Applicable Flood Insurance Requirements” means, collectively, all applicable requirements of the National Flood Insurance Reform Act of 1994 et. seq. or any regulations promulgated thereunder or other similar applicable laws, rules or regulations.

“Applicable Percentage” means, with respect to any Lender, (a) with respect to Revolving Loans, LC Exposure or Swingline Loans, the percentage equal to a fraction the numerator of which is such Lender’s Revolving Commitment and the denominator of which is the aggregate Revolving Commitments of all Revolving Lenders (if the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments) and (b) with respect to the Term Loans, a percentage equal to a fraction the numerator of which is such Lender’s outstanding principal amount of the Term Loans and the denominator of which is the aggregate outstanding principal amount of the Term Loans of all Term Lenders.

“Applicable Pledge Percentage” means 100%, but 65% in the case of a pledge by the Borrower or any other Loan Party of its Equity Interests in a Disqualified Foreign Subsidiary.

“Applicable Rate” means, for any day, with respect to any Eurodollar Revolving Loan, any Eurodollar Term Loan, any Base Rate Revolving Loan, any Base Rate Term Loan or with respect to the commitment fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “Eurodollar Spread for Revolving Loans”, “Eurodollar Spread for Term Loans”, “Base Rate Spread for Revolving Loans”, “Base Rate Spread for Term Loans” or “Commitment Fee Rate”, as the case may be, based upon the Leverage Ratio applicable on such date:

	Leverage Ratio:	Eurodollar Spread for Revolving Loans	Eurodollar Spread for Term Loans	Base Rate Spread for Revolving Loans	Base Rate Spread for Term Loans	Commitment Fee Rate
Category 1:	< 2.50 to 1.00	1.75%	1.75%	0.75%	0.75%	0.25%
Category 2:	≥ 2.50 to 1.00 but < 3.00 to 1.00	2.00%	2.00%	1.00%	1.00%	0.25%
Category 3:	≥ 3.00 to 1.00 but < 3.50 to 1.00	2.50%	2.50%	1.50%	1.50%	0.30%
Category 4:	≥ 3.50 to 1.00	2.75%	2.75%	1.75%	1.75%	0.30%

For purposes of the foregoing,

(i)     if at any time the Borrower fails to deliver any Financials on or before the date such Financials are due pursuant to Section 5.01, Category 4 shall be deemed applicable for the period commencing three (3) Business Days after the required date of delivery and ending on the date which is one (1) Business Day after such Financials are actually delivered, after which the Category shall be determined in accordance with the table above as applicable;

(ii)     adjustments, if any, to the Category then in effect shall be effective on the first Business Day after the Administrative Agent has received the applicable Financials (it being understood and agreed that each change in Category shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change); and

(iii)     notwithstanding the foregoing, Category 4 shall be deemed to be applicable until the Administrative Agent’s receipt of the applicable Financials for the Borrower’s second full fiscal quarter ending after the Effective Date and adjustments to the Category then in effect shall thereafter be effected in accordance with the preceding paragraphs.

“Applicable Swap Obligation” means, with respect to any Loan Party, any obligation to pay or perform under any agreement, contract of transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act and any rules or regulations promulgated thereunder.

“Approved Fund” has the meaning assigned to such term in Section 9.04.

“Assignment and Assumption” means an assignment and assumption agreement entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Available Amount” means, as of any date of determination, an amount equal to the sum of (a) the Net Cash Proceeds of any issuance of Qualified Equity Interests of the Borrower after the Effective Date and prior to such date (other than any Qualified Equity Interests issued directly or indirectly to satisfy obligations under the Merger Agreement and other than any Excluded Contribution), plus (b) 100% of the aggregate amount received by the Borrower or any Subsidiary in cash (and the fair market value (as determined in good faith by the Borrower) of property other than cash received by the Borrower or any Subsidiary) after the Effective Date from the sale (other than to the Borrower or a Subsidiary or Affiliate thereof) of the Equity Interests of an Unrestricted Subsidiary or from any dividend or other distribution by an Unrestricted Subsidiary, plus (c) in the event any Unrestricted Subsidiary has been redesignated as a Subsidiary or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, the Borrower or any Subsidiary, the fair market value (as determined in good faith by the Borrower) of the Investments of the Borrower or any Subsidiary in such Unrestricted Subsidiary at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable), plus (d) an amount equal to any returns (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received by the Borrower or any Subsidiary in respect of any Investments made pursuant to Section 6.04(f), minus (e) any amounts used to make Investments pursuant to Section 6.04(f) after the Effective Date and prior to such date, minus (f) any amounts used to make Restricted Payments pursuant to Section 6.07(d) after the Effective Date and prior to such date.

“Available Revolving Commitment” means, at any time with respect to any Lender, the Revolving Commitment of such Lender then in effect minus the Revolving Credit Exposure of such Lender at such time; it being understood and agreed that, for purposes of calculating the commitment fee under Section 2.11(a), (i) any Lender’s (other than the Swingline Lender’s) Swingline Exposure shall not be deemed to be a component of the Revolving Credit Exposure for such Lender and (ii) with respect to the Swingline Lender, the principal amount of all outstanding Swingline Loans shall be deemed to be a component of its Revolving Credit Exposure.

“Bankruptcy Code” means Chapter 11 of Title 11 of the United States Code (11 U.S.C. 101 et seq.).

“Base Rate” means, for any day, a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate in effect on such day plus ½ of 1% (b) the Prime Rate in effect on such day and (c) the Eurodollar Rate for a one month Interest Period on such day plus 1.00%. Any change in the Base Rate due to a change in the Federal Funds Rate, the Prime Rate or the Eurodollar Rate shall be effective from and including the effective date of such change in the Federal Funds Rate, the Prime Rate or the Eurodollar Rate, respectively. When used in reference to any Loan or Borrowing, “Base Rate” shall refer to a Loan, or the Loans comprising such Borrowing, bearing interest at a rate determined by reference to the Base Rate.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” has the meaning assigned to such term in the introductory paragraph.

“Borrowing” means (a) Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect, (b) a Term Loan of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect or (c) a Swingline Loan.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03 in the form attached hereto as Exhibit D-1.

“Burdensome Restrictions” means any consensual encumbrance or restriction of the type described in Section 6.08(a) or Section 6.08(b).

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close and, if such day relates to any Eurodollar Loan (including with respect to all notices and determinations in connection therewith and any payments of principal, interest or other amounts thereon), the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollar deposits in the London interbank market.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital lease obligations on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Capital One” means Capital One, National Association, a national banking association, in its individual capacity.

“Cash Collateralize” means, to pledge (as a first priority perfected Lien) and deposit with or deliver to the Administrative Agent, for the benefit of the Issuing Bank and/or one or more of the Lenders, as collateral for LC Exposure or obligations of Lenders to fund participations in respect of LC Exposure, cash or deposit account balances or, if the Administrative Agent and the Issuing Bank shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent and the Issuing Bank. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Change in Control” means:

(a)     any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), other than the Permitted Holders, becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 30% or more of the Equity Interests in the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis (and taking into account all such securities that such “person” or “group” has the right to acquire, whether such right is exercisable immediately or only after the passage of time);

(b)     during any period of twelve (12) consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body; or

(c)     a “change of control” or any comparable term under, and as defined in, any agreement or instrument evidencing any Material Indebtedness shall have occurred.

“Change in Law” means the occurrence, after the Effective Date (or with respect to any Lender, if later, the date on which such Lender becomes a Lender), of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, rules, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided however, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted, issued or implemented.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans (including Extended Revolving Loans), Term Loans (including Extended Term Loans) or Swingline Loans.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means, collectively, any and all property owned, leased or operated by a Person (including Equity Interests) in which Liens are, or are purported to be, granted pursuant to any Collateral Document and any and all other property of any Loan Party, now existing or hereafter acquired, that may at any time be or become subject to a security interest or Lien in favor of Administrative Agent, on behalf of itself and the Secured Parties, to secure the Secured Obligations, other than any Excluded Property.

“Collateral Documents” means, collectively, the Guaranty and Collateral Agreement, the Mortgages, the Landlord Personal Property Collateral Access Agreements, and all other agreements, instruments and documents executed in connection with this Agreement that are intended to create, perfect or evidence Liens to secure the Secured Obligations, including, without limitation, all other security agreements, pledge agreements, mortgages, leasehold mortgages, deeds of trust, leasehold deeds of trust, loan agreements, notes, guarantees, subordination agreements, pledges, powers of attorney, consents, assignments, contracts, fee letters, notices, leases, financing statements and all other written matter whether heretofore, now, or hereafter executed by the Borrower or any of its Subsidiaries and delivered to the Administrative Agent. Notwithstanding the foregoing, Treasury Services Agreements and Swap Agreements shall only be deemed to be Loan Documents for the purposes of the terms “Obligations” and “Secured Obligations”.

“Commitment” means, with respect to each Lender, the sum of such Lender’s Revolving Commitment, Extended Revolving Commitment and Term Loan Commitment. The initial amount of each Lender’s Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption or other documentation contemplated hereby pursuant to which such Lender shall have assumed its Commitment, as applicable.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” means a compliance certificate delivered by a Financial Officer of the Borrower in substantially the form of Exhibit F (or such other form as may be approved by the Administrative Agent and the Borrower).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Capital Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or other consideration or accrued as a liability and including that portion of Capital Lease Obligations which is capitalized on the consolidated balance sheet of the Borrower) by the Borrower during such period, in conformity with GAAP, are included in “additions to property, plant and equipment” or comparable items reflected in the consolidated statement of cash flows of the Borrower; provided that Consolidated Capital Expenditures shall not include any expenditures (a) for the replacement and substitutions for fixed assets, capital assets or equipment to the extent made with Net Cash Proceeds from (x) a Prepayment Event invested pursuant to Section 2.10(b) or (y) sales or assets or casualty or condemnation events that have been identified by the Borrower to the Administrative Agent as being subject to application in accordance herewith (together with any further information with respect to the respective sale, casualty or condemnation event as reasonably requested by the Administrative Agent), (b) which constitute a Permitted Acquisition permitted under Section 6.04(b), (c) funded solely with the proceeds of an Excluded Contribution or (d) which constitute Route Signing Expenditures.

“Consolidated Cash Interest Expense” means, for any period, without duplication, Consolidated Interest Expense for such period, excluding, however, (a) any interest expense not paid in cash and (b) amortization of discount and amortization debt issuance costs.

“Consolidated EBITDA” means, for any period, an amount equal to Consolidated Net Income plus:

(a) the following to the extent deducted in calculating such Consolidated Net Income (in each case without duplication and for the respective period for which Consolidated EBITDA is being determined):

(i) Consolidated Interest Expense,

(ii) the provision for federal, state, local and foreign taxes based on income (net of any federal, state, local and foreign income tax credits),

(iii) depreciation and amortization expense,

(iv) the amount of “run rate” cost savings, operating expense reductions, restructurings and synergies related to the transactions under the Merger Agreement or a Permitted Acquisition, in each case, projected by the Borrower in good faith to result from actions taken, committed to be taken or expected to be taken no later than 12 months after Effective Date (in the case of the Merger Agreement) or date of consummation of acquisition (in the case of any Permitted Acquisition) (which “run rate” cost savings, operating expense reductions, restructurings and synergies shall be calculated on a pro forma basis as though such “run rate” cost savings, operating expense reductions, restructurings and synergies had been realized on the first day of such period for which Consolidated EBITDA is being determined and if such cost savings, operating expense reductions, restructurings and synergies were realized during the entirety of such period), net of the amount of actual benefits realized during such period from such actions; provided, that such “run rate” cost savings, operating expense reductions, restructurings and synergies are reasonably identifiable and factually supportable (in the good faith determination of the Borrower), as detailed in a certificate of a Responsible Officer of the Borrower provided to the Administrative Agent on the Effective Date (in the case of the Merger Agreement) or on the date of consummation of such acquisition (in the case of any Permitted Acquisition) certifying as to the foregoing and as to the calculation of add-backs to Consolidated EBITDA pursuant to this clause (iv) and certifying that such actions are expected to be taken within such 12 month period; provided, further, that (x) in the case of the transactions under the Merger Agreement, the aggregate amount of add-backs made pursuant to this clause (iv) shall not exceed an amount equal to $4,000,000, (y) in the case of any Permitted Acquisition, the aggregate amount of add-backs made pursuant to this clause (iv) (excluding any add-backs pursuant to clause (z) below, but together with any add-backs pursuant to clause (vi) below) shall not exceed an amount equal to 10.0% of Consolidated EBITDA for the applicable period (and such determination shall be made prior to the making of, and without giving effect to, any adjustments pursuant to this clause (iv) or clause (vi) below) and (z) the Required Lenders may, in their sole discretion, permit additional add-backs in connection with any Permitted Acquisition that are identified by the Borrower and are factually supportable (in the good faith determination of the Borrower), including in the form of historical expenses of the target of such Permitted Acquisition that are not reasonably related to the operations of such target and are terminated on or before the date of such acquisition;

(v) any reasonable fees and expenses related to any completed or proposed Permitted Acquisition permitted under Section 6.04(b), any Disposition permitted under Section 6.03 or related to any amendment or other modification of this Agreement or any other Loan Document;

(vi) pre-opening losses, charges and expenses relating to the opening of new locations operated, or to be operated, by the Borrower or any Subsidiary; provided, that the aggregate amount of add-backs made pursuant to this clause (vi) and clause (iv) above (with respect to Permitted Acquisitions, but excluding add-backs pursuant to clause (z) of clause (iv) above) in any four fiscal quarter period shall not exceed an amount equal to 10.0% of Consolidated EBITDA for the applicable period (and such determination shall be made prior to the making of, and without giving effect to, any adjustments pursuant to this clause (vi) or clause (iv) above);

(vii) non-recurring (but not to exceed $3,000,000 in any applicable four fiscal quarter period) non-cash or extraordinary charges reducing Consolidated Net Income (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent); and

(viii) Transaction Costs incurred prior to or within six months after the Effective Date; and minus

(b) to the extent included in calculating such Consolidated Net Income,

(i) non-recurring or extraordinary charges increasing Consolidated Net Income, and

(ii) interest income and non-cash gains for such period (excluding any such non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash gain in a prior period).

Notwithstanding the foregoing, Consolidated EBITDA shall be deemed to be $8,775,407, $8,374,252, $8,366,636 and $11,493,595 for the fiscal quarters ending on or about September 30, 2014, December 31, 2014, March 31, 2015 and June 30, 2015. With respect to any period during which the transactions under the Merger Agreement, a Permitted Acquisition, or a Disposition permitted under Section 6.03 is consummated, Consolidated EBITDA shall be calculated on a pro forma basis, giving effect to the transactions under the Merger Agreement, such Permitted Acquisition or Disposition, in each case, in accordance with Section 1.04(b) (together with such adjustments thereto as may be permitted pursuant to clause (a)(iv) or clause (a)(vi) above during such period).

Additionally, in determining Consolidated EBITDA, if, as of any date of determination, any new operations of the Borrower or any Subsidiary that have been organically developed by the Borrower or any Subsidiary (e.g., not a Permitted Acquisition, but self-developed or self-constructed) has been opened and operated for at least one full fiscal quarter during the relevant measurement period (but otherwise not operated during the entire relevant measurement period), the amount of Consolidated EBITDA attributable to such operations (whether a positive or negative number) shall be calculated on an “annualized basis” for such measurement period.

“Consolidated Fixed Charges” means, for any period, without duplication, the sum of (i) Consolidated Cash Interest Expense, (ii) the aggregate principal amount of all scheduled principal payments with respect to the Term Loans, Capitalized Lease Obligations, and any other Indebtedness permitted under Section 6.01 (in each case, based on the original amortization schedule as the same may be amended, modified, supplemented from time to time but without giving effect to any prepayments thereto), but excluding any such payments to the extent refinanced through the incurrence of additional Indebtedness otherwise expressly permitted under Section 6.01, and (iii) any earn-out or similar payments (but excluding any such payments to the extent refinanced through the incurrence of additional Indebtedness otherwise expressly permitted under Section 6.01 (other than under Section 6.01(a)), in each case, of or by the Borrower and its Subsidiaries during such period on a consolidated basis in accordance with GAAP. Notwithstanding the foregoing, for purposes of determining the Fixed Charge Coverage Ratio for any period prior to June 30, 2016, Consolidated Fixed Charges shall be deemed to equal (x) for the period commencing on or about October 1, 2015 and ending on or about December 31, 2015, the actual Consolidated Fixed Charges for such period multiplied by 4, (y) for the period commencing on or about October 1, 2015 and ending on or about March 31, 2016, the actual Consolidated Fixed Charges for such period multiplied by 2 and (z) for the period commencing on or about October 1, 2015 and ending on or about June 30, 2016, the actual Consolidated Fixed Charges for such period multiplied by 4/3.

“Consolidated Funded Debt” means, as of any date of determination, the aggregate amount (without duplication) of all Funded Debt of the Borrower and its Subsidiaries as of such date, determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Expense” means, with reference to any period, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case, to the extent treated as interest in accordance with GAAP, (b) all interest paid or payable with respect to discontinued operations and (c) the portion of rent expense under Capitalized Lease Obligations that is treated as interest in accordance with GAAP, in each case, of or by the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP.

“Consolidated Net Income” means, with reference to any period, the net income (or loss) of the Borrower and its Subsidiaries calculated in accordance with GAAP on a consolidated basis (without duplication) for such period; provided that, Consolidated Net Income shall exclude (i) the net income of any Subsidiary during such period to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of such income is not permitted by operation of the terms of its organizational documents or any agreement, instrument or law applicable to such Subsidiary during such period and (ii) any income (or loss) for such period of any Person if such Person is not a Subsidiary, except that the Borrower’s equity in the net income of any such Person for such period shall be included in Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Borrower or a Subsidiary as a dividend or other distribution (and in the case of a dividend or other distribution to a Subsidiary, such Subsidiary is not precluded from further distributing such amount to the Borrower as described in clause (ii) of this proviso).

“Consolidated Total Assets” means, as of the date of any determination thereof, total assets of the Borrower and its Subsidiaries calculated in accordance with GAAP on a consolidated basis as of such date.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. The terms “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Event” means a Borrowing or the issuance, amendment, renewal or extension of a Letter of Credit.

“Credit Exposure” means, as to any Lender at any time, the sum of (a) such Lender’s Revolving Credit Exposure at such time, plus (b) an amount equal to the aggregate principal amount of its Term Loans outstanding at such time.

“Deemed Dividend Issue” means, with respect to any Foreign Subsidiary, such Foreign Subsidiary’s accumulated and undistributed earnings and profits being deemed to be repatriated to the Borrower or the applicable parent Domestic Subsidiary under Section 956 of the Code and the effect of such repatriation causing materially adverse tax consequences to the Borrower or such parent Domestic Subsidiary, in each case as determined by the Borrower in its commercially reasonable judgment acting in good faith and in consultation with its legal and tax advisors.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means, subject to Section 2.21(c), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the Issuing Bank, the Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two (2) Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent, the Issuing Bank or the Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under the Bankruptcy Code or any other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws of the United States or other applicable jurisdiction, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that, a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.21(c)) upon delivery of written notice of such determination to the Borrower, the Issuing Bank, the Swingline Lender and each Lender.

“Disposition” means, with respect to any property, any sale, lease, sublease, assignment, conveyance, transfer, exclusive license or other disposition thereof (including (i) by way of merger or consolidation, (ii) any Sale and Leaseback Transaction, (iii) the sale or issuance of Equity Interests of a Subsidiary and (iv) any synthetic lease); and the terms “Dispose” and “Disposed of” have correlative meanings.

“Disqualification” means, with respect to any Person:

(a)     the failure of such Person to timely file pursuant to applicable Gaming Laws (i) any application required of such Person by any Gaming Authorities in connection with any licensing required of such Person as a lender to the Borrower pursuant to applicable Gaming Laws or (ii) any application or other papers, in each case, required by any Gaming Authority in connection with a determination by such Gaming Authority of the suitability of such Person as a lender to the Borrower;

(b)     the withdrawal by such Person (except where requested or permitted by any Gaming Authority) of any such application or other required papers; or

(c)     any final determination by a Gaming Authority pursuant to applicable Gaming Laws (i) that such Person is “unsuitable” as a lender to the Borrower, (ii) that such Person shall be “disqualified” as a lender to the Borrower or (iii) denying the issuance to such Person of a license or finding of suitability or other approval.

“Disqualified Domestic Subsidiary” means any Domestic Subsidiary to the extent that acting as a Subsidiary Guarantor would result in a material adverse tax consequence to the Borrower or its Subsidiaries, as determined by the Borrower, in consultation with the Administrative Agent, each acting reasonably and in good faith.

“Disqualified Equity Interests” means any Equity Interest that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than (i) solely for Qualified Equity Interests and cash in lieu of fractional shares or (ii) solely at the discretion of the issuer), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control, asset sale or similar event so long as any rights of the holders thereof upon the occurrence of a change of control, asset sale or similar event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments and the termination of all outstanding Letters of Credit (unless the LC Exposure related thereto has been Cash Collateralized)), (b) is redeemable at the option of the holder thereof (other than (i) solely for Qualified Equity Interests and cash in lieu of fractional shares or (ii) as a result of a change of control, asset sale or similar event so long as any rights of the holders thereof upon the occurrence of a change of control, asset sale or similar event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments and the termination of all outstanding Letters of Credit (unless the LC Exposure related thereto has been Cash Collateralized)), in whole or in part, (c) provides for the scheduled payments of dividends in cash or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 91 days after the Maturity Date at the time of issuance of such Equity Interests; provided that if such Equity Interests are issued pursuant to a plan for the benefit of employees of the Borrower or its Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because it may be required to be repurchased by the Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Disqualified Foreign Subsidiary” means any Foreign Subsidiary to the extent such Foreign Subsidiary acting as a Subsidiary Guarantor would cause a Deemed Dividend Issue.

“Disqualified Lender” means (a) competitors of the Borrower (and named affiliates thereof (other than any affiliate that is a bona fide debt fund, financial institution or other institutional investor, in each case, so long as no competitor of the Borrower makes investment decisions for such affiliate or has the power, directly or indirectly, to direct or cause the direction of the investment decisions of such affiliate)) in each case of this clause (a) listed on Part I of Schedule 1.01(A), as such schedule may be updated by written notice to the Administrative Agent (with updates to such schedule to take effect one Business Day after being posted to the Lenders and not to have retroactive effect), (b) affiliates of the Persons listed on Part I of Schedule 1.01(A) to the extent clearly identifiable as such on the basis of such affiliate’s name (but excluding bona fide debt funds) and (c) Persons listed on Part II of Schedule 1.01(A) as of the Effective Date (and affiliates thereof to the extent clearly identifiable as such on the basis of such affiliate’s name).

“Disregarded Subsidiary” means any Subsidiary (other than any Subsidiary (x) owning any fee interest in real property or (y) that owns or operates a casino) that, as of any date of determination, does not have, together with its Subsidiaries, (i) assets with a value in excess of 1.5% of Consolidated Total Assets and (ii) did not, for the four fiscal quarter period ending on the last day of such fiscal quarter for which financial statements are available, have revenues or Consolidated EBITDA exceeding 1.5% of the total revenues or Consolidated EBITDA of the Borrower and its Subsidiaries. The aggregate amount of assets, revenues or Consolidated EBITDA of all such Disregarded Subsidiaries subject to an event described in clause (h), (i) or (j) of Article VII cannot exceed 5.0% of Consolidated Total Assets, revenues or Consolidated EBITDA. If a Disregarded Subsidiary becomes subject to an event described in clause (h), (i) or (j) of Article VII, then neither the Borrower nor any Subsidiary shall thereafter make any Investment in or to such Disregarded Subsidiary.

“Documentation Agent” means Capital One, in its capacity as documentation agent for the credit facilities evidenced by this Agreement.

“Dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means a Subsidiary organized under the laws of a jurisdiction located in the United States of America.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Electronic Signature” means an electronic symbol or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Sections 9.04(b)(i), (ii)(A) and (ii)(B) (subject to such consents, if any, as may be required under Section 9.04(b)(i)).

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30- day notice period is waived); (b) the failure by the Borrower or any ERISA Affiliate to meet all applicable requirements of the Pension Funding Rules or the filing of an application for the waiver of the minimum funding standards under the Pension Funding Rules; (c) the incurrence by the Borrower or any ERISA Affiliate of any liability pursuant to Section 4063 or 4064 of ERISA or a cessation of operations with respect to a Plan within the meaning of Section 4062(e) of ERISA; (d) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is “in reorganization” or “insolvent” (within the meaning of Title IV of ERISA); (e) the filing of a notice of intent to terminate a Plan under, or the treatment of a Plan amendment as a termination under, Section 4041 of ERISA; (f) the institution by the PBGC of proceedings to terminate a Plan; (g) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (h) the determination that any Plan is in “at-risk status” (within the meaning of Section 430 of the Code or Section 303 of ERISA) or that a Multiemployer Plan is in “endangered status” or “critical status” (within the meaning of Section 432 of the Code or Section 305 of ERISA); (i) the imposition or incurrence of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate; (j) the engagement by the Borrower or any ERISA Affiliate in a transaction that could be subject to Section 4069 of ERISA or Section 4212(c) of ERISA; (k) the imposition of a lien upon the Borrower or any ERISA Affiliate pursuant to Section 430(k) of the Code or Section 303(k) of ERISA; or (l) the making of an amendment to a Plan that could result in the posting of bond or security under Section 436(f)(1) of the Code.

“Eurodollar”, when used in reference to any Loan or Borrowing, means that such Loan, or the Loans comprising such Borrowing, bears interest at a rate determined by reference to the Eurodollar Rate.

“Eurodollar Base Rate” has the meaning specified in the definition of Eurodollar Rate.

“Eurodollar Rate” means for any Interest Period with respect to a Eurodollar Loan, a rate per annum equal to an amount determined by the Administrative Agent pursuant to the following formula:

Eurodollar Rate =	Eurodollar Base Rate 1.00 – Eurodollar Reserve Percentage

Where,

“Eurodollar Base Rate” means, for such Interest Period, the London interbank offered rate (the “Screen Rate”) administered by the ICE Benchmark Administration (or any other Person which takes over the administration of such rate) for such Interest Period, as displayed on page LIBOR01 of the applicable Reuters screen (or any replacement Reuters page which displays such rate or, in the event such rate does not appear on a Reuters page or screen, on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period. If the Screen Rate for such Interest Period is not available at such time for any reason, then the “Eurodollar Base Rate” for such Interest Period shall be the applicable Interpolated Screen Rate at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period. If the Screen Rate for such Interest Period is not available at such time for any reason and the Administrative Agent determines that it is not possible to calculate an Interpolated Screen Rate for such Interest Period at such time for any reason, then the “Eurodollar Base Rate” for such Interest Period shall be, to the extent available, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Loan being made, continued or converted and with a term equivalent to such Interest Period would be offered by major financial institutions reasonably satisfactory to the Administrative Agent in the London interbank eurodollar market at approximately 11:00 a.m. (London time) two (2) Business Days prior to the commencement of such Interest Period.

“Eurodollar Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the Board for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”). The Eurodollar Rate for each outstanding Eurodollar Loan shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

“Event of Default” has the meaning assigned to such term in Article VII.

“Excluded Contribution” means, at any time (a) the amount of Net Cash Proceeds of any issuance of Qualified Equity Interests of the Borrower actually received by the Borrower after the Effective Date and prior to such time (other than any Qualified Equity Interests issued directly or indirectly to satisfy obligations under the Merger Agreement or included for purposes of determining the Available Amount) and designated by a Responsible Officer of the Borrower to the Administrative Agent as an Excluded Contribution on the date of receipt of such Net Cash Proceeds minus (b) the amount referred to in clause (a) that has previously been or is concurrently being utilized to make an Investment (including any Capital Expenditure) pursuant to Section 6.04(i) or to make a Restricted Payment pursuant to Section 6.07(g).

“Excluded Property” has the meaning assigned to such term in the Guaranty and Collateral Agreement.

“Excluded Subsidiary” means (i) any Immaterial Subsidiary, (ii) any Unrestricted Subsidiary, (iii) any Disqualified Domestic Subsidiary, (iv) any Disqualified Foreign Subsidiary, (v) any non-Wholly Owned Subsidiary of the Borrower, and (vi) any other Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent, the burden or cost of such Subsidiary providing guarantee and collateral support in respect of the Secured Obligations shall be excessive in view of the benefits to be obtained by the Secured Parties therefrom.

“Excluded Swap Obligations” means, with respect to any Loan Party, any Applicable Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Applicable Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to qualify as an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Loan Party or the grant of such security interest becomes effective with respect to such Applicable Swap Obligation. If an Applicable Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Applicable Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. Federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.19(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.17, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.17(g) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Indebtedness” means the Indebtedness and other obligations outstanding immediately prior to the effectiveness of this Agreement under each of (i) that certain First Lien Credit Agreement, dated as of September 16, 2013, as amended, by and among 77 Golden Gaming, LLC, a Nevada limited liability company, Golden Gaming, LLC, a Nevada limited liability company, OneWest Bank, N.A., as administrative agent, the financial institutions from time to time party thereto in the capacity of lenders and the other agents and arrangers party thereto, (ii) that certain Amended and Restated Second Lien Credit Agreement, dated as of September 16, 2013, as amended, by and among 77 Golden Gaming, LLC, a Nevada limited liability company, Golden Gaming, LLC, a Nevada limited liability company, ABC Funding, LLC, as administrative agent, the financial institutions from time to time party thereto in the capacity of lenders and the other agents and arrangers party thereto and (iii) that certain Secured Construction Loan Agreement dated as of December 17, 2012, as amended, between Evitts Resort, LLC, a Maryland limited liability company and Centennial Bank, in each case, together with any loan documents related thereto.

“Existing Revolver Tranche” has the meaning assigned to such term in Section 2.22(b)(i).

“Existing Term Loan Tranche” has the meaning assigned to such term in Section 2.22(a)(i).

“Extended Revolving Commitments” has the meaning assigned to such term in Section 2.22(b)(i).

“Extended Term Loans” has the meaning assigned to such term in Section 2.22(a)(i).

“Extending Revolving Lenders” has the meaning assigned to such term in Section 2.22(c).

“Extending Term Lenders” has the meaning assigned to such term in Section 2.22(c).

“Extension” means the establishment of an Extension Series by amending a Loan pursuant to the terms of Section 2.22 and the applicable Extension Amendment.

“Extension Amendment” has the meaning assigned to such term in Section 2.22(d).

“Extension Election” has the meaning assigned to such term in Section 2.22(c).

“Extension Series” means any Term Loan Extension Series or a Revolver Extension Series, as the case may be.

“Family Group” means (i) an individual’s siblings, former or then current spouse, lineal ancestors, and/or descendants (whether by birth or adoption) and descendants (whether by birth or adoption) of the individual’s siblings or former or then current spouse and (ii) any trust, partnership, limited partnership, limited liability company or retirement account primarily for the benefit of the individual and/or the individual’s siblings, former or then current spouse, lineal ancestors, and/or descendants (whether by birth or adoption) and descendants (whether by birth or adoption) of the individual's siblings or former or then current spouse.

“FATCA” means Sections 1471 through 1474 of the Code, as of the Effective Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, and any agreement entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement in connection with the foregoing and any fiscal or regulatory legislation, rules or practices adopted pursuant to any such intergovernmental agreement.

“FCPA” has the meaning assigned to such term in Section 3.22.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Capital One on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means each of (i) that certain fee letter dated as of the Effective Date between the Borrower and the Administrative Agent and (ii) that certain fee letter dated as of the Effective Date between the Borrower and KeyBank National Association.

“Financial Officer” of any Person, means the chief financial officer, principal accounting officer, treasurer or controller of such Person, and each such other officer of such Person designated in writing by the Borrower to the Administrative Agent and approved by the Administrative Agent in its reasonable discretion.

“Financials” means the annual or quarterly financial statements, and accompanying certificates and other documents, including the corresponding Compliance Certificate, of the Borrower and its Subsidiaries required to be delivered pursuant to Section 5.01(a) or Section 5.01(b).

“First Tier Foreign Subsidiary” means each Foreign Subsidiary with respect to which any one or more of the Borrower and its Domestic Subsidiaries directly owns or Controls more than 50% of such Foreign Subsidiary’s issued and outstanding Equity Interests.

“Fixed Charge Coverage Ratio” means the ratio, as of the last day of any fiscal quarter, of (i) Consolidated EBITDA for the four fiscal quarter period ending on such day, minus (x) the unfinanced portion of Consolidated Capital Expenditures made during such period, (y) any federal, state, location and foreign taxes paid by the Borrower on income of the Borrower and its Subsidiaries during such period, and (z) all Restricted Payments paid in cash by the Borrower during such period under Section 6.07(d), Section 6.07(f) or Section 6.07(h), to (ii) Consolidated Fixed Charges for the four fiscal quarter period ending on such day.

“Flood Determination Information” has the meaning assigned to such term in Section 5.05(b).

“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender, with respect to such Borrower, that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender, with respect to such Borrower, that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.

“Foreign Subsidiary” means any Subsidiary which is not a Domestic Subsidiary.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the Issuing Bank, such Defaulting Lender’s Applicable Percentage of the total LC Exposure at such time, other than LC Exposure as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swingline Lender, such Defaulting Lender’s Applicable Percentage of the total Swingline Exposure at such time, other than Swingline Exposure as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders.

“Funded Debt” of any Person means all Indebtedness of such Person of the types described in clauses (a), (b), (d), (e) and (f) of the definition of “Indebtedness”.

“GAAP” means generally accepted accounting principles in the United States of America.

“Gaming Approval” means all licenses, permits, approvals, authorizations, registrations, findings of suitability, franchises, entitlements, waivers and exemptions issued by any Gaming Authority or under Gaming Laws necessary for or relating to conduct of gambling, gaming or casino and related activities or the manufacture, distribution, service or sale of alcoholic beverages, the ownership or the operation, management and development of any gaming operations and, in the case of the Borrower, including, without limitation, the ownership, operation, management and development of its businesses and assets and the businesses and assets of its Subsidiaries.

“Gaming Authorities” means (a) the Nevada Commission, (b) the Maryland Commission, (c) the Montana Commission and (d) any other Governmental Authority that holds regulatory, licensing or permit authority over gambling, gaming or casino activities conducted by the Borrower or its Subsidiaries within its jurisdiction, or the manufacture, distribution, service or sale of alcoholic beverages.

“Gaming Facility” means any gaming establishment, any traditional or non-traditional location at which gaming activities are conducted, and any other property or assets directly ancillary to any of the foregoing or used in connection therewith, including, without limitation, any casinos, hotels, resorts, theaters, parking facilities, recreational vehicle parks, timeshare operations, retail shops, restaurants, other buildings, land and other recreation and entertainment facilities, marinas, vessels, barges, ships and related equipment.

“Gaming Laws” means all statutes, rules, regulations, ordinances, codes, administrative or judicial orders or decrees or other laws pursuant to which any Gaming Authority possesses regulatory, licensing or permit authority over gambling, gaming or Gaming Facility activities conducted by the Borrower or any of its Subsidiaries within such Gaming Authority’s jurisdiction or relating to the manufacture, distribution, services or sale of alcoholic beverages.

“Gaming Taxes” means any Tax owing to or imposed by any Gaming Authority or any other Governmental Authority on account of gaming revenues or gaming, gambling or casino operations or otherwise pursuant to Gaming Laws.

“Global Intercompany Note” means a global intercompany note in substantially the form of Exhibit H pursuant to which intercompany obligations and advances owed by any Loan Party are subordinated to the Secured Obligations.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or any other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.

“Guaranty and Collateral Agreement” means that certain Guaranty and Collateral Agreement (including any and all supplements thereto), dated as of the Effective Date, between the Loan Parties and the Administrative Agent, for the benefit of the Administrative Agent and the other Secured Parties, and any other guaranty or collateral agreement entered into, after the Effective Date by any other Loan Party (as required by this Agreement or any other Loan Document), or any other Person.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hostile Acquisition” means (a) the acquisition of the Equity Interests of a Person through a tender offer or similar solicitation of the owners of such Equity Interests which has not been approved (prior to such acquisition) by the board of directors (or any other applicable governing body) of such Person or by similar action if such Person is not a corporation and (b) any such acquisition as to which such approval has been withdrawn.

“Immaterial Subsidiary” means any Subsidiary that, together with its direct and indirect Subsidiaries, as of the last day of the fiscal quarter of the Borrower most recently ended for which Financials have been (or were required to be) delivered, (a) did not have assets with a value in excess of 2.5% of Consolidated Total Assets or revenues representing in excess of 2.5% of total revenues of the Borrower and its Subsidiaries (for the four fiscal quarter period ending on such date) on a consolidated basis as of such date and (b) taken together with all other Immaterial Subsidiaries as of such date, did not have assets with a value in excess of 10.0% of Consolidated Total Assets or revenues representing in excess of 10.0% of total revenues of the Borrower and its Subsidiaries (for the four fiscal quarter period ending on such date) on a consolidated basis as of such date; provided, that the Borrower may elect in its sole discretion to exclude as an Immaterial Subsidiary any Subsidiary that would otherwise meet the definition thereof. The name of each Immaterial Subsidiary as of the Effective Date is set forth on Schedule 3.01.

“Increasing Lender” has the meaning assigned to such term in Section 2.20(a).

“Incremental Term Loan” has the meaning assigned to such term in Section 2.20(a).

“Incremental Term Loan Amendment” has the meaning assigned to such term in Section 2.20(f).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)     all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)     the maximum amount of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c)     net obligations of such Person under any Swap Agreement;

(d)     all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and not past due for more than ninety (90) days after the date on which such trade account was created);

(e)     indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)     all Capital Lease Obligations of such Person;

(g)     all obligations of such Person in respect of any Disqualified Equity Interest; and

(h)     all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Agreement on any date shall be deemed to be the Swap Termination Value thereof as of such date.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Information Memorandum” means the Confidential Information Memorandum dated June 2015 relating to the Borrower and the Transactions.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.07 in the form attached hereto as Exhibit D-2.

“Interest Payment Date” means (a) with respect to any Base Rate Loan (other than a Swingline Loan), the last day of each March, June, September and December and the Maturity Date, (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and the Maturity Date and (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid and the Maturity Date.

“Interest Period” means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interpolated Screen Rate” means, at any time and for any Interest Period, the rate per annum determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate which results at such time from interpolating on a linear basis between:

(a) the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is shorter than such Interest Period; and

(b) the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which is longer than such Interest Period.

“Investment” has the meaning assigned to such term in Section 6.04.

“IRS” means the United States Internal Revenue Service.

“Issuing Bank” means Capital One, in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.05(i). The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Jamul” means Lakes Jamul Development, LLC, a Minnesota limited liability company.

“Jamul Debt” means the Consolidated Restated Promissory Note of Jamul Indian Village, a federally recognized Indian tribe, dated April 24, 2014, effective as of August 29, 2012, in an aggregate principal amount of $60,000,000, issued in favor of Jamul.

“Jamul Disposition” means a Disposition of the Jamul Debt.

“Jamul Distribution” means a Restricted Payment in an amount not to exceed aggregate amount of gross cash proceeds received by the Borrower or any of its Subsidiaries (or any Unrestricted Subsidiary) from the Jamul Disposition net of amounts Invested pursuant to clause (b) of the definition of “Jamul Investment”.

“Jamul Investment” means any Investment in Jamul in order to allow Jamul to pay (a) reasonable and customary organizational expenses and (b) the costs and other expenses incurred by Jamul to protect, preserve or administer the Jamul Debt (including with respect to any amendment, waiver, consent, exercise of rights or enforcement thereof or thereunder) or in connection with any Jamul Disposition, including transaction costs.

“Joining Lender” has the meaning assigned to such term in Section 2.20(a).

“Joint Lead Arrangers” means each of Capital One and KeyBank National Association, in each case, in its capacity as joint lead arranger for the credit facilities evidenced by this Agreement.

“Landlord Personal Property Collateral Access Agreements” means an agreement, in form and substance reasonably acceptable to the Administrative Agent (it being understood and agreed that the form of the Landlord Personal Property Collateral Access Agreements delivered on the Effective Date is acceptable to the Administrative Agent), between the Administrative Agent and any lessor of real property where Collateral is located, whereby the lessor agrees, among other things, to (i) subordinate any interest, including, without limitation, any lien for rent or right to distrain for rent, that it may have to the lien of the Administrative Agent in and to any Collateral located on the lessor’s real property, (ii) provide the Administrative Agent with the right to enter upon the lessor’s real property for the purpose of inspecting, maintaining and removing the Collateral before and for a period of time after the expiration or earlier termination of the lease, and (iii) notify the Administrative Agent of any breach or default of the Borrower or one of its Subsidiaries under the applicable lease and provide the Administrative Agent with an opportunity to cure any such breach or default.

“Latest Maturity Date” means, at any date of determination, the latest Maturity Date applicable to any Loan or Commitment hereunder at such time, including the latest maturity date of any Extended Revolving Credit Commitments, Extended Term Loans or Incremental Term Loans, in each case as extended in accordance with this Agreement from time to time.

“LC Collateral Account” has the meaning assigned to such term in Section 2.05(j).

“LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a Lender hereunder pursuant to Section 2.20 or pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender and the Issuing Bank.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement.

“Letter of Credit Sublimit” means $10,000,000.

“Leverage Ratio” means the ratio, as of the last day of any fiscal quarter, of (i) all Consolidated Funded Debt on such day to (ii) Consolidated EBITDA for the four fiscal quarter period ending on such day.

“License Revocation” means the revocation, failure to renew or suspension of, or the appointment of a receiver, supervisor or similar official with respect to, any Gaming Approval (including any casino, gambling or gaming license issued by any Gaming Authority) covering any casino or Gaming Facility of the Borrower or any of its Subsidiaries; provided, that, solely for purposes of clause (r) of Article VII, any of the foregoing with respect to a Gaming Approval associated with a Route Agreement solely resulting from (i) matters pertaining to, or resulting from the action or inaction of, an unaffiliated third party associated therewith (so long as such loss could not reasonably be expected to result in a Material Adverse Effect) or (ii) the non-renewal of such Route Agreement by a party thereto, shall in each case not be deemed a License Revocation (so long as such loss could not reasonably be expected to result in a Material Adverse Effect).

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Liquor Laws” has the meaning assigned to such term in Section 9.20.

“Loan Documents” means this Agreement, any promissory notes issued pursuant to Section 2.09(e), each Fee Letter, any Letter of Credit applications, any Incremental Term Loan Amendment, any Extension Amendment, the Collateral Documents and all other agreements, instruments, documents and certificates identified in Section 4.01 executed and delivered to, or in favor of, the Administrative Agent or any Lenders and including all other pledges, powers of attorney, consents, assignments, contracts, notices, letter of credit agreements and all other written matter whether heretofore, now or hereafter executed by or on behalf of any Loan Party, and delivered to the Administrative Agent or any Lender in connection with this Agreement or the transactions contemplated hereby. Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to this Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative. Notwithstanding the foregoing, Treasury Services Agreements and Swap Agreements shall only be deemed to be Loan Documents for the purposes of the terms “Obligations” and “Secured Obligations”.

“Loan Parties” means, collectively, the Borrower and the Subsidiary Guarantors.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Maryland Commission” means the Maryland Lottery and Gaming Control Commission.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or financial condition of the Borrower and its Subsidiaries taken as a whole, (b) the ability of any Loan Party to perform any of its obligations under the Loan Documents or (c) the validity or enforceability of this Agreement or any other Loan Document or the rights or remedies of the Administrative Agent and the Lenders thereunder(excluding, with respect to this clause (c), any material adverse effect resulting solely from a Disqualification of any Lender).

“Material Contract” shall mean each contract or agreement to which the Borrower or any Subsidiary is a party, as of any date of determination, (i) accounting, individually, for more than 5.0% of the revenues or Consolidated EBITDA of the Loan Parties for the most recent four fiscal quarter period ending on or prior to such date of determination (for which financial statements are available), (ii) pursuant to which the Borrower or any Subsidiary is required to make payments or other consideration of $250,000 or more in any 12-month period (excluding Route Agreements), or (iii) the breach, cancellation, termination or non-renewal of which could reasonably be expected to have a Material Adverse Effect.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of the Borrower or any Subsidiary in an aggregate principal amount exceeding $10,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Subsidiary in respect of any Swap Agreement at any time shall be deemed to be the Swap Termination Value thereof at such time.

“Maturity Date” means, (i) with respect to the initial Term Loans July 31, 2020, (ii) with respect to the initial Revolving Commitments, July 31, 2020, (iii) with respect to any tranche of Extended Term Loans or Extended Revolving Commitments, the final maturity date as specified in the applicable Extension Amendment, and (iv) with respect to any Incremental Term Loans, the final maturity date as specified in the applicable Incremental Term Loan Amendment.

“Maximum Rate” has the meaning assigned to such term in Section 9.16.

“Merger Agreement” has the meaning assigned to such term in the recitals.

“Merger Subsidiary” has the meaning assigned to such term in the recitals.

“Montana Commission” means the Montana Department of Justice – Gambling Control Division.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means each mortgage, deed of trust or other agreement which conveys or evidences a Lien in favor of the Administrative Agent, for the benefit of the Administrative Agent and the Secured Parties, on real property of a Loan Party (whether owned in fee or leased), including any amendment, restatement, modification or supplement thereto.

“Mortgage Instruments” means such title reports, ALTA title insurance policies (with endorsements), evidence of zoning compliance, property insurance, flood certifications and flood insurance (and, if applicable FEMA form acknowledgements of insurance), opinions of counsel, ALTA surveys, appraisals (if reasonably requested by the Administrative Agent), environmental assessments and reports, mortgage tax affidavits and declarations and other similar information and related certifications as are reasonably requested by, and in form and substance reasonably acceptable to, the Administrative Agent from time to time.

“Mortgaged Property” means all real property, premises, franchises, rights and other property of any Loan Party (whether owned in fee or leased) that is subject to a Mortgage in favor of the Administrative Agent, for the benefit of the Administrative Agent and the Secured Parties. It is understood and agreed that, as of the Effective Date, the properties set forth on Schedule 1.01(C) are not intended to become Mortgaged Properties.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds” means, with respect to any event, (a) the cash proceeds received in respect of such event including (i) any cash received in respect of any non-cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but excluding any interest payments), but only as and when received, (ii) in the case of a casualty, insurance proceeds and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, in each case net of (b) the sum of (i) all reasonable fees and out-of-pocket expenses paid to third parties (other than Affiliates) in connection with such event, (ii) in the case of a sale, transfer or other disposition of an asset (including pursuant to a Sale and Leaseback transaction or a casualty or a condemnation or similar proceeding), the amount of all payments required to be made as a result of such event to repay Indebtedness (other than Loans) secured by such asset or otherwise subject to mandatory prepayment as a result of such event and (iii) the amount of all taxes paid (or reasonably estimated to be payable) and the amount of any reserves established to fund contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to such event (as determined reasonably and in good faith by a Financial Officer of the Borrower).

“Nevada Commission” means each of (i) the Nevada Gaming Commission and (ii) the Nevada State Gaming Control Board.

“Non-Consenting Lender” has the meaning assigned to such term in Section 2.19(c).

“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all LC Exposure, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations and indebtedness (including interest and fees accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), obligations and liabilities of any of the Borrower and its Subsidiaries to any of the Lenders, the Administrative Agent, the Issuing Bank or any indemnified party, individually or collectively, existing on the Effective Date or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, arising or incurred under this Agreement or any of the other Loan Documents or in respect of any of the Loans made or reimbursement or other obligations incurred or any of the Letters of Credit or other instruments at any time evidencing any thereof.

“OFAC” has the meaning assigned to such term in Section 3.20.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.19).

“Participant” has the meaning assigned to such term in Section 9.04.

“Participant Register” has the meaning assigned to such term in Section 9.04(c).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Pension Act” means the Pension Protection Act of 2006.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum funding standards and minimum required contributions (including any installment payment thereof) to Plans and Multiemployer Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Perfection Certificate” means the Perfection Certificate with respect to the Borrower and the other Loan Parties in a form reasonably satisfactory to the Administrative Agent.

“Permitted Acquisition” means any acquisition (whether by purchase, merger, consolidation or otherwise but excluding in any event a Hostile Acquisition) or series of related acquisitions by the Borrower or any Subsidiary of (i) all or substantially all the assets of or (ii) all or substantially all the Equity Interests in, a Person or division or line of business of a Person, if, (a) at the time of and immediately after giving effect thereto, no Default or Event of Default has occurred and is continuing or would arise after giving effect (including giving effect on a pro forma basis) thereto; provided, however, that with respect to a proposed acquisition pursuant to an executed acquisition agreement, at the option of the Borrower, the determination of whether such a Default or Event of Default exists shall be made solely at the time of the execution of the acquisition agreement related to such Permitted Acquisition, unless all or a portion of the consideration for such proposed acquisition is funded with the proceeds of any Incremental Term Loans, in which case such determination shall be made by the Lenders providing such Incremental Term Loans, (b) such Person or division or line of business is engaged in the same or a similar line of business as the Borrower and its Subsidiaries or business reasonably related thereto, (c) no less than fifteen (15) Business Days prior to the proposed closing date thereof, the Borrower shall have delivered written notice of such acquisition to the Administrative Agent and the Lenders, which notice shall include the proposed closing date thereof, (d) all actions required to be taken with respect to such acquired or newly formed Subsidiary under Section 5.11 shall have been, or will timely be, taken in accordance with the terms of Section 5.11, (e) at the time of and immediately after giving effect thereto, the Borrower and its Subsidiaries are in compliance, on a pro forma basis, with the covenants contained in Section 6.12 recomputed as of the last day of the most recently ended fiscal quarter of the Borrower for which financial statements are available, as if such acquisition (and any related incurrence or repayment of Indebtedness, with any new Indebtedness being deemed to be amortized over the applicable testing period in accordance with its terms) had occurred on the first day of each relevant period for testing such compliance and, if the aggregate consideration paid in respect of such acquisition exceeds $10,000,000, the Borrower shall have delivered to the Administrative Agent a certificate of a Financial Officer of the Borrower to such effect, together with all relevant financial information, statements and projections reasonably requested by the Administrative Agent; provided, however, that with respect to a proposed acquisition pursuant to an executed acquisition agreement, at the option of the Borrower, the determination of whether the Borrower and its Subsidiaries are in pro forma compliance with the covenants contained in Section 6.12 shall be made solely at the time of the execution of the acquisition agreement related to such Permitted Acquisition, (f) in the case of an acquisition, merger or consolidation involving the Borrower or a Subsidiary, the Borrower or such Subsidiary (or another Person that merges or consolidates with such Subsidiary and that, immediately after the consummation of such merger or consolidation, becomes a Subsidiary) is the surviving entity of such acquisition, merger and/or consolidation, and (g) the Borrower shall have delivered to the Administrative Agent a certificate of a Financial Officer of the Borrower certifying that all of the requirements set forth above have been satisfied or will be satisfied on or prior to the consummation of such acquisition.

“Permitted Encumbrances” means:

(a)     Liens imposed by law for Taxes that are not yet due or are being contested in compliance with Section 5.04;

(b)     landlords’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than thirty (30) days or are being contested in compliance with Section 5.04;

(c)     Liens (including pledges and deposits) arising or incurred in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations (other than any Lien imposed by ERISA);

(d)     deposits to secure the performance of tenders, statutory obligations, government contracts, return of money bonds, bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e)     Liens arising out of judgments or awards that do not constitute an Event of Default under clause (k) of Article VII;

(f)     easements, zoning restrictions, covenants, rights-of-way and similar encumbrances, minor defects in title or irregularities on or affecting real property that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary;

(g)     Liens created under or pursuant to any Route Agreement or other similar instrument or agreement entered into in the ordinary course of business of the Borrower or any Subsidiary which consists of a landlord’s lien under any Route Agreement (so long as such Lien (i) attaches only to assets of the Borrower or such Subsidiary subject to such Route Agreement, (ii) the assets subject to such Lien consist solely of assets located at the location subject to such Route Agreement and in no case includes cash and (iii) such Lien in no case attaches to gaming machines or other rights of the Loan Parties with respect thereto);

(h)     any interest or title of a lessor or sublessor under any lease of real property to the Borrower or any Subsidiary; and

(i)     space leases and subleases affecting any real property for or relating to ancillary or complimentary services which provide benefits or amenities to the patrons of such real property;

provided that, the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Holders” means each of (a) Blake L. Sartini, (b) Lyle Berman, (c) any member of the Family Group of Blake L. Sartini or Lyle Berman, (d) any estate of a deceased individual identified in clauses (a), (b) or (c) above and (e) any controlled Affiliate (other than any Loan Party or any Subsidiary of any Loan Party) of any Person identified in clauses (a), (b), (c) and (d) above.

“Permitted Investments” means:

(a)     direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b)     investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(c)     investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d)     fully collateralized repurchase agreements with a term of not more than thirty (30) days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; and

(e)     money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.

“Permitted Prior Liens” means Liens permitted under Section 6.02 that have priority over the Liens securing the Secured Obligations as a matter of law.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (as defined in Section 3(2) of ERISA other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 or 430 of the Code or Section 302 or 303 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” means any electronic system, including Intralinks®, ClearPar® and any other internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent, the Issuing Bank, any of their respective Related Parties or any other Person, providing for access to data protected by passcodes or other security system.

“Pledge Subsidiary” means (i) each Domestic Subsidiary and (ii) each First Tier Foreign Subsidiary other than, in each case, (A) any Unrestricted Subsidiary and (B) any Subsidiary, the Equity Interests of which constitute Excluded Property.

“Prepayment Event” means:

(a)     any sale, transfer or other Disposition (including pursuant to a Sale and Leaseback Transaction) of any property or asset of the Borrower or any Subsidiary, other than Dispositions described in Section 6.03(a) (except for Section 6.03(a)(viii)(F)); or

(b)     any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset, or related group of properties or assets, of the Borrower or any Subsidiary with a fair market value immediately prior to such event equal to or greater than $2,500,000; or

(c)     the incurrence by the Borrower or any Subsidiary of any Indebtedness, other than Indebtedness permitted under Section 6.01.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by Capital One as its prime rate; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective. The “prime rate” is a rate set by Capital One based upon various factors including Capital One’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.

“Qualified Equity Interests” means any Equity Interests that are not Disqualified Equity Interests.

“Recipient” means (a) the Administrative Agent, (b) any Lender and (c) the Issuing Bank, as applicable.

“Register” has the meaning assigned to such term in Section 9.04.

“Related Location” means, any property or location owned by an Affiliate of the Borrower (other than a Subsidiary) at which the Borrower or any Subsidiary maintains or operates any gaming device or equipment.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and such Person’s Affiliates.

“Required Lenders” means, at any time, Lenders having Credit Exposures and unused Commitments representing more than 50% of the sum of the total Credit Exposures and unused Commitments at such time; provided that, the Credit Exposures and unused Commitments of any Defaulting Lender shall be disregarded in determining Required Lenders at any time; provided, further, that if there are two or more Lenders who are not Defaulting Lenders, then Required Lenders shall constitute at least two such Lenders.

“Responsible Officer” of any Person, means the chief executive officer, president or a Financial Officer of such Person, and each such other officer of such Person designated in writing by the Borrower to the Administrative Agent and approved by the Administrative Agent in its reasonable discretion.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Borrower or any Subsidiary or any option, warrant or other right to acquire any such Equity Interests in the Borrower or any Subsidiary.

“Revolver Extension Request” has the meaning assigned to such term in Section 2.22(b)(i).

“Revolver Extension Series” has the meaning assigned to such term in Section 2.22(b)(ii).

“Revolving Commitment” means, with respect to each Lender, the commitment, if any, to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) reduced or terminated from time to time pursuant to Section 2.08, (b) increased from time to time pursuant to Section 2.20, (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04 or (d) extended from time to time pursuant to Section 2.22. The initial amount of each Lender’s Revolving Commitment is set forth on Schedule 2.01, or in the applicable documentation pursuant to which such Lender shall have assumed its Revolving Commitment pursuant to the terms hereof, as applicable. The initial aggregate amount of the Revolving Lenders’ Revolving Commitments is $40,000,000.

“Revolving Credit Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Revolving Commitments.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans and its LC Exposure and Swingline Exposure at such time.

“Revolving Lender” means, as of any date of determination, each Lender that has a Revolving Commitment or, if the Revolving Commitments have terminated or expired, a Lender with Revolving Credit Exposure.

“Revolving Loan” means a Loan made pursuant to Section 2.01.

“Rocky Gap Leasehold Delivery Date” means the date upon which the Administrative Agent has received the items described on Schedule 5.15 under the heading “Rocky Gap Leasehold Deliveries”.

“Rocky Gap Property” means that certain property leased by Evitts Resort, LLC, a Maryland limited liability company, pursuant to that certain Amended and Restated Ground Lease, dated August 3, 2012, with the State of Maryland, to the use of the Department of Natural Resources, for real property located in Allegany County, Maryland consisting of approximately 268 acres generally located at 16701 Lakeview Road NE, Flintstone, Maryland 21530.

“Route Agreement” means any written agreement entered into by the Borrower or any Subsidiary with another Person providing for the right to install, maintain and operate slot machines, video poker machines or other approved electronic gaming devices at premises owned or operated by such Person.

“Route Signing Expenditures” means monetary payments made to Persons who are not Affiliates of the Borrower in the ordinary course of business in connection with the entering into (or renewal or extension) of Route Agreements (including in the form of signing bonuses or signing loans).

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business.

“Sale and Leaseback Transaction” means any sale or other transfer of any property or asset by any Person with the intent to lease such property or asset as lessee.

“Screen Rate” has the meaning assigned to such term in the definition of “Eurodollar Rate”.

“SDN List” has the meaning assigned to such term in Section 3.20.

“SEC” means the United States Securities and Exchange Commission.

“Secured Obligations” means all Obligations, together with all Swap Obligations and Treasury Services Obligations owing to one or more Secured Parties.

“Secured Parties” means the holders of the Secured Obligations from time to time and shall include (i) each Lender and the Issuing Bank in respect of its Loans and LC Exposure respectively, (ii) the Administrative Agent, the Issuing Bank and the Lenders in respect of all other present and future obligations and liabilities of the Borrower and each Subsidiary of every type and description arising under or in connection with this Agreement or any other Loan Document, (iii) each Lender and affiliate of such Lender in respect of Swap Agreements and Treasury Services Agreements entered into with such Person by the Borrower or any Subsidiary, (iv) each indemnified party under Section 9.03 in respect of the obligations and liabilities of the Borrower to such Person hereunder and under the other Loan Documents, and (v) their respective successors and (in the case of a Lender, permitted) transferees and assigns.

“Securities Act” means the United States Securities Act of 1933.

“Solvent” means, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in the good faith judgment of the Borrower, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Swap Obligations” means any and all Swap Obligations that, within at least ten (10) days (or such later date as the Administrative Agent may agree to in its sole discretion) from the date that any transaction relating to any such Swap Obligation is executed, the Secured Party party thereto (other than Capital One) shall have delivered written notice to the Administrative Agent that such a transaction has been entered into and that it constitutes a Specified Swap Obligation.

“Specified Treasury Services Obligations” means any and all Treasury Services Obligations that, within at least ten (10) days (or such later date as the Administrative Agent may agree to in its sole discretion) from the date that any transaction relating to any such Treasury Services Obligation is executed, the Secured Party party thereto (other than Capital One) shall have delivered written notice to the Administrative Agent that such a transaction has been entered into and that it constitutes a Specified Treasury Services Obligation.

“Subordinated Indebtedness” means any Indebtedness of the Borrower or any Subsidiary the payment of which is subordinated to payment of the Obligations.

“Subordinated Indebtedness Documents” means any document, agreement or instrument evidencing any Subordinated Indebtedness or entered into in connection with any Subordinated Indebtedness.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other Equity Interests having ordinary voting power for the election of directors or other governing body (other than securities or other Equity Interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise Controlled by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower. Notwithstanding the foregoing (and except for purposes of the definition of “Unrestricted Subsidiary” contained herein) an Unrestricted Subsidiary shall be deemed not to be a Subsidiary of the Borrower or any of its Subsidiaries for purposes of this Agreement.

“Subsidiary Guarantor” means each Subsidiary (other than any Excluded Subsidiary) that is, or becomes, a party to the Guaranty and Collateral Agreement. The Subsidiary Guarantors on the Effective Date are identified as such in Schedule 3.01 hereto.

“Swap Agreement” means any agreement, contract or transaction, which is (a) an interest rate swap, option, future, or forward agreement, including a rate floor, rate cap, rate collar, cross-currency rate swap, and basis swap, (b) a spot, same day-tomorrow, tomorrow-next, forward, or other foreign exchange, precious metals, or other commodity agreement, (c) a currency swap, option, future, or forward agreement, (d) an equity index or equity swap, option, future, or forward agreement, (e) a debt index or debt swap, option, future, or forward agreement, (f) a total return, credit spread or credit swap, option, future, or forward agreement, (g) a commodity index or a commodity swap, option, future, or forward agreement, (h) a weather swap, option, future, or forward agreement, (i) an emissions swap, option, future, or forward agreement, (j) an inflation swap, option, future, or forward agreement, (k) an energy swap, option, future or forward agreement, (l) a metal swap, option, future or forward agreement, (m) an agricultural swap, option, future or forward agreement, (n) any agreement, contract or transaction that is similar to any other agreement or transaction referred to in the foregoing clauses (a) - (m) and that (x) is of a type that is the subject of recurrent dealings in the swap or other derivatives markets (including terms and conditions incorporated by reference therein), and (y) is a forward, swap, future, option, or spot transaction on one or more rates, currencies, commodities, equity securities, or other equity instruments, debt securities or other debt instruments, quantitative measures associated with an occurrence, extent of an occurrence, or contingency associated with a financial, commercial, or economic consequence, or economic or financial indices or measures of economic or financial risk or value, (o) any combination of agreements, contracts or transactions referred to in the foregoing clauses (a)-(n) or (p) any option to enter into an agreement, contract or transaction referred to in the foregoing clauses (a)-(o); provided that, in each case, no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or any Subsidiary shall be a Swap Agreement.

“Swap Obligations” means any and all obligations of the Borrower or any Subsidiary, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Swap Agreements permitted hereunder with a Lender or an Affiliate of a Lender, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any such Swap Agreement transaction; provided that, “Swap Obligations” shall not include any Excluded Swap Obligations.

“Swap Termination Value” means, in respect of any one or more Swap Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Agreements, (a) for any date on or after the date such Swap Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Agreements (which may include a Lender or any Affiliate of a Lender).

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.

“Swingline Lender” means Capital One, in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” means a Loan made pursuant to Section 2.04.

“Swingline Sublimit” means $2,500,000.

“Syndication Agent” means KeyBank National Association, in its capacity as syndication agent for the credit facilities evidenced by this Agreement.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Lender” means, as of any date of determination, each Lender having a Term Loan Commitment or that holds Term Loans.

“Term Loan Commitment” means (a) as to any Term Lender, the aggregate commitment of such Term Lender to make Term Loans as set forth on Schedule 2.01 or in the most recent Assignment Agreement or other documentation contemplated hereby executed by such Term Lender, as such commitment may be increased from time to time pursuant to an Incremental Term Loan Amendment and (b) as to all Term Lenders, the aggregate commitment of all Term Lenders to make Term Loans, which aggregate commitment shall be $120,000,000 on the Effective Date. After advancing the Term Loan, each reference to a Term Lender’s Term Loan Commitment shall refer to that Term Lender’s Applicable Percentage of the Term Loans.

“Term Loan Extension Request” has the meaning assigned to such term in Section 2.22(a)(i).

“Term Loan Extension Series” has the meaning assigned to such term in Section 2.22(a)(ii).

“Term Loans” means the term loans made by the Term Lenders to the Borrower pursuant to Section 2.01.

“Transaction Costs” means any charges, fees or expenses incurred or paid by the Borrower or any of its Subsidiaries or any of their Affiliates in connection with the Transactions, this Agreement and the other Loan Documents, the Merger Agreement and the transactions contemplated hereby and thereby (including charges associated with extinguishment of the Existing Indebtedness).

“Transactions” means the execution, delivery and performance by the Loan Parties of this Agreement and the other Loan Documents, the borrowing of Loans and other credit extensions, the use of the proceeds thereof, the issuance of Letters of Credit hereunder, and the consummation of the transactions under the Merger Agreement, including, without limitation, the repayment on the Effective Date of the Existing Indebtedness.

“Treasury Services” means each and any of the following bank services provided to the Borrower or any Subsidiary by any Lender or any of its Affiliates: (a) credit cards for commercial customers (including, without limitation, commercial credit cards and purchasing cards), (b) debit cards, (c) stored value cards and (d) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).

“Treasury Services Agreement” means any agreement entered into by the Borrower or any Subsidiary in connection with Treasury Services.

“Treasury Services Obligations” means any and all obligations of the Borrower or any Subsidiary, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Treasury Services.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Eurodollar Rate or the Base Rate.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the issue of perfection of security interests.

“Unliquidated Obligations” means, at any time, any Secured Obligations (or portion thereof) that are contingent in nature or unliquidated at such time, including any Secured Obligation that is: (i) an obligation to reimburse a bank for drawings not yet made under a letter of credit issued by it; (ii) any other obligation (including any guarantee) that is contingent in nature at such time; or (iii) an obligation to provide collateral to secure any of the foregoing types of obligations.

“Unrestricted Subsidiary” means (i) any Subsidiary of the Borrower identified on Schedule 1.01(B) on the Effective Date and (ii) any other Subsidiary of the Borrower designated by the Borrower as an Unrestricted Subsidiary pursuant to Section 5.13 after the Effective Date.

“U.S. Person” means a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.17(g)(ii)(B)(3).

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (ii) the then outstanding principal amount of such Indebtedness.

“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person of which securities (except for directors’ qualifying shares as required by law) or other ownership interests representing 100% of the Equity Interests are, at the time any determination is being made, owned, Controlled or held by such Person or one or more wholly owned Subsidiaries of such Person or by such Person and one or more wholly owned Subsidiaries of such Person. Unless otherwise qualified, all references to a “Wholly Owned Subsidiary” or to “Wholly Owned Subsidiaries” in this Agreement and the other Loan Documents shall refer to a Wholly Owned Subsidiary or Wholly Owned Subsidiaries of the Borrower.

“Withholding Agent” means any Loan Party and the Administrative Agent.

SECTION 1.02.     Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Borrowing”).

SECTION 1.03.     Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply), and all judgments, orders and decrees, of all Governmental Authorities. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04.     Accounting Terms; GAAP; Pro Forma Calculations. (a) Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein and (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof. Notwithstanding any other provision contained herein, any lease that is treated as an operating lease for purposes of GAAP as of the Effective Date shall not be treated as Indebtedness or as a Capital Lease Obligation and shall continue to be treated as an operating lease (and any future lease, if it were in effect on the Effective Date, that would be treated as an operating lease for purposes of GAAP as of the Effective Date shall be treated as an operating lease), in each case for purposes of this Agreement, notwithstanding any actual or proposed change in GAAP after the Effective Date

(b)     All pro forma computations required to be made hereunder, including the calculation of Consolidated EBITDA, giving effect to any acquisition or disposition, or issuance, incurrence or assumption of Indebtedness, or other transaction shall in each case be calculated giving pro forma effect thereto (and, in the case of any pro forma computation made hereunder to determine whether such acquisition or disposition, or issuance, incurrence or assumption of Indebtedness, or other transaction is permitted to be consummated hereunder, to any other such transaction consummated since the first day of the period covered by any component of such pro forma computation and on or prior to the date of such computation) as if such transaction had occurred on the first day of the period of four consecutive fiscal quarters ending with the most recent fiscal quarter for which financial statements shall have been delivered pursuant to Section 5.01(a) or 5.01(b) (or, prior to the delivery of any such financial statements, ending with the last fiscal quarter included in the financial statements referred to in Section 3.04(a)). If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Swap Agreement applicable to such Indebtedness).

SECTION 1.05.     Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

SECTION 1.06.     Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

SECTION 1.07.     Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that by its terms provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

SECTION 1.08.     Status of Obligations. In the event that the Borrower or any other Loan Party shall at any time issue or have outstanding any Subordinated Indebtedness, the Borrower shall take or cause such other Loan Party to take all such actions as shall be necessary to cause the Secured Obligations to constitute senior indebtedness (however denominated) in respect of such Subordinated Indebtedness and to enable the Administrative Agent and the Lenders to have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Indebtedness. Without limiting the foregoing, the Obligations are hereby designated as “senior indebtedness” and as “designated senior indebtedness” and words of similar import under and in respect of any indenture or other agreement or instrument under which such Subordinated Indebtedness is outstanding and are further given all such other designations as shall be required under the terms of any such Subordinated Indebtedness in order that the Lenders may have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Indebtedness.

ARTICLE II

The Credits

SECTION 2.01.     Commitments. Subject to the terms and conditions set forth herein, (a) each Revolving Lender agrees to make Revolving Loans to the Borrower in Dollars from time to time during the Revolving Credit Availability Period in an aggregate principal amount that will not result in (i) the amount of such Lender’s Revolving Credit Exposure exceeding such Lender’s Revolving Commitment or (ii) the sum of the total Revolving Credit Exposures exceeding the aggregate Revolving Commitments, and (b) each Term Lender with a Term Loan Commitment agrees to make a Term Loan to the Borrower in Dollars on the Effective Date, in an amount equal to such Lender’s Term Loan Commitment by making immediately available funds available to the Administrative Agent’s designated account, not later than the time specified by the Administrative Agent. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans. Amounts repaid or prepaid in respect of Term Loans may not be reborrowed. The aggregate amount of Revolving Loans made on the Effective Date shall not exceed $25,000,000.

SECTION 2.02.     Loans and Borrowings. (a) Each Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the applicable Lenders ratably in accordance with their respective Commitments of the applicable Class. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required. Any Swingline Loan shall be made in accordance with the procedures set forth in Section 2.04. The Term Loans shall amortize as set forth in Section 2.09.

(b)     Subject to Section 2.14, each Revolving Borrowing and Term Loan Borrowing shall be comprised entirely of Base Rate Loans or Eurodollar Loans as the Borrower may request in accordance herewith; provided that all Borrowings made on the Effective Date shall be made as Base Rate Borrowings (which may be subsequently converted into Eurodollar Borrowings in accordance with Section 2.07) unless the Administrative Agent receives a duly executed Borrowing Request by 11:00 a.m. at least two Business Days prior to the Effective Date and, simultaneously therewith, a duly executed funding indemnity letter in form and substance reasonably satisfactory to the Administrative Agent. Each Swingline Loan shall be a Base Rate Loan. Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan (and in the case of an Affiliate, the provisions of Sections 2.14, 2.15, 2.16 and 2.17 shall apply to such Affiliate to the same extent as to such Lender); provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c)     At the commencement of each Interest Period for any Eurodollar Revolving Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $500,000. At the time that each Base Rate Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $500,000; provided that a Base Rate Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the aggregate Revolving Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e). Each Swingline Loan shall be in an amount that is an integral multiple of $100,000 and not less than $500,000. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of ten (10) Eurodollar Borrowings outstanding.

(d)     Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

SECTION 2.03.     Requests for Borrowings. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 11:00 a.m. three (3) Business Days before the date of the proposed Borrowing or (b) in the case of a Base Rate Borrowing, not later than 11:00 a.m. one (1) Business Day before the date of the proposed Borrowing; provided that any such notice of a Base Rate Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e) may be given not later than 10:00 a.m. on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i)     the aggregate amount of the requested Borrowing;

(ii)     the date of such Borrowing, which shall be a Business Day;

(iii)     whether such Borrowing is to be a Base Rate Borrowing or a Eurodollar Borrowing and whether such Borrowing is a Revolving Borrowing or a Term Loan Borrowing;

(iv)     in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v)     the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06.

If no election as to the Type of Revolving Borrowing is specified, then the requested Revolving Borrowing shall be a Base Rate Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Revolving Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04.     Swingline Loans. (a) Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans in Dollars to the Borrower from time to time during the Revolving Credit Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding the Swingline Sublimit or (ii) the sum of the total Revolving Credit Exposures exceeding the aggregate Revolving Commitments; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans.

(b)     To request a Swingline Loan, the Borrower shall notify the Administrative Agent of such request by telephone (confirmed by telecopy), not later than 12:00 p.m. on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Borrower. The Swingline Lender shall make each Swingline Loan available to the Borrower by means of a credit to the general deposit account of the Borrower with the Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e), by remittance to the Issuing Bank) by 3:00 p.m. on the requested date of such Swingline Loan.

(c)     The Swingline Lender may by written notice given to the Administrative Agent not later than 10:00 a.m. on any Business Day require the Revolving Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Revolving Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Revolving Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Revolving Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.

SECTION 2.05.     Letters of Credit. (a) General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit denominated in Dollars as the applicant thereof for the support of its or its Subsidiaries’ obligations, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Revolving Credit Availability Period. Subject to the terms and conditions set forth in this Agreement, the Issuing Bank agrees, in reliance on the agreements of the other Revolving Lenders set forth in this Section 2.05, to issue Letters of Credit at any time and from time to time during the Revolving Credit Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. The Borrower unconditionally and irrevocably agrees that, in connection with any Letter of Credit issued for the support of any Subsidiary’s obligations as provided in the first sentence of this paragraph, the Borrower will be fully responsible for the reimbursement of LC Disbursements in accordance with the terms hereof, the payment of interest thereon and the payment of fees due under Section 2.11(b) to the same extent as if it were the sole account party in respect of such Letter of Credit (the Borrower hereby irrevocably waiving any defenses that might otherwise be available to it as a guarantor or surety of the obligations of such a Subsidiary that is an account party in respect of any such Letter of Credit).

(b)     Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with the terms of Section 2.05(c)), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Issuing Bank, the Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the amount of the LC Exposure shall not exceed the Letter of Credit Sublimit and (ii) the sum of the total Revolving Credit Exposures shall not exceed the aggregate Revolving Commitments.

(c)     Expiration Date. Each Letter of Credit shall expire (or be subject to termination by notice from the Issuing Bank to the beneficiary thereof) at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five (5) Business Days prior to the Maturity Date; provided, that the expiry date of any Letter of Credit may occur after the Maturity Date if, not later than 30 days prior to the Maturity Date, the Borrower provides Cash Collateral for such Letter of Credit or such Letter of Credit is backstopped, in each case, pursuant to arrangements reasonably satisfactory to the Issuing Bank..

(d)     Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Revolving Lenders, the Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrower on the date due as provided in Section 2.05(e), or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)     Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent in Dollars the amount equal to such LC Disbursement, calculated as of the date the Issuing Bank made such LC Disbursement not later than 12:00 p.m. on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m. on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 12:00 p.m. on the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that, the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or Section 2.04 that such payment be financed with a Base Rate Revolving Borrowing or Swingline Loan in an equivalent amount of such LC Disbursement and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Base Rate Revolving Borrowing or Swingline Loan. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear. Any payment made by a Revolving Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of Base Rate Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f)     Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in Section 2.05(e) shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.05(f), constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Revolving Lenders nor the Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g)     Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement.

(h)     Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to Base Rate Revolving Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to Section 2.05(e), then Section 2.12(c) shall apply. Interest accrued pursuant to this Section 2.05(h) shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to Section 2.05(e) to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i)     Replacement of Issuing Bank. The Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Revolving Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.11(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit then outstanding and issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j)     Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of Cash Collateral pursuant to this Section 2.05(j), the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Revolving Lenders (the “LC Collateral Account”), an amount in cash equal to 105% of the amount of the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such Cash Collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (h) or (i) of Article VII. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the Secured Obligations. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account and the Borrower hereby grants the Administrative Agent a security interest in the LC Collateral Account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other Secured Obligations. If the Borrower is required to provide an amount of Cash Collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three (3) Business Days after all Events of Default have been cured or waived.

SECTION 2.06.     Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 p.m. to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Term Loans shall be made as provided in Section 2.01(b); provided, further, that Swingline Loans shall be made as provided in Section 2.04. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower designated by it in the applicable Borrowing Request; provided that Base Rate Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e) shall be remitted by the Administrative Agent to the Issuing Bank.

(b)     Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.06(a) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to Base Rate Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.07.     Interest Elections. (a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.07. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section 2.07 shall not apply to Swingline Borrowings, which may not be converted or continued.

(b)     To make an election pursuant to this Section 2.07, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request signed by the Borrower. Notwithstanding any contrary provision herein, this Section 2.07 shall not be construed to permit the Borrower to (i) elect an Interest Period for Eurodollar Loans that does not comply with Section 2.02(d) or (ii) convert any Borrowing to a Borrowing of a Type not available under the Class of Commitments pursuant to which such Borrowing was made.

(c)     Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)     the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)     the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)     whether the resulting Borrowing is to be a Base Rate Borrowing or a Eurodollar Borrowing; and

(iv)     if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which Interest Period shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d)     Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)     If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period, such Borrowing shall be converted to a Base Rate Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to a Base Rate Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.08.     Termination and Reduction of Commitments. (a) Unless previously terminated, (i) the Term Loan Commitments shall terminate at 4:00 p.m. on the Effective Date and (ii) all other Commitments shall terminate on the Maturity Date.

(b)     The Borrower may at any time terminate, or from time to time reduce, the Revolving Commitments; provided that (i) each reduction of the Revolving Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $1,000,000 and (ii) the Borrower shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.10, the sum of the Revolving Credit Exposures would exceed the aggregate Revolving Commitments.

(c)     The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under Section 2.08(b) at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section 2.08 shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

SECTION 2.09.     Repayment and Amortization of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Revolving Lender the then unpaid principal amount of each Revolving Loan on the Maturity Date and (ii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Maturity Date and the date that occurs ten (10) Business Days after such Swingline Loan is made; provided that on each date that a Revolving Borrowing is made, the Borrower shall repay all Swingline Loans then outstanding. The Borrower shall repay Term Loans on each date set forth below in the aggregate principal amount set forth opposite such date (as adjusted from time to time pursuant to Section 2.10(a) and Section 2.10(d)):

Date	Amount
December 31, 2015	$1,500,000
March 31, 2016	$1,500,000
June 30, 2016	$1,500,000
September 30, 2016	$1,500,000
December 31, 2016	$2,250,000

Date	Amount
March 31, 2017	$2,250,000
June 30, 2017	$2,250,000
September 30, 2017	$2,250,000
December 31, 2017	$2,250,000
March 31, 2018	$2,250,000
June 30, 2018	$2,250,000
September 30, 2018	$2,250,000
December 31, 2018	$3,000,000
March 31, 2019	$3,000,000
June 30, 2019	$3,000,000
September 30, 2019	$3,000,000
December 31, 2019	$4,500,000
March 31, 2020	$4,500,000
June 30, 2020	$4,500,000
September 30, 2020	$4,500,000

To the extent not previously repaid, all unpaid Term Loans shall be paid in full on the Maturity Date.

(b)     Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)     The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d)     The entries made in the accounts maintained pursuant to Section 2.09(b) or 2.09(c) shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e)     Any Lender may request that Loans made by it be evidenced by a promissory note, it being acknowledged that each Lender so requesting a promissory note, prior to receiving such promissory note, shall complete and file with the Maryland Commission an Institutional Investor Waiver Application Form that is approved by the Maryland Commission . In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in substantially the form set forth on Exhibit E hereto (or such other form as may be approved by the Borrower and the Administrative Agent). Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.10.     Prepayment of Loans. (a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with the provisions of this Section 2.10(a). The Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Revolving Borrowing, not later than 12:00 p.m. three (3) Business Days before the date of prepayment, (ii) in the case of prepayment of a Base Rate Borrowing, not later than 12:00 p.m. one (1) Business Day before the date of prepayment or (iii) in the case of prepayment of a Swingline Loan, not later than 2:00 p.m. on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.08, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.08. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Revolving Borrowing shall be applied ratably to the Revolving Loans included in the prepaid Revolving Borrowing, each voluntary prepayment of a Term Loan Borrowing shall be applied ratably to the Term Loans included in the prepaid Term Loan Borrowing as directed by the Borrower or, absent such direction, ratably in accordance with the then outstanding amounts thereof and each mandatory prepayment of a Term Loan Borrowing shall be applied in accordance with Section 2.10(d). Prepayments shall be accompanied by (i) accrued interest to the extent required by Section 2.12 and (ii) break funding payments pursuant to Section 2.16.

(b)     In the event and on each occasion that any Net Cash Proceeds are received by or on behalf of the Borrower or any of its Subsidiaries in respect of any Prepayment Event, the Borrower shall, immediately after such Net Cash Proceeds are received, prepay the Obligations as set forth in Section 2.10(d) in an aggregate amount equal to 100% of such Net Cash Proceeds; provided that, in the case of any event described in clause (a) or (b) of the definition of the term “Prepayment Event”, if the Borrower shall deliver to the Administrative Agent a certificate of a Financial Officer of the Borrower to the effect that the Borrower or its relevant Subsidiaries intend to apply (or contractually commit to apply) the Net Cash Proceeds from such event (or a portion thereof specified in such certificate), within twelve months after receipt of such Net Cash Proceeds, to acquire (or replace or rebuild) real property, equipment or other tangible assets (excluding inventory) to be used in the business of the Borrower and/or its Subsidiaries, and certifying that no Default or Event of Default has occurred and is continuing, then no prepayment shall be required pursuant to this paragraph in respect of the Net Cash Proceeds specified in such certificate; provided further that to the extent of any such Net Cash Proceeds therefrom that have not been so applied (or contractually committed to be so applied) by the end of such twelve month period, at which time a prepayment shall be required in an amount equal to such Net Cash Proceeds that have not been so applied (unless any such Net Cash Proceeds have been contractually committed to be so applied, then a prepayment shall not be required until the earlier of (i) termination of such contract and (ii) the date that is six months after the end of such original twelve month period).

(c)     [Reserved.]

(d)     All such amounts pursuant to Section 2.10(b) shall be applied, first to prepay the Term Loans (to be applied to installments of the Term Loans in inverse order of maturity) and second to prepay the Revolving Loans (including Swing Line Loans) without a corresponding reduction in the Revolving Commitments and to Cash Collateralize outstanding LC Exposure. Except as otherwise provided in any Extension Amendment or any Incremental Term Loan Amendment or as otherwise provided herein, each prepayment of Term Loans pursuant to this Section 2.10 shall be applied ratably to each Class of Term Loans then outstanding.

(e)     If at any time the sum of the aggregate principal amount of all of the Revolving Credit Exposures exceeds the aggregate Revolving Commitment, the Borrower shall immediately repay Borrowings or Cash Collateralize LC Exposure in an account with the Administrative Agent pursuant to Section 2.05(j), as applicable, in an aggregate principal amount sufficient to cause the aggregate principal amount of all Revolving Credit Exposures to be less than or equal to the aggregate Revolving Commitment.

SECTION 2.11.     Fees. (a) Subject to Section 2.21, the Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender, a commitment fee, which shall accrue at the Applicable Rate on the average daily amount of the Available Revolving Commitment of such Lender during the period from and including the Effective Date to but excluding the date on which such Revolving Commitment terminates. Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Revolving Commitments terminate, commencing on the first such date to occur after the Effective Date. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b)     Subject to Section 2.21, the Borrower agrees to pay (i) to the Administrative Agent for the account of each Revolving Lender, a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Eurodollar Revolving Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Revolving Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure and (ii) to the Issuing Bank, for its own account, a fronting fee, which shall accrue at the rate of 0.125% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) attributable to Letters of Credit issued by the Issuing Bank during the period from and including the Effective Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank’s standard fees and commissions with respect to the issuance, amendment, cancellation, negotiation, transfer, presentment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Accrued participation fees and fronting fees shall be payable in arrears on the last day of March, June, September and December of each year, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this Section 2.11(b) shall be payable within ten (10) days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c)     The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent, including those described in the Fee Letter.

(d)     All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the applicable Lenders. Fees paid shall not be refundable under any circumstances.

SECTION 2.12.     Interest. (a) The Loans comprising each Base Rate Borrowing (including each Swingline Loan) shall bear interest at the Base Rate plus the Applicable Rate.

(b)     The Loans comprising each Eurodollar Borrowing shall bear interest at the Eurodollar Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c)     Notwithstanding the foregoing, during the occurrence and continuance of an Event of Default, at the election of the Required Lenders (or the Administrative Agent acting upon the direction of the Required Lenders) (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 9.02 requiring the consent of “each Lender directly affected thereby” for reductions in interest rates) or, automatically during the occurrence and continuance of an Event of Default under clause (a), (b), (h) or (i) of Article VII, (x) all Loans shall bear interest at 2% plus the rate otherwise applicable to such Loans as provided in the preceding paragraphs of this Section 2.12 or (y) in the case of any other amount outstanding hereunder, such amount shall accrue at 2% plus the rate applicable to such fee or other obligation as provided hereunder.

(d)     Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Revolving Commitments; provided that (i) interest accrued pursuant to Section 2.12(c) shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of a Base Rate Revolving Loan prior to the end of the Revolving Credit Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e)     All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Base Rate at times when the Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Base Rate, Eurodollar Rate or Eurodollar Base Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.13.     Illegality. If any Lender determines that any applicable law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to make, maintain or fund Eurodollar Borrowings, or to determine or charge interest rates based upon the Eurodollar Rate or the Eurodollar Base Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Loans or to convert Base Rate Loans to Eurodollar Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

SECTION 2.14.     Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a)     the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Eurodollar Rate or the Eurodollar Base Rate, as applicable, for such Interest Period; or

(b)     the Administrative Agent is advised by the Required Lenders that the Eurodollar Rate or the Eurodollar Base Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and any such Eurodollar Borrowing shall be repaid on the last day of the then current Interest Period applicable thereto and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as a Base Rate Borrowing.

SECTION 2.15.     Increased Costs. (a) If any Change in Law shall:

(i)     impose, modify or deem applicable any reserve, special deposit , liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Eurodollar Rate) or the Issuing Bank;

(ii)     impose on any Lender or the Issuing Bank or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein; or

(iii)     subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan or to increase the cost to such Lender, the Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender, the Issuing Bank or such other Recipient hereunder, whether of principal, interest or otherwise, then upon the request of such Lender, the Issuing Bank or such other Recipient, the Borrower will pay to such Lender, the Issuing Bank or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, the Issuing Bank or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b)     If any Lender or the Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

(c)     A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in Section 2.15(a) or 2.15(b) shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d)     Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.16.     Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or as a result of any prepayment pursuant to Section 2.10), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.10 and is revoked in accordance therewith) or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. Such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Eurodollar Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in Dollars of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

SECTION 2.17.     Taxes. (a) Defined Terms. For purposes of this Section 2.17 (and the definition of “Excluded Taxes”), the term “Lender” includes any Issuing Bank and the term “applicable law” includes FATCA.

(b)     Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.17) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)     Payment of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for, Other Taxes.

(d)     Indemnification by the Loan Parties. The Loan Parties shall indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)     Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 2.17(e).

(f)     Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.17, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g)     Status of Lenders.

(i)     Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.17(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)     Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person:

(A)     any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)     any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable;

(1)     in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)     executed originals of IRS Form W-8ECI;

(3)     in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or W-8BEN-E; or

(4)     to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, a U.S. Tax Compliance Certificate, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner;

(C)     any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)     if a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the Effective Date.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(h)     Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.17 (including by the payment of additional amounts pursuant to this Section 2.17), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.17 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 2.17(h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.17(h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 2.17(h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 2.17(h) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i)     Survival. Each party’s obligations under this Section 2.17 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

SECTION 2.18.     Payments Generally; Allocations of Proceeds; Pro Rata Treatment; Sharing of Set-offs. (a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to 1:00 p.m., on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 90 Park Avenue, New York, New York 10016, except payments to be made directly to the Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder and under the other Loan Documents shall be made in Dollars.

(b)     Any proceeds of Collateral received by the Administrative Agent (i) not constituting (A) a specific payment of principal, interest, fees or other sum payable under the Loan Documents (which shall be applied as specified by the Borrower) or (B) a voluntary or mandatory prepayment (which shall be applied in accordance with Section 2.10) or (ii) after an Event of Default has occurred and is continuing and the Administrative Agent so elects or the Required Lenders so direct, such funds shall be applied ratably first, to pay any fees, indemnities, or expense reimbursements including amounts then due to the Administrative Agent and the Issuing Bank from the Borrower, second, to pay any fees or expense reimbursements then due to the Lenders from the Borrower, third, to pay interest then due and payable on the Loans ratably, fourth, to prepay principal on the Loans and unreimbursed LC Disbursements and any other amounts owing with respect to Specified Treasury Services Obligations and Specified Swap Obligations ratably, fifth, to pay an amount to the Administrative Agent equal to one hundred five percent (105%) of the aggregate undrawn face amount of all outstanding Letters of Credit and the aggregate amount of any unpaid LC Disbursements, to be held as Cash Collateral for such Obligations, and sixth, to the payment of any other Secured Obligation due to the Administrative Agent or any Lender by the Borrower. Notwithstanding the foregoing, amounts received from any Loan Party shall not be applied to any Excluded Swap Obligation of such Loan Party. In addition, notwithstanding anything to the contrary contained in this Agreement, unless so directed by the Borrower, or unless a Default is in existence, none of the Administrative Agent or any Lender shall apply any payment which it receives to any Eurodollar Loan of a Class, except (a) on the expiration date of the Interest Period applicable to any such Eurodollar Loan or (b) in the event, and only to the extent, that there are no outstanding Base Rate Loans of the same Class and, in any event, the Borrower shall pay the break funding payment required in accordance with Section 2.16. The Administrative Agent and the Lenders shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Secured Obligations.

(c)     [Reserved.]

(d)     If, except as expressly provided herein, any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other similarly situated Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by all such Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements and Swingline Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this Section 2.18(d) shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(e)     Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the relevant Lenders or the Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the relevant Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the relevant Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(f)     If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(c), 2.05(d), 2.05(e), 2.06(b), 2.18(e) or 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender and for the benefit of the Administrative Agent, the Swingline Lender or the Issuing Bank to satisfy such Lender’s obligations to it under such Section until all such unsatisfied obligations are fully paid in any order as determined by the Administrative Agent in its discretion.

(g)     Notwithstanding anything to the contrary contained in this Section 2.18 or elsewhere in this Agreement, the Borrower may extend the final maturity of Term Loans and/or Revolving Commitments in connection with an Extension that is permitted under Section 2.22 without being obligated to effect such extensions on a pro rata basis among the Lenders (it being understood that no such extension (i) shall constitute a payment or prepayment of any Term Loans or Revolving Loans, as applicable, for purposes of this Section 2.18 or (ii) shall reduce the amount of any scheduled amortization payment due under Section 2.09, except that the amount of any scheduled amortization payment due to a Lender of Extended Term Loans may be reduced to the extent provided pursuant to the express terms of the respective Extension Amendment) without giving rise to any violation of this Section 2.18 or any other provision of this Agreement. Furthermore, the Borrower may take all actions contemplated by Section 2.22 in connection with any Extension (including modifying pricing, amortization and repayments or prepayments), and in each case such actions shall be permitted, and the differing payments contemplated therein shall be permitted without giving rise to any violation of this Section 2.18 or any other provision of this Agreement.

SECTION 2.19.     Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.15, or the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)     If (i) any Lender requests compensation under Section 2.15, (ii) the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, (iii) any Lender becomes a Defaulting Lender, (iv) any Lender becomes a Non-Consenting Lender or (v) a Disqualification occurs with respect to any Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights (other than its existing rights to payments pursuant to Sections 2.15 or 2.17) and obligations under the Loan Documents to an Eligible Assignee that shall assume such obligations (which Eligible Assignee may be another Lender, if a Lender accepts such assignment); provided that (i) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder (including, without, limitation, (1) payments due under Section 2.15 and Section 2.17 and (2) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 2.16 had the Loans of such Non-Consenting Lender been prepaid on such date rather than sold to the replacement Lender), from the Eligible Assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (ii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments, (iii) in the case of any such assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable Eligible Assignee shall have agreed to the applicable waiver, consent or amendment of the Loan Documents and (iv) such assignment does not conflict with applicable law. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply; provided, further, that, notwithstanding anything herein to the contrary, if a Disqualification occurs with respect to any Lender, then the Borrower shall have the right (but not the obligation) to prepay in full the outstanding amount of all Loans (and terminate all Commitments) of such Lender, together with all accrued interest on such Loans as of the date of such prepayment and accrued and unpaid fees. Neither the Administrative Agent nor any Lender shall have any obligation to the Borrower or any other Loan Party to find a replacement Lender under this Section 2.19.

(c)     In the event that (i) the Borrower or the Administrative Agent has requested that the Lenders consent to a departure or waiver of any provision of any Loan Document or agree to any amendment thereto, (ii) the consent, waiver or amendment in question requires the agreement or consent of all affected Lenders or all of the Lenders and (iii) the Required Lenders have agreed to such consent, waiver or amendment, then any Lender who does not agree to such consent, waiver or amendment shall be deemed a “Non-Consenting Lender”.

SECTION 2.20.     Expansion Option. (a) The Borrower may from time to time elect to increase the Revolving Commitments, increase the amount of term loans under an existing tranche of term loans, or enter into one or more new tranches of term loans (each increase to an existing tranche of term loans, or new tranche of term loans, an “Incremental Term Loan”), in each case in minimum increments of $5,000,000 so long as, after giving effect thereto, (x) the aggregate amount of such increases of the Revolving Commitments and all such Incremental Term Loans does not exceed $50,000,000 and (y) the aggregate amount of such increases of the Revolving Commitments does not exceed $12,500,000. The Borrower may arrange for any such increase or tranche to be provided by one or more Lenders (each Lender so agreeing to an increase in its Revolving Commitment, or to participate in such Incremental Term Loans, an “Increasing Lender”), or by one or more new banks, financial institutions or other Persons, in each case, constituting Eligible Assignees (each such new bank, financial institution or other entity, an “Joining Lender”), to increase their existing Revolving Commitments, or to participate in such Incremental Term Loans, or extend Revolving Commitments, as the case may be; provided that (i) in the case of an Increasing Lender, the Borrower and such Increasing Lender execute an agreement substantially in the form of Exhibit B hereto, and (ii) in the case of an Joining Lender, the Borrower and such Joining Lender execute an agreement substantially in the form of Exhibit C hereto. No consent of any Lender (other than the Lenders participating in the increase or any Incremental Term Loan) shall be required for any increase in Revolving Commitments or Incremental Term Loans pursuant to this Section 2.20. Increases and new Revolving Commitments and Incremental Term Loans created pursuant to this Section 2.20 shall become effective on the date agreed by the Borrower, the Administrative Agent and the relevant Increasing Lenders or Joining Lenders, and the Administrative Agent shall notify each Lender thereof.

(b)     Notwithstanding the foregoing, no increase in the Revolving Commitments (or in the Revolving Commitment of any Lender) or Incremental Term Loans shall become effective under this Section 2.20 unless, (i) on the proposed date of the effectiveness of such increase or Incremental Term Loans, (A) no Default or Event of Default shall exist immediately prior to or after giving effect thereto; provided, that in the case of any Incremental Term Loan incurred to finance a Permitted Acquisition, such requirement shall be subject to customary “SunGard” or “Funds Certain Provisions” if otherwise agreed by the Lenders providing such Incremental Term Loan, (B) the conditions set forth in Section 4.02(a) shall be satisfied or waived by the Required Lenders and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Financial Officer of the Borrower; provided, that in the case of any Incremental Term Loan incurred to finance a Permitted Acquisition, such requirement shall be subject to customary “SunGard” or “Funds Certain Provisions” if otherwise agreed by the Lenders providing such Incremental Term Loan, and (C) the Borrower shall be in compliance (on a pro forma basis) with the covenants contained in Section 6.12 and (ii) the Administrative Agent shall have received documents consistent with those delivered on the Effective Date as to the organizational power and authority of the Borrower to borrow hereunder after giving effect to such increase or commitments for such Incremental Term Loans.

(c)     On the effective date of any increase in the Revolving Commitments, (i) each relevant Increasing Lender and Joining Lender shall make available to the Administrative Agent such amounts in immediately available funds as the Administrative Agent shall determine, for the benefit of the other Lenders, as being required in order to cause, after giving effect to such increase and the use of such amounts to make payments to such other Lenders, each Lender’s portion of the outstanding Revolving Loans of all the Lenders to equal its Applicable Percentage of such outstanding Revolving Loans, and (ii) the Borrower shall be deemed to have repaid and reborrowed all outstanding Revolving Loans as of the date of any increase in the Revolving Commitments (with such re-borrowing to consist of the Types of Revolving Loans, with related Interest Periods if applicable, specified in a notice delivered by the Borrower, in accordance with the requirements of Section 2.03). The parties hereto acknowledge and agree that the minimum borrowing and prepayment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to this Section 2.20(c). The deemed payments made pursuant to clause (ii) of the immediately preceding sentence shall be accompanied by payment of all accrued interest on the amount prepaid and, in respect of each Eurodollar Loan, shall be subject to indemnification by the Borrower pursuant to the provisions of Section 2.16 if the deemed payment occurs other than on the last day of the related Interest Periods.

(d)     The terms, provisions and documentation of any increase in Revolving Commitments or Incremental Term Loans shall be as agreed between the Borrower and the applicable Lenders providing such increase or Incremental Term Loans, provided that:

(i)     the Incremental Term Loans (1) shall rank pari passu in right of payment and security with the Revolving Loans and the initial Term Loans, (2) shall not mature earlier than the Latest Maturity Date and (3) shall not have a shorter Weighted Average Life to Maturity; and

(ii)     the terms of any increase in the Revolving Commitments or any increase in an existing tranche of term loans shall be identical to those of then-existing Revolving Commitments or the applicable term loans (subject to clause (e) below, other than upfront fees or discount to be paid).

(e)     Subject to the foregoing, the amortization schedule and the All-In Yield applicable to any Incremental Term Loans shall be determined by the Borrower and the applicable Lenders providing such Incremental Term Loans and shall be set forth in the Incremental Term Loan Amendment for such Incremental Term Loans, provided, however, that in the event that the All-In Yield for any Incremental Term Loan is higher than the All-In Yield for the initial Term Loans by more than 0.50%, then the All-In Yield for the initial Term Loans shall be increased to the extent necessary so that such All-In Yield is equal to the All-In Yield for such Incremental Term Loan minus 0.50%.

(f)     Incremental Term Loans may also be made hereunder pursuant to an amendment (an “Incremental Term Loan Amendment”) of this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, each Increasing Lender participating in such tranche, each Joining Lender participating in such tranche, if any, and the Administrative Agent.

(g)     Any Incremental Term Loan Amendment or such documentation establishing an increase in Revolving Commitments pursuant to this Section 2.20, may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.20. The Lenders hereby authorize the Administrative Agent to enter into amendments to this Agreement and the other Loan Documents as may be necessary, in the reasonable determination of the Administrative Agent, in order to establish new tranches in respect of term loans or revolving commitments made or established pursuant to this Section 2.20 and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in connection with the establishment of such new tranches, in each case on terms consistent with this Section 2.20, including any amendments that are not adverse to the interests of any Lender that are made to effectuate changes necessary to enable any Incremental Term Loans to be fungible for United States federal income tax purposes with another class or series of term loans hereunder, which shall include any amendments that do not reduce the ratable amortization received by each Lender thereunder.

(h)     Nothing contained in this Section 2.20 shall constitute, or otherwise be deemed to be, a commitment on the part of any Lender to increase its Revolving Commitment hereunder, or provide Incremental Term Loans, at any time.

(i)     Notwithstanding the foregoing, any Incremental Term Loans may be treated as part of the same class or series as any other Term Loans if such Incremental Term Loans are fungible for United States federal income tax purposes with such other Term Loans.

(j)     The establishment of any increase of Revolving Commitments or Incremental Term Loans in accordance with this Section 2.20 shall not constitute a voluntary or mandatory prepayment or repayment for purposes of this Agreement. The provisions of this Section 2.20 shall supersede any provisions of Section 2.18 or Section 9.02 to the contrary.

SECTION 2.21.     Defaulting Lenders. (a) Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)     Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders.

(ii)     Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Bank or the Swingline Lender hereunder; third, to Cash Collateralize the Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.21(b); fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the Issuing Bank’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.21(b); sixth, to the payment of any amounts owing to the Lenders, the Issuing Bank or Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Bank or Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that, if (x) such payment is a payment of the principal amount of any Loans or LC Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LC Disbursements owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or LC Disbursements owed to, such Defaulting Lender until such time as all Loans and participations in Letters of Credit and Swingline Loans are held by the Lenders pro rata in accordance with their Applicable Percentage without giving effect to Section 2.21(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.21(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)     Certain Fees. (A) No Defaulting Lender shall be entitled to receive any fees on the unfunded portion of such Defaulting Lender’s Commitment pursuant to Section 2.11(a) for any period during which such Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fees that otherwise would have been required to have been paid to such Defaulting Lender).

(B)     Each Defaulting Lender shall be entitled to receive participation fees with respect to its participation in Letters of Credit pursuant to Section 2.11(b) for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.21(b).

(C)     With respect to any participation fees not required to be paid to any Defaulting Lender pursuant to clause (B) above, the Borrower shall (x) pay to each non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letters of Credit or Swingline Loans that has been reallocated to such non-Defaulting Lender pursuant to clause (iv) below, (y) pay to the Issuing Bank and Swingline Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to the Issuing Bank’s or the Swingline Lender’s Fronting Exposure to such Defaulting Lender and (z) not be required to pay the remaining amount of any such fee.

(iv)     Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in Letters of Credit and Swingline Loans shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (x) the conditions set forth in Section 4.02 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Revolving Credit Exposure of any non-Defaulting Lender to exceed such non- Defaulting Lender’s Revolving Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a non-Defaulting Lender as a result of such non-Defaulting Lender’s increased exposure following such reallocation.

(v)     Cash Collateral, Repayment of Swingline Loans. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, prepay Swingline Loans in an amount equal to the Swingline Lender’s Fronting Exposure and (y) second, Cash Collateralize the Issuing Bank’s Fronting Exposure in accordance with the procedures set forth in Section 2.21(b).

(b)     Cash Collateral.

(i)     At any time that there shall exist a Defaulting Lender, within one (1) Business Day following the written request of the Administrative Agent or the Issuing Bank (with a copy to the Administrative Agent) the Borrower shall Cash Collateralize the Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 2.21(a)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than 105% of such Fronting Exposure at such time.

(ii)     The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the Issuing Banks, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lenders’ obligation to fund participations in Letters of Credit, to be applied pursuant to clause (iii) below. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the Issuing Bank as herein provided, or that the total amount of such Cash Collateral is less than 105% of the Issuing Bank’s Fronting Exposure, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(iii)     Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.21 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in Letters of Credit (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(iv)     Cash Collateral (or the appropriate portion thereof) provided to reduce the Issuing Bank’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 2.21(b) following (A) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (B) the determination by the Administrative Agent and the Issuing Bank that there exists excess Cash Collateral; provided that, subject to other provisions of this Section 2.21, the Person providing Cash Collateral and the Issuing Bank may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations; provided further that to the extent that such Cash Collateral was provided by the Borrower, such Cash Collateral shall remain subject to the security interest granted pursuant to the Loan Documents.

(c)     Defaulting Lender Cure. If the Borrower, the Administrative Agent, the Swingline Lender and the Issuing Bank agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held pro rata by the Lenders in accordance with their Applicable Percentage (without giving effect to Section 2.21(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(d)     New Swingline Loans/Letters of Credit. So long as any Lender is a Defaulting Lender, (i) the Swingline Lender shall not be required to fund any Swingline Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swingline Loan and (ii) the Issuing Bank shall not be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

SECTION 2.22.     Extension Options.

(a)     Extension of Term Loans.

(i)     The Borrower may at any time within six months prior to the applicable Maturity Date request that all of the Term Loans of a given class (each, an “Existing Term Loan Tranche”) be amended to extend the scheduled maturity date with respect to all or a portion of the principal amount of such Term Loans (any such Term Loans which have been so amended, “Extended Term Loans”) and to provide for other terms consistent with this Section 2.22. In order to establish any Extended Term Loans, the Borrower shall provide a written notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders under the applicable Existing Term Loan Tranche) (each, a “Term Loan Extension Request”) setting forth the proposed terms of the Extended Term Loans to be established, which shall (x) be identical as offered to each Lender under such Existing Term Loan Tranche (including as to the proposed interest rates and fees payable) and offered pro rata to each Lender under such Existing Term Loan Tranche and (y) (except as to interest rates, fees, amortization, final maturity date, “AHYDO” payments, optional prepayments and redemptions, mandatory repayments, premium, required prepayment dates and participation in prepayments (which shall, subject to this Section 2.22(a)(i), be determined by the Borrower, the Administrative Agent and the Extending Term Lenders) and set forth in the relevant Term Loan Extension Request), be substantially identical to, or (taken as a whole) no more favorable to the Extending Term Lenders than those applicable to the Existing Term Loan Tranche subject to such Term Loan Extension Request (except for covenants or other provisions applicable only to periods after the Latest Maturity Date that is in effect on the effective date of the Extension Amendment (immediately prior to the establishment of such Extended Term Loans)) (as reasonably agreed by the Borrower and the Administrative Agent). In any event: (i) all or any of the scheduled amortization payments of principal of the Extended Term Loans may be delayed to later dates than the scheduled amortization payments of principal of the Term Loans of such Existing Term Loan Tranche, to the extent provided in the applicable Extension Amendment; provided, however, that at no time shall there be classes of Term Loans hereunder (including Extended Term Loans) which have more than three different Maturity Dates; (ii) the All-In Yield, pricing, optional prepayment and redemptions, mandatory repayments and “AHYDO” payments with respect to the Extended Term Loans (whether in the form of interest rate margin, upfront fees, OID or otherwise) may be different than the All-In Yield, pricing, optional prepayments and redemptions, mandatory repayments and “AHYDO” payments for the Term Loans of such Existing Term Loan Tranche, in each case, to the extent provided in the applicable Extension Amendment; (iii) the Extension Amendment may provide for other covenants (as determined by the Borrower and the Extending Term Lenders) and terms that apply solely to any period after the Latest Maturity Date that is in effect on the effective date of the Extension Amendment (immediately prior to the establishment of such Extended Term Loans); (iv) Extended Term Loans may have call protection as may be agreed by the Borrower, the Administrative Agent and the Extending Term Lenders; (v) no Default or Event of Default shall have occurred and be continuing at the time a Term Loan Extension Request is delivered to the Lenders; (vi) in no event shall the final maturity date of any Extended Term Loans of a given Term Loan Extension Series at the time of establishment thereof be earlier than the Latest Maturity Date of the applicable Existing Term Loan Tranche; (vii) the Weighted Average Life to Maturity of any Extended Term Loans of a given Term Loan Extension Series at the time of establishment thereof shall be no shorter (other than by virtue of amortization or prepayment of such Indebtedness prior to the time of incurrence of such Extended Term Loans) than the remaining Weighted Average Life to Maturity of the applicable Existing Term Loan Tranche; (viii) all documentation in respect of such Extension Amendment shall be consistent with the foregoing; and (ix) any Extended Term Loans may participate on a pro rata basis or less than a pro rata basis (but not greater than a pro rata basis) in any voluntary or mandatory repayments or prepayments hereunder, in each case as specified in the respective Term Loan Extension Request.

(ii)     Any Extended Term Loans established pursuant to any Term Loan Extension Request shall be designated a series (each, a “Term Loan Extension Series”) of Extended Term Loans for all purposes of this Agreement; provided that any Extended Term Loans with respect to an Existing Term Loan Tranche may, to the extent provided in the applicable Extension Amendment, be designated as an increase in any previously established Term Loan Extension Series with respect to such Existing Term Loan Tranche (in which case scheduled amortization with respect thereto shall be proportionally increased). Each Term Loan Extension Series of Extended Term Loans incurred under this Section 2.22 shall be in an aggregate principal amount that is not less than $10,000,000 (or, if less, the entire principal amount of the Indebtedness being extended pursuant to this Section 2.22(a)).

(b)     Extension of Revolving Commitments.

(i)     The Borrower may at any time and from time to time within six months prior to the applicable Maturity Date request that all of the Revolving Commitments of a given class (each, an “Existing Revolver Tranche”) be amended to extend the Maturity Date with respect to all or a portion of such Revolving Commitments (any such Revolving Commitments which have been so amended, “Extended Revolving Commitments”) and to provide for other terms consistent with this Section 2.22. In order to establish any Extended Revolving Commitments, the Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders under the applicable Existing Revolver Tranche) (each, a “Revolver Extension Request”) setting forth the proposed terms of the Extended Revolving Commitments to be established, which shall (x) be identical as offered to each Lender under such Existing Revolver Tranche (including as to the proposed interest rates and fees payable) and offered pro rata to each Lender under such Existing Revolver Tranche and (y) (except as to interest rates, fees, optional redemption or prepayment terms, final maturity, and after the final maturity date, any other covenants and provisions (which shall, subject to this Section 2.22(b)(i), be determined by the Borrower, the Administrative Agent and the Extending Revolving Lenders and set forth in the relevant Revolver Extension Request), the Extended Revolving Commitment extended pursuant to a Revolver Extension Request, and the related outstandings, shall be a Revolving Commitment (or related outstandings, as the case may be) with such other terms substantially identical to, or taken as a whole, no more favorable to the Extending Revolving Lenders, as the original Revolving Commitments (and related outstandings) including: (i) the Maturity Date of the Extended Revolving Commitments may be delayed to a later date than the Maturity Date of the Revolving Commitments of such Existing Revolver Tranche, to the extent provided in the applicable Extension Amendment; provided, however, that at no time shall there be classes of Revolving Commitments hereunder (including Extended Revolving Commitments) which have more than two different Maturity Dates; (ii) the All-In Yield, pricing, optional prepayment or redemption terms, with respect to extensions of credit under the Extended Revolving Commitments (whether in the form of interest rate margin, upfront fees, OID or otherwise) may be different than the All-In Yield, pricing, optional redemption or prepayment terms, for extensions of credit under the Revolving Commitments of such Existing Revolver Tranche, in each case, to the extent provided in the applicable Extension Amendment; (iii) the Extension Amendment may provide for other covenants (as determined by the Borrower, the Administrative Agent and the Extending Revolving Lenders) and terms that apply solely to any period after the Latest Maturity Date that is in effect on the effective date of the Extension Amendment (immediately prior to the establishment of such Extended Revolving Commitments); and (iv) all borrowings under the applicable Revolving Commitments (i.e., the Existing Revolver Tranche and the Extended Revolving Commitments of the applicable Revolver Extension Series) and repayments and commitment reductions thereunder shall be made on a pro rata basis (except for (I) payments of interest and fees at different rates on Extended Revolving Commitments (and related outstandings), (II) repayments required upon the Maturity Date of the non-extending Revolving Commitments and (III) repayments made in connection with a permanent repayment and termination of non-extended Revolving Commitments); provided, further, that (A) no Default or Event of Default shall have occurred and be continuing at the time a Revolver Extension Request is delivered to the Lenders, (B) in no event shall the final maturity date of any Extended Revolving Commitments of a given Revolver Extension Series at the time of establishment thereof be earlier than the Latest Maturity Date of any other Revolving Commitments hereunder, and (C) all documentation in respect of such Extension Amendment shall be consistent with the foregoing.

(ii)     Any Extended Revolving Commitments amended pursuant to any Revolver Extension Request shall be designated a series (each, a “Revolver Extension Series”) of Extended Revolving Commitments for all purposes of this Agreement; provided that any Extended Revolving Commitments amended from an Existing Revolver Tranche may, to the extent provided in the applicable Extension Amendment, be designated as an increase in any previously established Revolver Extension Series with respect to such Existing Revolver Tranche. Each Revolver Extension Series of Extended Revolving Commitments incurred under this Section 2.22 shall be in an aggregate principal amount that is not less than $5,000,000 (or, if less, the entire principal amount of the Indebtedness being extended pursuant to this Section 2.22(b)).

(c)     Extension Request. The Borrower shall provide the applicable Extension Request at least ten Business Days prior to the date on which the Lenders under the Existing Term Loan Tranche or Existing Revolver Tranche, as applicable, are requested to respond (or such shorter period as agreed by the Administrative Agent), and shall agree to such procedures, if any, as may be established by, or acceptable to, the Administrative Agent and the Borrower, in each case acting reasonably to accomplish the purposes of this Section 2.22. Subject to Section 2.12, no Lender shall have any obligation to agree to have any of its Term Loans of any Existing Term Loan Tranche amended into Extended Term Loans or any of its Revolving Commitments amended into Extended Revolving Commitments, as applicable, pursuant to any Extension Request. Any Lender holding a Loan under an Existing Term Loan Tranche (each, an “Extending Term Lender”) wishing to have its Term Loans under the Existing Term Loan Tranche subject to such Extension Request amended into Extended Term Loans and any Revolving Lender (each, an “Extending Revolving Lender”) wishing to have its Revolving Commitments under the Existing Revolver Tranche subject to such Extension Request amended into Extended Revolving Commitments, as applicable, shall notify the Administrative Agent (each, an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Term Loans under the Existing Term Loan Tranche or Revolving Commitments under the Existing Revolver Tranche, as applicable, which it has elected to request be amended into Extended Term Loans or Extended Revolving Commitments, as applicable (subject to any minimum denomination requirements imposed by the Administrative Agent). In the event that the aggregate principal amount of Term Loans under the Existing Term Loan Tranche or Revolving Commitments under the Existing Revolver Tranche, as applicable, in respect of which applicable Term Lenders or Revolving Lenders, as the case may be, shall have accepted the relevant Extension Request exceeds the amount of Extended Term Loans or Extended Revolving Commitments, as applicable, requested to be extended pursuant to the Extension Request, Term Loans or Revolving Commitments, as applicable, subject to Extension Elections shall be amended to Extended Term Loans or Revolving Commitments, as applicable, on a pro rata basis (subject to rounding by the Administrative Agent, which shall be conclusive) based on the aggregate principal amount of Term Loans or Revolving Commitments, as applicable, included in each such Extension Election.

(d)     Extension Amendment. Extended Term Loans and Extended Revolving Commitments shall be established pursuant to an amendment (each, an “Extension Amendment”) to this Agreement among the Borrower, the Administrative Agent and each Extending Term Lender or Extending Revolving Lender, as applicable, providing an Extended Term Loan or Extended Revolving Commitment, as applicable, thereunder, which shall be consistent with the provisions set forth in Section 2.22(a) or Section 2.22(b), respectively (but which shall not require the consent of any other Lender). The effectiveness of any Extension Amendment shall be subject to the satisfaction (or waiver in accordance with such Extension Amendment) on the date thereof of each of the conditions set forth in Section 4.02 and, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of (i) legal opinions, board resolutions and officers’ certificates consistent with those delivered on the Effective Date other than changes to such legal opinion resulting from a change in law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent and (ii) reaffirmation agreements and/or such amendments to the Collateral Documents as may be reasonably requested by the Administrative Agent in order to ensure that the Extended Term Loans or Extended Revolving Commitments, as applicable, are provided with the benefit of the applicable Loan Documents. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Extension Amendment. Each of the parties hereto hereby agrees that this Agreement and the other Loan Documents may be amended pursuant to an Extension Amendment, without the consent of any other Lenders, to the extent (but only to the extent) necessary to (i) reflect the existence and terms of the Extended Term Loans or Extended Revolving Commitments, as applicable, incurred pursuant thereto, (ii) modify the scheduled repayments set forth in Section 2.09 with respect to any Existing Term Loan Tranche subject to an Extension Election to reflect a reduction in the principal amount of the Term Loans thereunder in an amount equal to the aggregate principal amount of the Extended Term Loans amended pursuant to the applicable Extension (with such amount to be applied ratably to reduce scheduled repayments of such Term Loans required pursuant to Section 2.09), (iii) modify the prepayments set forth in Section 2.10 to reflect the existence of the Extended Term Loans and the application of prepayments with respect thereto, (iv) make such other changes to this Agreement and the other Loan Documents consistent with the provisions and intent of the proviso in Section 9.02(b) (without the consent of the Lenders called for in such Section 9.02(b)) and (v) effect such other amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.22, and the Lenders hereby expressly authorize the Administrative Agent to enter into any such Extension Amendment.

(e)     No Prepayment. No conversion or extension of Loans or Commitments pursuant to any Extension Amendment in accordance with this Section 2.22 shall constitute a voluntary or mandatory prepayment or repayment for purposes of this Agreement. This provisions of this Section 2.22 shall supersede any provisions in Section 2.18 or Section 9.02 to the contrary.

ARTICLE III

Representations and Warranties

The Borrower represents and warrants to the Administrative Agent and the Lenders that:

SECTION 3.01.     Organization; Powers; Subsidiaries. Each of the Borrower and its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required. Schedule 3.01 hereto identifies, as of the Effective Date, each Subsidiary, noting whether such Subsidiary is an Immaterial Subsidiary or an Excluded Subsidiary, the jurisdiction of its incorporation or organization, as the case may be, the percentage of issued and outstanding shares of each class of its capital stock or other equity interests owned by the Borrower and its Subsidiaries and, if such percentage is not 100% (excluding directors’ qualifying shares as required by law), a description of each class issued and outstanding. All of the outstanding shares of capital stock and other equity interests of each Subsidiary (i) are validly issued and outstanding and fully paid and nonassessable and (ii) all such shares and other equity interests owned by the Borrower or another Subsidiary are owned, beneficially and of record, by the Borrower or any Subsidiary free and clear of all Liens, other than Liens created under the Loan Documents. As of the Effective Date, except as set forth on Schedule 3.01, there are no outstanding commitments or other obligations of the Borrower or any Subsidiary to issue, and no options, warrants or other rights of any Person to acquire, any shares of any class of capital stock or other equity interests of the Borrower or any Subsidiary.

SECTION 3.02.     Authorization; Enforceability. The Transactions are within each Loan Party’s organizational powers and have been duly authorized by all necessary organizational actions and, if required, actions by equity holders. The Loan Documents to which each Loan Party is a party have been duly executed and delivered by such Loan Party and constitute a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03.     Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, including, without limitation, any Gaming Authority, except (i) such as have been obtained or made and are in full force and effect, (ii) filings under federal securities laws and regulations, (iii) filings necessary to perfect Liens created pursuant to the Loan Documents, as described in the Collateral Documents and (iv) the consents, approvals, registrations or filings described in Schedule 3.03, (b) will not violate (i) in any material respect any law or regulation applicable to the Borrower or any of its Subsidiaries, (ii) the charter, by-laws or other organizational documents of the Borrower or any of its Subsidiaries or (iii) any order of any Governmental Authority, including, without limitation, any Gaming Authority, (c) except as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, will not violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower or any of its Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by the Borrower or any of its Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries, other than Liens created under the Loan Documents.

SECTION 3.04.     Financial Condition; No Material Adverse Effect. (a) The Borrower has heretofore furnished to the Lenders (i) its consolidated balance sheet and statements of income, stockholders equity and cash flows (A) as of and for the fiscal year ended December 28, 2014, reported on by Piercy Bowler Taylor & Kern, independent public accountants and (B) as of and for the fiscal quarter and the portion of the fiscal year ended March 31, 2015 and (ii) the consolidated balance sheet and statements of income, member’s deficit and cash flows of Golden Gaming, LLC and its consolidated subsidiaries (A) as of and for the fiscal year ended December 31, 2014, reported on by McGladry LLP, independent public accountants and (B) for the fiscal quarter and the portion of the fiscal year ended March 31, 2015. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of (1) the Borrower and its consolidated Subsidiaries and (2) Golden Gaming, LLC and its consolidated subsidiaries, respectively, as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (i)(B) and clause (ii)(B) above.

(b)     Since December 31, 2014, no Material Adverse Effect has occurred.

SECTION 3.05.     Properties. (a) Each of the Borrower and its Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for such defects in title that do not materially interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

(b)     Each of the Borrower and its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and to the knowledge of the Responsible Officers of the Borrower and its Subsidiaries, the use thereof by the Borrower and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.06.     Litigation, Environmental and Labor Matters. (a) There are no actions, suits, proceedings or investigations by or before any arbitrator or Governmental Authority, including, without limitation, any Gaming Authority, pending against or, to the knowledge of the Responsible Officers of the Borrower and its Subsidiaries, threatened against or affecting the Borrower or any of its Subsidiaries (i) that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve this Agreement or the Transactions.

(b)     Except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability of or affecting the Borrower or any Subsidiary or (iv) knows of any basis for any Environmental Liability of or affecting the Borrower or any Subsidiary.

(c)     There are no strikes, lockouts or slowdowns against the Borrower or any of its Subsidiaries pending or, to their knowledge, threatened, except for any such strikes, lockouts or slowdowns that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The hours worked by and payments made to employees of the Borrower and its Subsidiaries have not been in violation of (i) the Fair Labor Standards Act or (ii) any other applicable Federal, state, local or foreign law relating to such matters, which in the case of this clause (ii) could reasonably be expected to result in a Material Adverse Effect. All material payments due from the Borrower or any of its Subsidiaries, or for which any claim may be made against the Borrower or any of its Subsidiaries, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as liabilities on the books of the Borrower or such Subsidiary. The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement under which the Borrower or any of its Subsidiaries is bound.

SECTION 3.07.     Compliance with Laws and Agreements. Each of the Borrower and its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property or operations (including Gaming Laws) and all indentures, agreements and other instruments binding upon it or its property or operations , except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.08.     Investment Company Status. Neither the Borrower nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.09.     Taxes. Each of the Borrower and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect. There are no liens for Taxes (other than for Taxes not yet due and payable or Taxes described under Section 5.04(a) or 5.04(b)) on any of the assets of the Borrower and its Subsidiaries and, to the knowledge of the Responsible Officers of the Borrower and its Subsidiaries, there are no claims (other than for Taxes not yet due and payable or Taxes described under Section 5.04(a) or 5.04(b)) currently being asserted by any Governmental Authority with respect to unpaid Taxes.

SECTION 3.10.     ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan by an amount that could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.11.     Disclosure. The Borrower has disclosed to the Administrative Agent all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. Neither the Information Memorandum nor any of the other reports, financial statements, certificates or other information furnished by or on behalf of the Borrower or any Subsidiary to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading in any material respect; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time delivered and, if such projected financial information was delivered prior to the Effective Date, as of the Effective Date (it being understood that projections are as to future events and are not to be viewed as facts, are subject to significant uncertainties and contingencies many of which are beyond the control of the Borrower and its Subsidiaries, that no assurance can be given that any particular projections will be realized and that actual results during the periods covered by any such projections may differ from the projected results and such differences may be material).

SECTION 3.12.     Federal Reserve Regulations. No part of the proceeds of any Loan have been used or will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.

SECTION 3.13.     Liens. There are no Liens on any of the real or personal properties of the Borrower or any Subsidiary except for Liens permitted by Section 6.02.

SECTION 3.14.     No Default. No Default or Event of Default has occurred and is continuing.

SECTION 3.15.     No Burdensome Restrictions. The Borrower is not subject to any Burdensome Restrictions except Burdensome Restrictions permitted under Section 6.08.

SECTION 3.16.     Solvency. The Borrower is, and the Borrower and all of its Subsidiaries are on a consolidated basis, Solvent both immediately before and immediately after (a) the consummation of the Transactions to occur on the Effective Date and (b) each Credit Event.

SECTION 3.17.     Insurance. Each of the Borrower and its Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent in the businesses in which it is engaged. Such insurance coverage complies with the requirements set forth in Section 5.05.

SECTION 3.18.     Security Interest in Collateral. The Collateral Documents executed on the Effective Date create, and each Collateral Document executed after the Effective Date will create, in favor of the Administrative Agent for the benefit of the Secured Parties, as security for the Secured Obligations, a valid and enforceable Lien in and to all of the Collateral (subject to applicable Gaming Laws), and upon (i) filing, recording, registering or taking such other actions as may be necessary with the appropriate Governmental Authorities (including payment of applicable filing and recording taxes), each of which actions have been taken or will be taken by the Borrower or such other applicable Loan Party, (ii) the taking of possession or control by the Administrative Agent of the Collateral with respect to which a security interest may be perfected by possession or control which possession or control shall be given to the Administrative Agent to the extent possession or control by the Administrative Agent is required by the Guaranty and Collateral Agreement and (iii) delivery of the applicable documents to the Administrative Agent in accordance with the provisions of the applicable Collateral Documents, for the benefit of the Secured Parties, such Lien shall be a perfected Lien in and to all of the Collateral (subject to (x) any applicable provisions set forth in the Collateral Documents with respect to limitations or exclusions from the requirement to perfect the Liens granted under the Collateral Documents in and to the Collateral described therein and (y) the completion of the matters described on Schedule 5.15) having priority over all other Liens on the Collateral and subject to no Liens, in each case, other than Liens permitted by Section 6.02.

SECTION 3.19.     Material Contracts; Route Agreements. Set forth on Schedule 3.19 is a complete list of all Material Contracts to which the Borrower or any other Loan Party is a party or is bound as of the Effective Date. As of the Effective Date, there is no default or event of default on behalf of the Borrower or any of its Subsidiaries in respect of (i) any Route Agreements accounting for more than 5.0% of Consolidated EBITDA for the most recent four fiscal quarter period ending prior to the Effective Date or (ii) any Material Contract, in each case, which would entitle the counterparties to any such Material Contract or Route Agreements to terminate the same.

SECTION 3.20.     OFAC. The Borrower and each of its Subsidiaries is and will remain in compliance in all material respects with all U.S. economic sanctions laws, executive orders, implementing regulations and trade embargoes imposed, administered or enforced from time to time by any Governmental Authority, including, without limitation, those promulgated by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”). Neither the Borrower nor any of its Subsidiaries or Affiliates (i) is a Person designated by the U.S. government on the list of the Specially Designated Nationals and Blocked Persons (the “SDN List”) with which a U.S. Person cannot deal with or otherwise engage in business transactions, (ii) is a Person who is otherwise the target of U.S. economic sanctions laws such that a U.S. Person cannot deal or otherwise engage in business transactions with such Person or (iii) is controlled by (including without limitation by virtue of such person being a director or owning voting shares or interests), or acts, directly or indirectly, for or on behalf of, any person or entity on the SDN List or a foreign government that is the target of U.S. economic sanctions prohibitions such that the entry into, or performance under, this Agreement or any other Loan Document would be prohibited under U.S. law. The Borrower will not directly or indirectly use the proceeds of the Loans or otherwise make available such proceeds to any person, for the purpose of financing the activities of any person that is currently the target of any U.S. sanctions administered by OFAC or any similar Governmental Authority or for the purpose of funding, financing or facilitating any activities, business or transaction with or in any country that is the target of sanctions administered by OFAC or any similar Governmental Authority, to the extent such activities, businesses or transaction would be prohibited by U.S. sanctions laws or regulations administered by OFAC or any similar Governmental Authority, or in any manner that would result in the violation of any U.S. sanctions laws or regulations administered by OFAC or any similar Governmental Authority applicable to any party hereto.

SECTION 3.21.     Anti-Terrorism Laws. The Borrower, each of its Subsidiaries and, to the knowledge of the Responsible Officers of the Borrower and its Subsidiaries, each of their Affiliates are in compliance with (a) the Trading with the Enemy Act, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B Chapter V, as amended) and any other enabling legislation or executive order relating thereto, (b) the Patriot Act, (c) all applicable anti-money laundering and counter-terrorism provisions of the Bank Secrecy Act (31 U.S.C. §§ 5301 et seq.) and all regulations issued pursuant thereto, and (d) other federal or state laws relating to “know your customer” and anti-money laundering rules and regulations.

SECTION 3.22.     Foreign Corrupt Practices Act. No part of the proceeds of any Loan will be used directly or indirectly for any payments to any government official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977 (as amended, the “FCPA”). None of the Borrower nor any of its Subsidiaries or Affiliates has directly (or, to the knowledge of the Responsible Officers of the Borrower and its Subsidiaries, indirectly) made any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the FCPA or in violation of any sanctions referred to in Section 3.20.

SECTION 3.23.     Broker’s Fees. Except for fees payable to the Administrative Agent, the Joint Lead Arrangers, and Lenders under the Loan Documents and fees payable in connection with the Merger Agreement, none of the Loan Parties or any of their respective Subsidiaries has any obligation to any Person in respect of any finder’s, broker’s or investment banker’s fee in connection with the Transactions.

ARTICLE IV

Conditions

SECTION 4.01.     Effective Date. The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a)     The Administrative Agent (or its counsel) shall have received (i) from each party hereto either (A) a counterpart of this Agreement signed on behalf of such party or (B) written evidence satisfactory to the Administrative Agent (which may include telecopy or electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement and (ii) duly executed copies of the Loan Documents and such other certificates, documents, instruments and agreements as the Administrative Agent shall reasonably request in connection with the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel.

(b)     The Lenders shall have received (i) satisfactory audited consolidated financial statements of the Borrower for the two most recent fiscal years ended prior to the Effective Date as to which such financial statements are available, (ii) satisfactory unaudited interim consolidated financial statements of the Borrower for each fiscal quarter ended subsequent to the date of the latest applicable financial statements delivered pursuant to clause (i) of this paragraph as to which such financial statements are available and (iii) satisfactory financial statement projections through and including the Borrower’s 2019 fiscal year, together with such information as the Administrative Agent and the Lenders shall reasonably request (including, without limitation, a detailed description of the assumptions used in preparing such projections).

(c)     The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of (i) Latham & Watkins LLP, special counsel for the Loan Parties, (ii) Duane Morris LLP, Maryland counsel for Evitts Resort, LLC, a Subsidiary Guarantor, (iii) Gray, Plant, Mooty, Mooty & Bennett, P.A., Minnesota counsel for the Loan Parties, and (iv) Lewis Roca Rothgerber, special Nevada counsel for the Loan Parties, as to such matters concerning the Loan Parties and the Loan Documents as the Administrative Agent may reasonably request.

(d)     The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the initial Loan Parties, the authorization of the Transactions and any other legal matters relating to such Loan Parties, the Loan Documents or the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel.

(e)     The Administrative Agent shall have received a certificate, dated the Effective Date and signed by a Responsible Officer of the Borrower, confirming compliance with the conditions set forth in Section 4.02(a) and Section 4.02(b).

(f)     The Administrative Agent shall have received evidence satisfactory to it that the Existing Indebtedness shall have been, or will be substantially concurrently with the funding of the Loans on the Effective Date, terminated, cancelled and fully repaid and any and all liens thereunder shall have been unconditionally terminated.

(g)     The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses (including reasonable fees, charges and disbursements of Hunton & Williams LLP) required to be reimbursed or paid by the Borrower hereunder or under the Fee Letter.

(h)     The Administrative Agent shall have received a completed Perfection Certificate, dated the Effective Date and signed by a Responsible Officer of the Borrower, together with all attachments contemplated thereby, and the results of a search of the Uniform Commercial Code (or equivalent) made with respect to the Loan Parties and tax and judgment, United States Patent and Trademark Office and United States Copyright Office filings made with respect to the Loan Parties, in each case, in the jurisdictions contemplated by the Perfection Certificate and copies of the financing statements (or similar documents) disclosed by such search and evidence reasonably satisfactory to the Administrative Agent that the Liens indicated by such financing statements (or similar documents) are Liens permitted under Section 6.02 or have been, or will be simultaneously or substantially concurrently with the closing under this Agreement, released (or arrangements reasonably satisfactory to the Administrative Agent for such release shall have been made).

(i)     The Merger shall have been consummated or shall be consummated simultaneously or substantially concurrently with the closing under this Agreement on the terms described in the Merger Agreement, giving effect to any amendment, waiver, consent or other modification thereof other than those that are adverse in any material respect to the interests of the Administrative Agent or the Lenders unless any such amendment, waiver, consent or other modification is approved by the Administrative Agent. The terms of the Merger Agreement and any other material document executed or delivered in connection with the Merger Agreement shall be reasonably satisfactory to the Administrative Agent, and the Borrower shall have delivered copies of each of the foregoing documents to the Administrative Agent, certified by a Responsible Officer of the Borrower as being true, correct and complete.

(j)     The Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower either (i) attaching copies of all consents of, licenses of, filings by or with, and approvals of Governmental Authorities, including, without limitation, Gaming Authorities, required in connection with the execution and delivery by the Borrower and the other Loan Parties and the validity against the Borrower or such other Loan Party of the Loan Documents to which it is a party, and such consents, licenses, filings and approvals shall be in full force and effect, or (ii) stating that no such consents, licenses, filings or approvals are so required.

(k)     The Administrative Agent shall have received a solvency certificate from a Financial Officer of the Borrower (immediately after giving effect to the Transactions) substantially in the form attached hereto as Exhibit G.

(l)     The Administrative Agent shall have received the Guaranty and Collateral Agreement together with (i) certificates or instruments representing Pledged Collateral (as defined in the Guaranty and Collateral Agreement) accompanied by all endorsements and/or powers required by the Guaranty and Collateral Agreement, (ii) evidence of any filings concurrently with the making of the Loans on the Effective Date under the Uniform Commercial Code of all jurisdictions that the Administrative Agent may deem necessary or desirable in order to perfect the Liens created under the Guaranty and Collateral Agreement, covering the Collateral described in the Guaranty and Collateral Agreement and (iii) evidence of the taking concurrently with the making of the Loans on the Effective Date of all other actions, recordings and filings of or with respect to the Guaranty and Collateral Agreement that the Administrative Agent may deem necessary or desirable in order to perfect the Liens created thereby; provided that the pledge of any Equity Interests of any Person that is subject to the jurisdiction of the Nevada Gaming Commission as a licensee or registered company under the Gaming Laws of the State of Nevada requires the approval of the Nevada Gaming Commission in order to be effective, and no certificates evidencing the Equity Interests of such Person or any undated stock powers or assignments separate from the certificate relating thereto shall be delivered to the Administrative Agent or any custodial agent thereof until such approval has been obtained, in each case in accordance with the terms of this Agreement and the other Loan Documents; provided, further, that from and after the time any such certificates are so delivered, all certificates representing such Equity Interests (and the corresponding undated stock or assignments separate from certificate) shall be held in the State of Nevada by the Administrative Agent or a bailee or custodian selected by the Administrative Agent).

(m)     The Administrative Agent shall have received a Landlord Personal Property Collateral Access Agreement, in form and substance reasonably satisfactory to it, for each Related Location.

(n)     The Administrative Agent shall have received at least three Business Days prior to the Effective Date all documentation and other information about the Borrower and its Subsidiaries required under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act that has been requested by the Administrative Agent in writing at least five Business Days prior to the Effective Date.

(o)     The Administrative Agent and each Lender requesting as of the Effective Date that its Loans made by it be evidenced by a promissory note, shall have received evidence of approval from the Maryland Commission of such Person’s Institutional Investor Waiver Application Form.

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding.

Without limiting the generality of the provisions of Article VIII, for purposes of determining satisfaction of the conditions precedent specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received written notice from such Lender prior to the proposed Effective Date specifying its objection thereto.

SECTION 4.02.     Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a)     The representations and warranties of the Borrower set forth in this Agreement shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable; provided, that to the extent any such representation or warranty specifically refers to an earlier date, such representation and warranty shall be true and correct in all material respects on and as of such earlier date; provided, further, that any representation or warranty that is qualified as to “materiality” or “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates.

(b)     At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default or Event of Default shall have occurred and be continuing.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in Section 4.02(a) and Section 4.02(b).

ARTICLE V

Affirmative Covenants

Until the Commitments have expired or been terminated and the satisfaction of all Secured Obligations (other than Unliquidated Obligations), the Borrower covenants and agrees with the Administrative Agent and the Lenders that:

SECTION 5.01.     Financial Statements and Other Information. The Borrower will furnish to the Administrative Agent (for distribution to each Lender):

(a)     as soon as available and in any event within ninety (90) days after the end of each fiscal year of the Borrower (or, if earlier, by the date that the Annual Report on Form 10-K of the Borrower for such fiscal year is required to be filed under the rules and regulations of the SEC, giving effect to any automatic extension available thereunder for the filing of such form), its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the corresponding figures for the previous fiscal year, all reported on by Piercy Bowler Taylor & Kern or other independent public accountants reasonably acceptable to the Administrative Agent (without a going concern or like qualification or exception (other than a qualification in respect of any fiscal year in which a Maturity Date is scheduled to occur, due solely to such maturity of the Obligations) and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b)     within forty-five (45) days (or sixty (60) days, in the case of the first fiscal quarter to end after the Effective Date) after the end of each of the first three fiscal quarters of each fiscal year of the Borrower (or, if earlier, by the date that the Quarterly Report on Form 10-Q of the Borrower for such fiscal quarter would be required to be filed under the rules and regulations of the SEC, giving effect to any automatic extension available thereunder for the filing of such form), its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by a Financial Officer of the Borrower as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c)     concurrently with any delivery of financial statements under clause (a) or (b) above, (i) the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries, if any (which may be in footnote form only) from such consolidated financial statements (it being agreed that no such consolidating financial statements shall be required to be audited) and (ii) a Compliance Certificate (A) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (B) setting forth reasonably detailed calculations demonstrating compliance with Section 6.12, (C) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate and (D) setting forth a complete and correct list of each Subsidiary of the Borrower and each Unrestricted Subsidiary of the Borrower (solely to the extent there have been any changes in such list since the Effective Date or the most recent list provided under this Section 5.01(c));

(d)     concurrently with any delivery of financial statements under Section 5.01(a), a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default under Section 6.12 (which certificate may be limited to the extent required by accounting rules or guidelines);

(e)     as soon as available, but in any event at least thirty (30) days after the end of each fiscal year of the Borrower, an annual business plan and budget of the Borrower and its Subsidiaries on a consolidated basis, including forecasts prepared by management of the Borrower, in form reasonably satisfactory to the Administrative Agent (it being understood and agreed by the Administrative Agent that the form annual business plan and budget provided to the Administrative Agent prior to the Effective Date is reasonably satisfactory), of consolidated balance sheets and statements of income or operations and cash flows of the Borrower and its Subsidiaries on a quarterly basis for the following four (4) fiscal quarters;

(f)     promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Subsidiary with the SEC, or any Governmental Authority succeeding to any or all of the functions of the SEC, or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be;

(g)     promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request from time to time; and

(h)     promptly after request by the Administrative Agent, (i) copies of any report required by any Gaming Authority and (ii) copies of any written communication to the Borrower or any Subsidiary from any Gaming Authority advising it of a violation of, or non-compliance with, any Gaming Law by the Borrower, any Subsidiary or any Affiliate where such violation or noncompliance could reasonably be expected to result in fines in excess of $100,000 or a License Revocation.

Documents required to be delivered pursuant to Section 5.01(a), Section 5.01(b) or Section 5.01(f) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which such documents are filed for public availability on the SEC’s Electronic Data Gathering and Retrieval System or are filed and are publicly available without charge on the Borrower’s internet website (as of the Effective Date, www.lakesentertainment.com); provided that the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the filing of any such documents. If for any reason the Administrative Agent or any Lender either does not receive such notice or after reasonable efforts is not able to access such website, then the Administrative Agent or such Lender, as the case may be, shall be deemed to have not received such information. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide copies of the Compliance Certificates required by Section 5.01(c) to the Administrative Agent.

SECTION 5.02.     Notices of Material Events. The Borrower will furnish to the Administrative Agent (for distribution to each Lender) prompt, and in any event within five (5) Business Days after any Responsible Officer of the Borrower or any Subsidiary obtaining knowledge thereof, written notice of the following:

(a)     the occurrence of any Default or Event of Default;

(b)     the filing or commencement of any action, suit or proceeding by or before (i) any arbitrator or Governmental Authority against or affecting the Borrower or any Affiliate thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect or (ii) any Gaming Authority (including any indication of intent by such Gaming Authority to act on a License Revocation, but excluding any proceeding involving any appearances before any Gaming Authority in the ordinary course) against or affecting the Borrower or any Affiliate thereof;

(c)     the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(d)     the acquisition by the Borrower or any Subsidiary of (i) any fee interest in real property, (ii) any material leasehold interest in real property or (iii) any leasehold interest in real property where a casino is or is to be located; and

(e)     any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section 5.02 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03.     Existence; Conduct of Business. The Borrower will, and will cause each of its Subsidiaries to, (i) do or cause to be done all things necessary to preserve, renew and keep in full force and effect (A) its legal existence, (B) the rights, qualifications, licenses, permits, privileges, franchises, governmental authorizations and intellectual property rights material to the conduct of its business at the casino located on the Rocky Gap Property and at any other casino property and (C) except to the extent a failure could not reasonably be expected to have a Material Adverse Effect, the rights, qualifications, licenses, permits, privileges, franchises, governmental authorizations and intellectual property rights material to the conduct of its business (except as provided in the immediately preceding clause (B)), and (ii) maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except as could not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03 or any matter described in Article 7(h), 7(i) or 7(j) solely with respect to a Disregarded Subsidiary and to the extent not constituting a Default or Event of Default thereunder.

SECTION 5.04.     Payment of Obligations. The Borrower will, and will cause each of its Subsidiaries to, pay its obligations, including Tax liabilities and Gaming Taxes, that, if not paid, could reasonably be expected to result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings and the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP or (b) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect. The Borrower will deliver to the Administrative Agent, promptly upon request, evidence of payment in full in a timely manner of such Taxes and Gaming Taxes (subject to the exceptions in clauses (a) and (b) in the foregoing sentence).

SECTION 5.05.     Maintenance of Properties; Insurance. (a) General. The Borrower will, and will cause each of its Subsidiaries to, (i) keep and maintain all of its property in good working order and condition, ordinary wear and tear excepted and except where the failure to so keep and maintain such property could not reasonably be expected to result in a Material Adverse Effect, and (ii) maintain with insurers of recognized financial responsibility insurance against such losses and risks and in such amounts as are prudent in the businesses in which it is engaged and all insurance required pursuant to the Collateral Documents. The Borrower will furnish to the Lenders, upon the reasonable request of the Administrative Agent, information in reasonable detail as to the insurance so maintained. The Borrower shall deliver to the Administrative Agent endorsements (x) to all property insurance policies naming the Administrative Agent as mortgagee and/or lender loss payee, as applicable, and (y) to all general liability and other liability policies naming the Administrative Agent an additional insured. In the event the Borrower or any of its Subsidiaries at any time or times hereafter shall fail to obtain or maintain any of the policies or insurance required herein or to pay any premium in whole or in part relating thereto, then the Administrative Agent, without waiving or releasing any obligations or resulting Default hereunder, may at any time or times thereafter (but shall be under no obligation to do so) obtain and maintain such policies of insurance and pay such premiums and take any other action with respect thereto which the Administrative Agent deems advisable. All sums so disbursed by the Administrative Agent shall constitute part of the Obligations, payable as provided in this Agreement. The Borrower will furnish to the Administrative Agent prompt written notice of any casualty or other insured damage to any material portion of the Collateral or the commencement of any action or proceeding for the taking of any material portion of the Collateral or interest therein under power of eminent domain or by condemnation or similar proceeding.

(b)     Flood Insurance.

(i)     With respect to any real property in respect of which a Mortgage is required to be delivered pursuant to the terms hereof or any other Loan Document, the Borrower will, and will cause each of its Subsidiaries to, obtain for and deliver to the Administrative Agent at the Borrower’s sole expense, prior to the delivery of such Mortgage, all information and documentation (which may include the property address, tax identification number and/or legal description of such real property) (“Flood Determination Information”) sufficient to enable the Administrative Agent to obtain a standard flood hazard determination certificate for such real property in form and substance and issued by a flood hazard certification firm, in each case, reasonably acceptable to the Administrative Agent.

(ii)     The Borrower will, and will cause each of its Subsidiaries to, at its sole expense, obtain and maintain at all times flood insurance with respect to any applicable Mortgaged Property, if the Administrative Agent or any Lender provides notice to the Borrower that (x) a standard flood hazard determination certificate reflects that all or any portion of such Mortgaged Property is situated within a “Special Flood Hazard Area,” as designated by the Federal Emergency Management Agency or other applicable Governmental Authority or (y) such flood insurance is then required by any other Applicable Flood Insurance Requirements.

(iii)     All such flood insurance required to be maintained pursuant to the terms hereof or any other Loan Document shall comply with all Applicable Flood Insurance Requirements. In addition, prior to the delivery of the related Mortgage, the Borrower will, and will cause each of its Subsidiaries to, promptly deliver to the Administrative Agent copies of such flood insurance policies and such other evidence of such flood insurance coverage as the Administrative Agent shall reasonably request (including, without limitation, any forms required by the Federal Emergency Management Agency).

(iv)     If the Borrower or any Subsidiary fails to obtain and deliver to the Administrative Agent any Flood Determination Information or fails to obtain any flood insurance (or provide copies of the policies thereof to the Administrative Agent), in each case, as required by any Loan Document or applicable law, to the extent permitted by applicable law, the Administrative Agent may obtain such Flood Determination Information or flood insurance, as applicable, at the Borrower’s expense.

(v)     In the event of any flood, water damage or other casualty loss affecting all or any part of any applicable Mortgaged Property, the net insurance proceeds from any flood insurance policies covering such Mortgaged Property shall be collected, paid and applied in accordance with the terms of the Loan Documents.

(vi)     Without limiting the foregoing, the Borrower will, and will cause each of its Subsidiaries to, execute and deliver, or cause to be executed and delivered, to the Administrative Agent such documents, agreements and instruments, and will take or cause to be taken such further actions, which may be required by law or which the Administrative Agent may, from time to time, reasonably request to carry out the terms and conditions of this Section 5.05(b), all at the expense of the Borrower.

SECTION 5.06.     Books and Records; Inspection Rights. The Borrower will, and will cause each Subsidiary to, keep proper books of record and account in material conformity with GAAP and all applicable requirements of any Governmental Authority, including, without limitation, any Gaming Authority, having jurisdiction over the Borrower or any Subsidiary. The Borrower will, and will cause each Subsidiary to, permit any representatives designated by the Administrative Agent or any Lender (including employees of the Administrative Agent, any Lender or any consultants, accountant, lawyers, agents and appraisers retained by the Administrative Agent), upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, including environmental assessment reports and Phase I or Phase II studies, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested; provided, that so long as no Default or Event of Default has occurred and is continuing, each such Person (including the Administrative Agent and each Lender) shall not exercise such visitation and inspection right more than twice in any calendar year, and the Borrower shall not be required to reimburse any Lender for the costs associated with any such visitation or inspection; provided, further, upon the occurrence and during the continuation of any Event of Default, all costs, fees and expenses of the Administrative Agent in connection with the foregoing shall be at the sole cost and expense of the Borrower. The Borrower acknowledges that the Administrative Agent, after exercising its rights of inspection, may prepare and distribute to the Lenders certain reports pertaining to the assets of the Borrower and its Subsidiaries for internal use by the Administrative Agent and the Lenders.

SECTION 5.07.     Compliance with Laws and Material Contractual Obligations. The Borrower will, and will cause each Subsidiary to, (i) comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property or operations (including without limitation Environmental Laws, Gaming Laws and ERISA) and (ii) perform in all material respects its obligations under material agreements to which it is a party, in each case except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.08.     Use of Proceeds. The proceeds of the Loans will be used (a) on the Effective Date, only to refinance the Existing Indebtedness and pay Transaction Costs and (b) following the Effective Date, to finance the working capital needs, and for general corporate purposes, of the Borrower and its Subsidiaries in the ordinary course of business. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.

SECTION 5.09.     Appraisals. At any time that the Administrative Agent requests, the Borrower will, and will cause each Subsidiary to, provide the Administrative Agent with appraisals or updates thereof of their real and/or personal property from an appraiser selected and engaged by the Administrative Agent, and prepared on a basis satisfactory to the Administrative Agent, such appraisals and updates to include, without limitation, information required by applicable law and regulations; provided, however, that (x) each such appraisal shall be at the sole expense of the Borrower and (y) the Administrative Agent shall not request any such appraisal unless (i) a Default or Event of Default then exists or (ii) such appraisal is required by law, rule or regulation then applicable to the Administrative Agent or any other Secured Party.

SECTION 5.10.     [Reserved].

SECTION 5.11.     Subsidiary Guarantors; Pledges; Additional Collateral; Further Assurances. (a) As promptly as possible but in any event within thirty (30) days (or such later date as may be agreed upon by the Administrative Agent) after any Person becomes a Subsidiary (other than an Excluded Subsidiary) or is no longer an Excluded Subsidiary, the Borrower shall provide the Administrative Agent with written notice thereof and, subject to Gaming Laws and receipt of applicable Gaming Approvals, shall cause each such Subsidiary to deliver to the Administrative Agent a joinder to the Guaranty and Collateral Agreement (in the form contemplated thereby) pursuant to which such Subsidiary agrees to be bound by the terms and provisions thereof, the Guaranty and Collateral Agreement to be accompanied by appropriate corporate resolutions, other corporate documentation and legal opinions in form and substance reasonably satisfactory to the Administrative Agent and its counsel, as may reasonably be requested by the Administrative Agent.

(b)     Subject to Gaming Laws, receipt of applicable Gaming Approvals and the other limitations set forth in the Collateral Documents (including the limitations on granting liens on Excluded Property as set forth therein), the Borrower will cause, and will cause each other Loan Party to cause, all of its owned property (whether real, personal, tangible, intangible, or mixed) to be subject at all times to first priority (subject to Permitted Prior Liens), perfected Liens in favor of the Administrative Agent for the benefit of the Secured Parties to secure the Secured Obligations in accordance with the terms and conditions of the Collateral Documents, subject in any case to Liens permitted by Section 6.02. Without limiting the generality of the foregoing, but subject to Gaming Laws, receipt of applicable Gaming Approvals and the other limitations set forth in the Collateral Documents (including the limitations on granting liens on Excluded Property as set forth therein), the Borrower (i) will cause the Applicable Pledge Percentage of the issued and outstanding Equity Interests of each Pledge Subsidiary directly owned by the Borrower or any other Loan Party to be subject at all times to a first priority (subject to Permitted Prior Liens), perfected Lien in favor of the Administrative Agent to secure the Secured Obligations in accordance with the terms and conditions of the Collateral Documents or such other pledge and security documents as the Administrative Agent shall reasonably request and (ii) will, and will cause each other Loan Party to, within 60 days after the acquisition thereof or such longer period as the Administrative Agent may approve in its reasonable discretion, deliver Mortgages and Mortgage Instruments with respect to real property owned by the Borrower or such other Loan Party to the extent reasonably required by the Administrative Agent.

(c)     Without limiting the foregoing, but subject to Gaming Laws, receipt of applicable Gaming Approvals and the other limitations set forth in the Collateral Documents, the Borrower will, and will cause each other Loan Party to, execute and deliver, or cause to be executed and delivered, to the Administrative Agent such documents, agreements and instruments, and will take or cause to be taken such further actions (including the filing and recording of financing statements, fixture filings, Mortgages, deeds of trust and other documents and such other actions or deliveries of the type required by Section 4.01, as applicable), which may be required by law or which the Administrative Agent may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents and to ensure perfection and priority of the Liens created or intended to be created by the Collateral Documents, all at the expense of the Borrower.

(d)     Without limiting the foregoing, the Borrower will, and will cause each other Loan Party to, promptly take all such actions as reasonably requested by the Administrative Agent to address, correct and remediate any material matters identified in any Phase I or Phase II environmental site assessments or other environmental reports delivered with respect to any owned or leased real property of the Borrower or any Subsidiary that is a Mortgaged Property or is intended to become a Mortgaged Property, including without limitation those described on Schedule 5.15 hereto. If the Borrower fails to promptly take, or cause the other Loan Parties to promptly take, any such actions reasonably requested by the Administrative Agent in the foregoing sentence, then the Administrative Agent, or its designee, may, but shall not be obligated to, take any such actions at the sole cost and expense of the Borrower.

SECTION 5.12.     Employee Benefit Plans. The Borrower will, and will cause each Subsidiary to, maintain each Plan in compliance with all applicable requirements of law and regulations, except to the extent the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.13.     Designation of Subsidiaries. The Borrower may at any time after the Effective Date designate any Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Subsidiary; provided that, (i) immediately before and after such designation, (x) no Default or Event of Default shall have occurred and be continuing and (y) the Borrower and its Subsidiaries shall be in pro forma compliance with the financial covenants contained in Section 6.12 and (ii) no Subsidiary may be designated as an Unrestricted Subsidiary if, after such designation, it would be a “Restricted Subsidiary” for the purpose of any Subordinated Indebtedness, (iii) no Subsidiary may be designated an Unrestricted Subsidiary if it was previously designated an Unrestricted Subsidiary, (iv) no Subsidiary may be designated as an Unrestricted Subsidiary if it owns any Equity Interests or Indebtedness of, or holds any Lien on any property or assets of any other Subsidiary of the Borrower (other than the Subsidiaries of such Subsidiary to be designated as an Unrestricted Subsidiary), (v) any Indebtedness of an Unrestricted Subsidiary must be non-recourse to the Borrower and its Subsidiaries and (vi) at no time shall Unrestricted Subsidiaries, in the aggregate, have assets with a value in excess of 10.0% of Consolidated Total Assets or revenues representing in excess of 10.0% of total revenues of the Borrower and its Subsidiaries or Consolidated EBITDA in excess of 10.0% of Consolidated EBITDA of the Borrower and its Subsidiaries (for the four fiscal quarter period ending on such date) on a consolidated basis as of such date. The designation of any Subsidiary as an Unrestricted Subsidiary after the Effective Date shall constitute an Investment by the Borrower therein at the date of designation in an amount equal to the fair market value as determined in good faith by the Borrower of the Borrower’s or its Subsidiary’s (as applicable) Investment therein (provided that, for purposes of clarification, in the case of determination of utilization of applicable Investment baskets with respect to any such designation in connection with an acquisition permitted by and for purposes of Section 6.04, such Investment will be determined according to the purchase price paid therefor (including whether constituting Excluded Contributions, Equity Interests, cash and/or otherwise)). The designation of any Unrestricted Subsidiary as a Subsidiary shall constitute (i) the incurrence at the time of designation of any Investment, Indebtedness or Liens of such Subsidiary existing at such time and (ii) a return on any Investment by the Borrower in Unrestricted Subsidiaries pursuant to the preceding sentence in an amount equal to the fair market value as determined in good faith by the Borrower at the date of such designation of the Borrower’s or its Subsidiary’s (as applicable) Investment in such Subsidiary; provided that in no event shall any such return on any Investment by the Borrower in an Unrestricted Subsidiary be duplicative of any return that increases the Available Amount pursuant to the definition thereof.

SECTION 5.14.     Lender Meetings. To the extent requested by the Administrative Agent or the Required Lenders, the Borrower will make available a Responsible Officer (or such other officer as is reasonably acceptable to the Borrower and the Administrative Agent) of the Borrower to participate in a conference call (including a customary question and answer session) with the Administrative Agent and the Lenders once during each fiscal quarter to be held at such time as may be agreed to by the Borrower and the Administrative Agent.

SECTION 5.15.     Post-Closing Matters. The Borrower will, within the time periods specified in Schedule 5.15 (as each may be extended by the Administrative Agent in writing in its sole discretion) complete such undertakings as are set forth on Schedule 5.15.

ARTICLE VI

Negative Covenants

Until the Commitments have expired or been terminated and the satisfaction of all Secured Obligations (other than Unliquidated Obligations), the Borrower covenants and agrees with the Administrative Agent and the Lenders that:

SECTION 6.01.     Indebtedness. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(a)     the Secured Obligations;

(b)     Indebtedness existing on the date hereof and set forth in Schedule 6.01 and extensions, renewals and replacements of any such Indebtedness with Indebtedness that does not increase the outstanding principal amount thereof except by an amount equal to the sum of (i) accrued and capitalized interest thereon plus (ii) premiums, penalties, fees and reasonable expenses incurred in connection with such extension, renewal or replacement;

(c)     Indebtedness of the Borrower to any Subsidiary and of any Subsidiary to the Borrower or any other Subsidiary; provided that (i) Indebtedness of any Subsidiary that is not a Loan Party to the Borrower or any other Loan Party shall be subject to Section 6.04 and (ii) Indebtedness of the Borrower or any other Loan Party to any Subsidiary that is not a Loan Party shall be subordinated to the Secured Obligations pursuant to a Global Intercompany Note;

(d)     Guarantees by the Borrower of Indebtedness or other obligations of any Subsidiary and by any Subsidiary of Indebtedness or other obligations of the Borrower or any other Subsidiary; provided that (i) the Indebtedness so Guaranteed is permitted by this Section 6.01, (ii) Guarantees by the Borrower or any Subsidiary that is a Loan Party of Indebtedness of any Subsidiary that is not a Loan Party shall be subject to Section 6.04 and (iii) Guarantees permitted under this Section 6.01(d) shall be subordinated to the Secured Obligations of the applicable Subsidiary on the same terms as the Indebtedness so Guaranteed is subordinated to the Secured Obligations;

(e)     Indebtedness of the Borrower or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness; provided that (i) such Indebtedness is incurred prior to or within one hundred twenty (120) days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this Section 6.01(e) shall not exceed $10,000,000 at any time outstanding;

(f)     Indebtedness of the Borrower or any Subsidiary in an aggregate principal amount not to exceed $10,000,000 at any time;

(g)     Indebtedness of the Borrower or any Subsidiary in respect of any Swap Agreements entered into in the ordinary course of business to mitigate risk and not for speculative purposes;

(h)     Indebtedness of the Borrower or any Subsidiary in respect of netting services, overdraft protections and related liabilities in connection with deposit accounts of the Borrower or such Subsidiary;

(i)     Indebtedness of the Borrower or any Subsidiary owing to any insurance company in connection with the financing of any insurance premiums permitted by such insurance company in the ordinary course of business;

(j)     obligations of the Borrower or any Subsidiary in respect of performance, bid, customs, government, appeal and surety bonds, performance and completion guaranties and similar obligations provided by the Borrower or any of its Subsidiaries, in each case in the ordinary course of business;

(k)     Indebtedness of the Borrower or any Subsidiary in respect of letters of credit, bank guarantees, bankers’ acceptances or similar instruments created or issued in the ordinary course of business in connection with workers’ compensation claims, health, disability or other employee benefits;

(l)     Indebtedness of the Borrower or any Subsidiary representing deferred compensation or stock-based compensation to employees of the Borrower or any Subsidiary incurred in the ordinary course of business;

(m)     (i) Indebtedness of the Borrower or any Subsidiary in the form of earn-outs, indemnification, incentive, non-compete, consulting or other similar arrangements and other contingent obligations, including purchase price adjustments, in respect of Permitted Acquisitions or any other Investments permitted by Section 6.04 and (ii) Indebtedness of the Borrower or any Subsidiary arising from agreements providing for indemnification related to sales of goods or adjustment of purchase price or similar obligations in any case incurred in connection with any disposition expressly permitted under Section 6.03; and

(n)     (i) Indebtedness of a Person or Indebtedness attaching to assets of a Person that, in either case, becomes a Subsidiary or Indebtedness attaching to assets that are acquired by the Borrower or any Subsidiary, in each case after the Effective Date as the result of a Permitted Acquisition, in an aggregate amount not to exceed $10,000,000 at any one time outstanding, provided that (x) such Indebtedness existed at the time such Person became a Subsidiary or at the time such assets were acquired and, in each case, was not created in anticipation thereof and (y) such Indebtedness is not guaranteed in any respect by the Borrower or any Subsidiary (other than by any such Person that so becomes a Subsidiary), and (ii) any refinancing, refunding, renewal or extension of any Indebtedness specified in subclause (i) above, provided that (1) the principal amount of any such Indebtedness is not increased above the principal amount thereof outstanding immediately prior to such refinancing, refunding, renewal or extension, plus accrued interest, fees and premiums (if any) thereon and reasonable fees and expenses associated with the refinancing, (2) the direct and contingent obligors with respect to such Indebtedness are not changed and (3) such Indebtedness shall not be secured by any assets other than the assets securing the Indebtedness being renewed, extended or refinanced.

SECTION 6.02.     Liens. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, except:

(a)     Liens created pursuant to any Loan Document;

(b)     Permitted Encumbrances;

(c)     any Lien on any property or asset of the Borrower or any Subsidiary existing on the Effective Date and set forth in Schedule 6.02; provided that (i) such Lien shall not apply to any other property or asset of the Borrower or any Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the Effective Date and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof except by an amount equal to the sum of (x) accrued and capitalized interest thereon, plus (y) premiums, penalties, fees and reasonable expenses incurred in connection with such extension, renewal or replacement;

(d)     any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Borrower or any Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof except by an amount equal to the sum of (x) accrued and capitalized interest thereon, plus (y) premiums, penalties, fees and reasonable expenses incurred in connection with such extension, renewal or replacement;

(e)     Liens on fixed or capital assets acquired, constructed or improved by the Borrower or any Subsidiary; provided that (i) such security interests secure Indebtedness permitted by Section 6.01(e), (ii) such security interests and the Indebtedness secured thereby are incurred prior to or within one hundred twenty (120) days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such security interests shall not apply to any other property or assets of the Borrower or any Subsidiary;

(f)     Liens solely on any cash earnest money deposits made by the Borrower or any of its Subsidiaries in connection with any letter of intent or purchase agreement permitted under Section 6.04;

(g)     purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business;

(h)     Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(i)     licenses of patents, copyrights, trademarks and other intellectual property rights granted by the Borrower or any of its Subsidiaries in the ordinary course of business, in each case which (i) do not interfere in any material respect with the business of the Borrower or any Subsidiary, (ii) do not secure any Indebtedness and (iii) are permitted by Section 6.03;

(j)     bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and cash equivalents on deposit in one or more accounts maintained by the Borrower or any Subsidiary, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements;

(k)     Liens on insurance policies and proceeds thereof securing the financing of the premiums with respect thereto permitted under Section 6.01(i);

(l)     Liens of a collection bank arising under Section 4-208 or Section 4-210 of the UCC on items in the course of collection;

(m)     for the period commencing on the Effective Date and continuing until the date that is 180 days after the Effective Date only, Federal tax Liens on the assets of Sartini Gaming, LLC, a Nevada limited liability company (formerly E-T-T, Inc.), (i) in a stated amount equal to $21,292.33 and (ii) in a stated amount equal to $212,310.59; and

(n)     Liens on assets of the Borrower and its Subsidiaries not otherwise permitted above so long as the aggregate principal amount of the Indebtedness and other obligations subject to such Liens does not at any time exceed $5,000,000.

SECTION 6.03.     Fundamental Changes; Asset Sales; Fiscal Year. (a) The Borrower will not, and will not permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) any of its assets (including pursuant to a Sale and Leaseback Transaction), or any of the Equity Interests of any of its Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that:

(i)     if at the time thereof and immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom, (A) any Person may merge into the Borrower in a transaction in which the Borrower is the surviving corporation and (B) any Person may merge into any Loan Party (other than the Borrower) in a transaction in which such Loan Party is the surviving Person;

(ii)     the Borrower and the other parties thereto may consummate the transactions contemplated by the Merger Agreement on the Effective Date;

(iii)     if at the time thereof and immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom, any Subsidiary may merge into a Loan Party in a transaction in which the surviving entity is such Loan Party (provided that any such merger involving the Borrower must result in the Borrower as the surviving corporation);

(iv)     any Subsidiary that is not a Loan Party may merge into any other Subsidiary that is not a Loan Party;

(v)     if at the time thereof and immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom, any Subsidiary may liquidate or dissolve if (a) the Borrower determines in good faith that such liquidation or dissolution is in the best interest of the Borrower and its Subsidiaries and is not disadvantageous to the Lenders in any material respect and (b) if such Subsidiary is a Loan Party, any assets or business of such Subsidiary not otherwise disposed of or transferred in accordance with this Section 6.03 or, in the case of any such business, discontinued, shall be transferred to, or otherwise owned or conducted by, a Loan Party immediately after giving effect to such liquidation or dissolution;

(vi)     (a) the Borrower or any Subsidiary may Dispose of its assets to a Loan Party and (b) any Subsidiary that is not a Loan Party may Dispose of its assets to another Subsidiary that is not a Loan Party;

(vii)     to the extent constituting a sale, transfer, lease or other Disposition, the Borrower or any Subsidiary may make Dispositions consisting of (a) Liens permitted by Section 6.02, (b) Restricted Payments permitted by Section 6.07, (c) a transaction permitted pursuant to Section 6.04 or (d) a Sale and Leaseback Transaction permitted by Section 6.10;

(viii)     the Borrower and its Subsidiaries may (A) sell inventory in the ordinary course of business, (B) effect sales, trade-ins, exchanges or dispositions of used equipment for value in the ordinary course of business consistent with past practice, (C) enter into licenses of intellectual property or technology in the ordinary course of business, (D) Dispose of surplus, obsolete or worn out property (other than real property or any interest therein) and property (other than real property or any interest therein) no longer used or useful in the conduct of the business of the Borrower or any of its Subsidiaries, (E) Dispose of cash and cash equivalents, (F) effectuate transfers of condemned property as a result of the exercise of “eminent domain” or other similar policies to the respective Governmental Authority or agency that has condemned the same (whether by deed in lieu of condemnation or otherwise), and transfers of properties that have been subject to a casualty to the respective insurer of such property as part of an insurance settlement, (G) effectuate the sale or discount, in each case without recourse and in the ordinary course of business, of overdue accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof consistent with customary industry practice (and not as part of any bulk sale or financing of receivables), (H) effectuate the sale or discount, in each case in the ordinary course of business, of accounts receivable or notes receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof, and (I) provide equipment valued at not more than $500,000 in the aggregate in any fiscal year to employees of the Subsidiaries in the ordinary course of business;

(ix)     the Borrower and its Subsidiaries may also Dispose of assets with a book value that, together with the book value of all other property of the Borrower and its Subsidiaries previously Disposed of as permitted by this clause (ix) during any fiscal year of the Borrower, does not exceed $5,000,000;

(x)     the Borrower and its Subsidiaries may Dispose of the assets described on Schedule 6.03 and consummate the Jamul Disposition;

(xi)     any Subsidiary may enter into any merger, amalgamation or consolidation the sole purpose of which is to effect a Disposition permitted by this Section 6.03 or a Permitted Acquisition permitted under Section 6.04; provided, that if such Subsidiary is a Loan Party, then the surviving Person in such transaction (to the extent not such Subsidiary) must be or become a Loan Party which assumes or has assumed or acquired all of the property and assets of such Subsidiary; and

(xii)     the Borrower and its Subsidiaries may made Dispositions of investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture agreements and similar binding agreements.

(b)     The Borrower will not, and will not permit any Subsidiary to, change its fiscal year from the basis in effect on the Effective Date.

SECTION 6.04.     Investments, Loans, Advances, Guarantees and Acquisitions. The Borrower will not, and will not permit any Subsidiary to, purchase, hold or acquire (including pursuant to any merger or consolidation with any Person that was not a Wholly Owned Subsidiary prior to such merger or consolidation) any capital stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any Person or any assets of any other Person constituting a business unit (each of the foregoing, an “Investment”), except:

(a)     cash and Permitted Investments;

(b)     Permitted Acquisitions;

(c)     Investments by each of the Borrower and its Subsidiaries existing on the Effective Date in the capital stock of its Subsidiaries and Unrestricted Subsidiaries;

(d)     Investments made by the Borrower in or to any Subsidiary and made by any Subsidiary in or to the Borrower or any other Subsidiary (provided that not more than an aggregate amount of $5,000,000 of Investments may be made and remain outstanding, at any time, by Loan Parties to Subsidiaries which are not Loan Parties (in each case, determined on the date such Investment is made, with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(e)     Guarantees constituting Indebtedness permitted by Section 6.01;

(f)     so long as no Default or Event of Default has occurred and is continuing, other Investments by the Borrower or any Subsidiary in an aggregate outstanding amount (valued at the time of the making thereof, and without giving effect to any write-downs or write-offs thereof) not to exceed the Available Amount on the date of such Investment; provided, that the Borrower shall deliver a written notice to the Administrative Agent setting forth calculations in reasonable detail of the Available Amount immediately prior to such election and the amount thereof elected to be so applied;

(g)     Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers, in each case, in the ordinary course of business;

(h)     loans or advances to officers, directors, managers and employees of the Borrower or any of its Subsidiaries for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes or in connection with such Person’s purchase of Equity Interests in the Borrower directly from the Borrower, in an aggregate principal amount not to exceed $1,500,000 at any time;

(i)     Investments (including Capital Expenditures) to the extent funded with Excluded Contributions or with Equity Interests of the Borrower (other than Disqualified Equity Interests); provided, that (x) both immediately prior to and after giving effect to such Investment, no Default or Event of Default shall exist or would result therefrom and (y) the Borrower is in compliance, on a pro forma basis, with the financial covenants in Section 6.12;

(j)     Investments by the Borrower or any of its Subsidiaries in Excluded Subsidiaries and joint ventures or similar arrangements in an aggregate amount at any one time outstanding not to exceed $2,500,000 (in each case, determined on the date such Investment is made, with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(k)     Investments (including debt obligations and Equity Interests) received in the ordinary course of business by the Borrower or any Subsidiary in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, suppliers and customers arising out of the ordinary course of business;

(l)     Investments in Swap Agreements which constitute Investments;

(m)     Investments of any Person in existence at the time such Person becomes a Subsidiary (other than in Subsidiaries of any such Person); provided that such Investment was not made in connection with or in anticipation of such Person becoming a Subsidiary;

(n)     Investments arising directly out of the receipt by the Borrower or any Subsidiary of non-cash consideration for any Disposition permitted under Section 6.03;

(o)     advances of payroll payments to employees in the ordinary course of business;

(p)     to the extent constituting an Investment, Route Signing Expenditures;

(q)     the Borrower and the other parties thereto may consummate the transactions contemplated by the Merger Agreement on the Effective Date;

(r)     Jamul Investments; and

(s)     any other Investment, loan or advance so long as the aggregate outstanding amount of all such Investments, loans and advances does not exceed $5,000,000 at any time during the term of this Agreement (in each case, determined on the date such Investment is made, with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value).

SECTION 6.05.     Swap Agreements. The Borrower will not, and will not permit any Subsidiary to, enter into any Swap Agreement, except Swap Agreements entered into in the ordinary course of business in order to manage risks associated with liabilities, commitments, Investments, assets or property held or reasonably anticipated and not for speculative purposes or taking a “market view”.

SECTION 6.06.     Transactions with Affiliates. The Borrower will not, and will not permit any Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Borrower and its Wholly Owned Subsidiaries not involving any other Affiliate, (c) any Restricted Payment permitted by Section 6.07, (d) those transactions set forth on Schedule 6.06, (e) Investments permitted pursuant to Section 6.04, (f) employment and severance arrangements between the Borrower and its Subsidiaries and their respective officers and employees in the ordinary course of business and transactions pursuant to stock option plans, stock incentive plans and employee benefit plans and arrangements in the ordinary course of business, and (g) payment of reasonable and customary director, officer and employee compensation (including bonuses) and other benefits (including retirement, health, stock option and other benefit plans) and indemnification arrangements, in each case approved by the board of directors (or compensation committee) of the Borrower (including at least one independent director of such board of director or member of such compensation committee) or any Subsidiary, as applicable.

SECTION 6.07.     Restricted Payments. The Borrower will not, and will not permit any Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except (a) the Borrower may declare and pay dividends with respect to its Equity Interests payable solely in the form of Qualified Equity Interests, (b) Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests, (c) the Borrower may make Restricted Payments (i) pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Borrower and its Subsidiaries and (ii) the proceeds of which will be used to repurchase, retire, or otherwise acquire the Equity Interests of the Borrower from directors, officers, employees or members of management of the Borrower or any Subsidiary (or their estate, heirs, family member, spouse and/or former spouse), in each case, in connection with the resignation, termination, death or disability of any such directors, officers, employees or members of management in an aggregate amount not to exceed $3,000,000 during the term of this Agreement, (d) so long as no Default or Event of Default has occurred and is continuing and the Borrower and its Subsidiaries are in compliance, on a pro forma basis, with the covenants contained in Section 6.12 recomputed as of the last day of the most recently ended fiscal quarter of the Borrower for which financial statements are available, the Borrower may make other Restricted Payments in an aggregate amount not to exceed the Available Amount on the date of such Restricted Payment; provided, that the Borrower shall deliver a written notice to the Administrative Agent setting forth calculations in reasonable detail of the Available Amount immediately prior to such election and the amount thereof elected to be so applied, (e) the Borrower may make the Jamul Distribution, (f) the Borrower and its Subsidiaries may make any other Restricted Payment so long as no Default or Event of Default has occurred and is continuing prior to making such Restricted Payment or would arise after giving effect (including giving effect on a pro forma basis) thereto and the aggregate amount of all such Restricted Payments during the term of this Agreement does not exceed $2,500,000, (g) so long as no Default or Event of Default has occurred and is continuing, the Borrower may make Restricted Payments in an aggregate amount not to exceed the amount of the Excluded Contribution at such time and (h) the Borrower may make additional Restricted Payments in an unlimited amount so long as (x) both immediately prior to and after giving effect to such Restricted Payment, no Default or Event of Default shall exist or would result therefrom and (y) the Leverage Ratio as of the last day of the most recent fiscal quarter for which Financials have been delivered, on a pro forma basis, is less than or equal to 2.0:1.0. Notwithstanding the foregoing, in no event shall the Borrower or any Subsidiary be permitted to make any Restricted Payment under Section 6.07(d), 6.07(f) or 6.07(h) until the Rocky Gap Leasehold Delivery Date.

SECTION 6.08.     Restrictive Agreements. The Borrower will not, and will not permit any Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets to secure the Obligations (whether or not the Obligations are or are not secured by such property or assets), or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to holders of its Equity Interests or to make or repay loans or advances to the Borrower or any other Subsidiary or to Guarantee Indebtedness of the Borrower or any other Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by any Loan Document, (ii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary or other asset or property of any Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary, assets or other property that is to be sold and such sale is permitted under Section 6.03, (iii) the foregoing shall not apply to customary provisions in joint venture agreements and other similar agreements applicable to joint ventures and applicable solely to such joint venture and (iv) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts (including those relating to Capital Lease Obligations and purchase money Indebtedness permitted under Section 6.01(e)) restricting the assignment thereof or the grant of a Lien over the assets subject thereto (or in the case of leases or subleases of real property, assets contained in such leased or subleased premises).

SECTION 6.09.     Subordinated Indebtedness and Amendments to Subordinated Indebtedness Documents. The Borrower will not, and will not permit any Subsidiary to, directly or indirectly voluntarily prepay, defease or in substance defease, purchase, redeem, retire or otherwise repurchase, any Subordinated Indebtedness or any Indebtedness from time to time outstanding under the Subordinated Indebtedness Documents. Furthermore, the Borrower will not, and will not permit any Subsidiary to, amend the Subordinated Indebtedness Documents or any document, agreement or instrument evidencing any Indebtedness incurred pursuant to the Subordinated Indebtedness Documents (or any replacements, substitutions, extensions or renewals thereof) or pursuant to which such Indebtedness is issued where such amendment, modification or supplement provides for the following or which has any of the following effects:

(a)     increases the overall principal amount of any such Indebtedness or increases the amount of any single scheduled installment of principal or interest;

(b)     shortens or accelerates the date upon which any installment of principal or interest becomes due or adds any additional mandatory redemption provisions;

(c)     shortens the final maturity date of such Indebtedness or otherwise accelerates the amortization schedule with respect to such Indebtedness;

(d)     increases the rate of interest accruing on such Indebtedness;

(e)     provides for the payment of additional fees or increases existing fees;

(f)     amends or modifies any financial or negative covenant (or covenant which prohibits or restricts the Borrower or any Subsidiary from taking certain actions) in a manner which is more onerous or more restrictive in any material respect to the Borrower or such Subsidiary or which is otherwise materially adverse to the Borrower, any Subsidiary and/or the Lenders or, in the case of any such covenant, which places material additional restrictions on the Borrower or such Subsidiary or which requires the Borrower or such Subsidiary to comply with more restrictive financial ratios or which requires the Borrower to better its financial performance, in each case from that set forth in the existing applicable covenants in the Subordinated Indebtedness Documents or the applicable covenants in this Agreement; or

(g)     amends, modifies or adds any affirmative covenant in a manner which (i) when taken as a whole, is materially adverse to the Borrower, any Subsidiary and/or the Lenders or (ii) is more onerous than the existing applicable covenant in the Subordinated Indebtedness Documents or the applicable covenant in this Agreement.

SECTION 6.10.     Sale and Leaseback Transactions. The Borrower shall not, nor shall it permit any Subsidiary to, create, incur, assume or suffer to exist any obligations as lessee for the rental or hire of real or personal property in connection with any Sale and Leaseback Transaction except (a) resulting from the Disposition of assets in connection with the incurrence of Indebtedness permitted under Section 6.01(e) with respect to such assets or (b) so long as no Event of Default exists or would result therefrom, the Disposition of real property that does not have a value exceeding $2,000,000 in the aggregate over the term of this Agreement that is subsequently leased back by the Borrower or any Subsidiary.

SECTION 6.11.     Change in Nature of Business. The Borrower shall not, nor shall it permit any Subsidiary to, engage in any material line of business substantially different from those lines of business conducted by the Borrower and its Subsidiaries on the Effective Date or any business reasonably related, complementary or ancillary thereto.

SECTION 6.12.     Financial Covenants.

(a)     Maximum Leverage Ratio. The Borrower will not permit the Leverage Ratio as of the last day of any fiscal quarter during any period set forth below, commencing on or about December 31, 2015, for the period of four (4) consecutive fiscal quarters ending on or about such date, to be greater than the ratio set forth below opposite such period:

Period	Ratio
Effective Date through June 30, 2016	4.25:1.00
September 30, 2016 through March 31, 2017	4.00:1.00
June 30, 2017 through June 30, 2018	3.75:1.00
September 30, 2018 and thereafter	3.50:1.00

(b)     [Reserved].

(c)     Minimum Fixed Charge Coverage Ratio. The Borrower will not permit the Fixed Charge Coverage Ratio as of the last day of any fiscal quarter, commencing on or about December 31, 2015, determined for the period of four (4) consecutive fiscal quarters ending on such date, to be less than 1.10:1.00.

SECTION 6.13.     Amendments to Organizational Documents. The Borrower will not, and will not permit any Subsidiary to, amend any charter, articles, bylaws, operating agreement, partnership agreement or other organizational document or agreement, in each case in any manner that is adverse to the interests of the Administrative Agent, the Lenders or any other Secured Party in any material respect.

ARTICLE VII

Events of Default

If any of the following events (“Events of Default”) shall occur:

(a)     the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)     the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article VII) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days;

(c)     any representation or warranty made or deemed made by or on behalf of the Borrower or any Subsidiary in or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification thereof or waiver thereunder, shall be incorrect or misleading in any material respect when made or deemed made;

(d)     the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.01, 5.02, 5.03 (with respect to the Borrower’s existence), 5.05, 5.06, 5.08, 5.11 or 5.15 or in Article VI;

(e)     the Borrower or any Subsidiary, as applicable, shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article VII) or any other Loan Document, and such failure shall continue unremedied for a period of thirty (30) days after the earlier of (i) notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender) and (ii) a Responsible Officer of the Borrower or any Subsidiary obtaining knowledge thereof;

(f)     the Borrower or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (after giving effect to any applicable notice and cure periods);

(g)     any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or other Disposition or any casualty or other insured damage to, or any taking under power of eminent domain by condemnation or similar proceeding, of the property or assets securing such Indebtedness if such sale or other Disposition or casualty, damage or taking is permitted hereunder and under the documents providing for such Indebtedness and such Indebtedness is repaid when required under the documents providing for such Indebtedness;

(h)     an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Subsidiary (other than a Disregarded Subsidiary) or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary (other than a Disregarded Subsidiary) or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)     the Borrower or any Subsidiary (other than a Disregarded Subsidiary) shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article VII, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary (other than a Disregarded Subsidiary) or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j)     the Borrower or any Subsidiary (other than a Disregarded Subsidiary) shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k)     one or more judgments for the payment of money in an aggregate amount in excess of $10,000,000 (to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) shall be rendered against the Borrower, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of sixty (60) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Subsidiary to enforce any such judgment or the Borrower or any Subsidiary shall fail within sixty (60) days to discharge one or more non-monetary judgments or orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, which judgments or orders, in any such case, are not stayed on appeal or otherwise being appropriately contested in good faith by proper proceedings diligently pursued;

(l)     an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(m)     a Change in Control shall occur;

(n)     [Reserved];

(o)     any material provision of any Loan Document for any reason (other than as a result of the action or inaction of the Administrative Agent) ceases to be valid, binding and enforceable in accordance with its terms (or the Borrower or any Subsidiary shall challenge the enforceability of any Loan Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any of the Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms);

(p)     any Collateral Document shall for any reason fail to create a valid and perfected first priority (subject to Permitted Prior Liens) security interest in any material portion of the Collateral purported to be covered thereby, except as permitted by the terms of any Loan Document;

(q)     (i) the subordination provisions of any Subordinated Indebtedness Documents shall, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable against any holder of the Subordinated Indebtedness, except as may be permitted by the terms of any Loan Document; or (ii) the Borrower or any other Loan Party shall, directly or indirectly, disavow or contest in any manner (A) the effectiveness, validity or enforceability of any such subordination provisions, (B) that such subordination provisions exist for the benefit of the Administrative Agent, the Issuing Bank or the Lenders or (C) that all payments of principal of, or interest on, the Subordinated Indebtedness, or realized from the liquidation of any property of any Loan Party, shall be subject to any such subordination provisions; or

(r)     there shall have occurred any License Revocation in respect of, or adversely affecting, operations of the Borrower and its Subsidiaries accounting for more than 5% of Consolidated EBITDA (for the four fiscal quarters of the Borrower most recently completed for which Financials have been delivered) that continues for at least ten (10) Business Days;

then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Article VII), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other Secured Obligations of the Borrower accrued hereunder and under the other Loan Documents, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (h) or (i) of this Article VII, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other Secured Obligations accrued hereunder and under the other Loan Documents, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower. Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may, and at the request of the Required Lenders shall, exercise any rights and remedies provided to the Administrative Agent under the Loan Documents or at law or equity, including all remedies provided under the UCC.

ARTICLE VIII

The Administrative Agent

Each of the Lenders and the Issuing Bank hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf, including execution of the other Loan Documents, and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article VIII are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Bank, and the Borrower shall not have rights as a third party beneficiary of any of such provisions.

The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02); provided that, the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any applicable law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any applicable law, and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct (as determined by final non-appealable order of a court of competent jurisdiction). The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection with any Loan Document, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the creation, perfection or priority of Liens on the Collateral or the existence of the Collateral or (vi) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Bank and the Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article VIII and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Each Lender acknowledges and agrees that the Loans and other extensions of credit made hereunder are commercial loans and letters of credit and not investments in a business enterprise or securities. Each Lender further represents that it is engaged in making, acquiring or holding commercial loans in the ordinary course of its business and has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder. Each Lender shall, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrower and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder and in deciding whether or to the extent to which it will continue as a lender or assign or otherwise transfer its rights, interests and obligations hereunder.

None of the Lenders, if any, identified in this Agreement as a Syndication Agent or Documentation Agent shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of such Lenders shall have or be deemed to have a fiduciary relationship with any Lender. Each Lender hereby makes the same acknowledgments with respect to the relevant Lenders in their respective capacities as Syndication Agent or Documentation Agent, as applicable, as it makes with respect to the Administrative Agent in the preceding paragraph.

The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Administrative Agent) authorized to act for, any other Lender. The Administrative Agent shall have the exclusive right on behalf of the Lenders to enforce the payment of the principal of and interest on any Loan after the date such principal or interest has become due and payable pursuant to the terms of this Agreement.

In its capacity, the Administrative Agent is a “representative” of the Secured Parties within the meaning of the term “secured party” as defined in the New York Uniform Commercial Code. Each Lender authorizes the Administrative Agent to enter into each of the Collateral Documents to which it is a party and to take all action contemplated by such documents. Each Lender agrees that no Secured Party (other than the Administrative Agent) shall have the right individually to seek to realize upon the security granted by any Collateral Document, it being understood and agreed that such rights and remedies may be exercised solely by the Administrative Agent for the benefit of the Secured Parties upon the terms of the Collateral Documents. In the event that any Collateral is hereafter pledged by any Person as collateral security for the Secured Obligations, the Administrative Agent is hereby authorized, and hereby granted a power of attorney, to execute and deliver on behalf of the Secured Parties any Loan Documents necessary or appropriate to grant and perfect a Lien on such Collateral in favor of the Administrative Agent on behalf of the Secured Parties. The Lenders hereby authorize the Administrative Agent, at its option and in its discretion, to release any Lien granted to or held by the Administrative Agent upon any Collateral (i) as described in Section 9.02(d); (ii) as permitted by, but only in accordance with, the terms of the applicable Loan Document; or (iii) if approved, authorized or ratified in writing by the Required Lenders, unless such release is required to be approved by all of the Lenders hereunder. Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Administrative Agent’s authority to release particular types or items of Collateral pursuant hereto. Upon any sale or transfer of assets constituting Collateral which is permitted pursuant to the terms of any Loan Document, or consented to in writing by the Required Lenders or all of the Lenders, as applicable, and upon at least five (5) Business Days’ prior written request by the Borrower to the Administrative Agent, the Administrative Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to the Administrative Agent for the benefit of the Secured Parties herein or pursuant hereto upon the Collateral that was sold or transferred; provided, however, that (i) the Administrative Agent shall not be required to execute any such document on terms which, in the Administrative Agent’s opinion, would expose the Administrative Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Secured Obligations or any Liens upon (or obligations of the Borrower or any Subsidiary in respect of) all interests retained by the Borrower or any Subsidiary, including (without limitation) the proceeds of the sale, all of which shall continue to constitute part of the Collateral.

In case of the pendency of any bankruptcy, insolvency, receivership or other similar proceeding or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or the LC Exposure shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LC Exposure and all other Secured Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Bank and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Bank and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Bank and the Administrative Agent under Section 2.11 and Section 9.03) allowed in such judicial proceeding; and (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same, and, in the case of each of clauses (a) and (b) of this paragraph, any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and Issuing Bank to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Bank, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 2.11 and Section 9.03.

The Administrative Agent, on behalf of itself and the Secured Parties, shall have the right to credit bid and purchase for the benefit of the Administrative Agent and the other Secured Parties all or any portion of the Collateral at any sale thereof conducted by the Administrative Agent under the provisions of the UCC, including pursuant to Sections 9-610 or 9-620 of the UCC, at any sale thereof conducted under the provisions of the Bankruptcy Code, including Section 363 thereof, or a sale under a plan of reorganization, or at any other sale or foreclosure conducted by the Administrative Agent (whether by judicial action or otherwise) in accordance with applicable law. Each Lender hereby agrees that, except as otherwise provided in any Loan Documents or with the written consent of the Administrative Agent and the Required Lenders, it will not take any enforcement action, accelerate obligations under any Loan Documents, or exercise any right that it might otherwise have under applicable law to credit bid at foreclosure sales, UCC sales or other similar dispositions of the Collateral.

No Secured Party that is party to a Treasury Services Agreement or Swap Agreement that obtains the benefits of Section 2.18(b) or any Collateral with respect to the related Treasury Services Obligations or Swap Obligations, as applicable, by virtue of the provisions hereof or of any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article X to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Treasury Services Agreements or Swap Agreements unless the Administrative Agent has received written notice of such Treasury Services Agreements or Swap Agreements, as applicable, together with such supporting documentation as the Administrative Agent may request, from the applicable Secured Party.

In addition, any assignor of a Loan or seller of a participation hereunder shall be entitled to rely conclusively on a representation of the assignee Lender or Participant in the relevant assignment or participation agreement, as applicable, that such assignee or purchaser is not a Disqualified Lender. The Administrative Agent shall have any responsibility or liability for monitoring the list or identities of, or enforcing provisions relating to, Disqualified Lenders.

ARTICLE IX

Miscellaneous

SECTION 9.01.     Notices; Effectiveness; Electronic Communication. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i)     if to the Borrower, to it at Golden Entertainment, Inc., 6595 S. Jones Blvd., Las Vegas, Nevada 89118, Attention of Matthew Flandermeyer (Telecopy No. (702) 495-4302; Telephone No. (702) 891-4266; email mflandermeyer@ggilv.com)) with a copy to Latham & Watkins LLP, 12670 High Bluff Drive, San Diego, California 92130, Attention of Brett Rosenblatt (Telecopy No. (858) 523-5450; Telephone No. (858) 523-5400; email brett.rosenblatt@lw.com);

(ii)     if to the Administrative Agent, to Capital One, National Association, 90 Park Avenue, New York, New York 10016, Attention of David Ingram (Telecopy No. (888) 246-3712), with a copy to Hunton & Williams LLP, Riverfront Plaza – East Tower, 951 East Byrd Street, Richmond, Virginia 23219, Attention of Eric Nedell (Telecopy No. (804) 343-4863; Telephone No. (804) 787-8078; email enedell@hunton.com);

(iii)     if to the Issuing Bank, to it at Capital One, National Association, 1001 Avenue of the Americas, New York, New York 10018, Attention of Annie Wong (Telecopy No. (646) 589-9554);

(iv)     if to the Swingline Lender, to it at Capital One, National Association, 90 Park Avenue, New York, New York 10016, Attention of David Ingram (Telecopy No. (888) 246-3712); and

(v)     if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

(b)     Notices and other communications to the Lenders and the Issuing Bank hereunder may be delivered or furnished by electronic communication (including e-mail and internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that, the foregoing shall not apply to notices to any Lender or the Issuing Bank pursuant to Article II if such Lender or the Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that, approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that, if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)     The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF ANY MATERIALS OR INFORMATION PROVIDED BY OR ON BEHALF OF THE BORROWER OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM ANY MATERIALS OR INFORMATION PROVIDED BY OR ON BEHALF OF THE BORROWER. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH ANY MATERIALS OR INFORMATION PROVIDED BY OR ON BEHALF OF THE BORROWER OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, the Issuing Bank or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of any materials or information provided by or on behalf of the Borrower through the internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender, the Issuing Bank or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d)     Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

SECTION 9.02.     Waivers; Amendments. (a) No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by Section 9.02(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.

(b)     Except as provided in Section 2.20 with respect to an Incremental Term Loan Amendment, neither this Agreement, any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall:

(i)     increase the Commitment of any Lender without the written consent of such Lender;

(ii)     reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender directly affected thereby;

(iii)     postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement (other than any reduction of the amount of, or any extension of the payment date for, the mandatory prepayments required under Section 2.10, in each case which shall only require the approval of the Required Lenders), or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly affected thereby,

(iv)     change Section 2.18(b) or Section 2.18(d) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender; provided, that any modifications to Section 2.18(b) or Section 2.18(d) in connection with any Extension Amendment shall only require the approval (to the extent any such approval is otherwise required) of the Required Lenders;

(v)     change any of the provisions of this Section 9.02(b) or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender (it being understood that, solely with the consent of the parties prescribed by Section 2.20 to be parties to an Incremental Term Loan Amendment, Incremental Term Loans may be included in the determination of Required Lenders on substantially the same basis as the Commitments and the Revolving Loans are included on the Effective Date);

(vi)     release all or substantially all of the Subsidiary Guarantors from their obligations under the Guaranty and Collateral Agreement without the written consent of each Lender; or

(vii)     except as provided in Section 9.02(d) or in any Collateral Document, release all or substantially all of the Collateral, without the written consent of each Lender;

provided further that (x) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Issuing Bank or the Swingline Lender hereunder without the prior written consent of the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be (it being understood that any change to Section 2.21 shall require the consent of the Administrative Agent, the Issuing Bank and the Swingline Lender), (y) only the consent of the parties to the Fee Letter shall be required to amend, modify or supplement the terms thereof and (z) no Lender consent is required to effect and Incremental Term Loan Amendment or an Extension Amendment except as expressly provided in Section 2.19 or Section 2.22, as applicable).

(c)     [Reserved.]

(d)     Notwithstanding anything herein to the contrary, the Lenders hereby irrevocably authorize the Administrative Agent, at its option and in its sole discretion, to (i) release any Liens granted to the Administrative Agent by the Loan Parties on any Collateral (A) upon the termination of all the Commitments, payment and satisfaction in full in cash of all Secured Obligations (other than Unliquidated Obligations), and the Cash Collateralization of all Unliquidated Obligations in a manner satisfactory to the Administrative Agent, (B) constituting property being sold or disposed of if the Borrower certifies to the Administrative Agent that the sale or disposition is made in compliance with the terms of this Agreement (and the Administrative Agent may rely conclusively on any such certificate, without further inquiry), (C) constituting property leased to the Borrower or any Subsidiary under a lease which has expired or been terminated in a transaction permitted under this Agreement, (D) that becomes Excluded Property or (E) as required to effect any sale or other disposition of such Collateral in connection with any exercise of remedies of the Administrative Agent and the Lenders pursuant to Article VII, (ii) subordinate any Liens granted to the Administrative Agent by the Loan Parties on the Collateral to Permitted Prior Liens and (iii) execute such documents as may be requested by any bank or other financial institution holding an account of any Loan Party in connection with the closing of such account. Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral.

(e)     Notwithstanding anything to the contrary herein the Administrative Agent may, with the consent of the Borrower only, amend, modify or supplement this Agreement or any of the other Loan Documents to cure any ambiguity, omission, mistake, defect or inconsistency.

SECTION 9.03.     Expenses; Indemnity; Damage Waiver. (a) The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, but limited to no more than one counsel and, if applicable, one local and one regulatory counsel in each applicable jurisdiction) in connection with the syndication and distribution (including, without limitation, via the internet or through a Platform) of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, the Issuing Bank or any Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent, the Issuing Bank or any Lender) in connection with the enforcement or protection of its rights (A) in connection with this Agreement and any other Loan Document, including its rights under this Section 9.03, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)     The Borrower shall indemnify the Administrative Agent (or any sub-agent thereof), the Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any of its Subsidiaries, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, (y) result from a claim brought by the Borrower or another Loan Party against an Indemnitee for a breach in bad faith of such Indemnitee’s obligations hereunder, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (z) arise out of claims or disputes between two or more Indemnitees (other than with respect to an Indemnitee acting in its capacity as Administrative Agent, Joint Lead Arranger, Syndication Agent, Documentation Agent, Issuing Bank or similar role) and that does not involve an act or omission by the Borrower, any Subsidiary or any of the Borrower’s Affiliates. This Section 9.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c)     To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent, the Issuing Bank or the Swingline Lender under Section 9.03(a) or Section 9.03(b), each Lender severally agrees to pay to the Administrative Agent, and each Revolving Lender severally agrees to pay to the Issuing Bank or the Swingline Lender, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (it being understood that the Borrower’s failure to pay any such amount shall not relieve the Borrower of any default in the payment thereof); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Issuing Bank or the Swingline Lender in its capacity as such.

(d)     To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in Section 9.03(b) shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e)     All amounts due under this Section 9.03 shall be payable not later than fifteen (15) days after written demand therefor.

SECTION 9.04.     Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 9.04. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided Section 9.04(c)) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)     (i)     Subject to the conditions set forth in paragraphs (b)(ii) and (b)(iii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent (each such consent not to be unreasonably withheld or delayed) of:

(A)     the Borrower (provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof); provided, further, that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee;

(B)     the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund;

(C)     the Swingline Lender; provided that no consent of the Swingline Lender shall be required for an assignment of all or any portion of a Term Loan; and

(D)     the Issuing Bank; provided that no consent of the Issuing Bank shall be required for an assignment of all or any portion of a Term Loan.

(ii)     Assignments shall be subject to the following additional conditions:

(A)     no assignments shall be made to (x) the Borrower or any of the Borrower’s Affiliates or Subsidiaries or (y) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (y);

(B)     no assignments shall be made to a natural person, to a Disqualified Lender or to any Person subject to a Disqualification;

(C)     except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 (in the case of Revolving Commitments and Revolving Loans) or $1,000,000 (in the case of a Term Loan) unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(D)     each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;

(E)     the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, such fee to be paid by either the assigning Lender or the assignee Lender or shared between such Lenders; and

(F)     the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its affiliates and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

(iii)     In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the Issuing Bank and each Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

For the purposes of this Section 9.04(b), the term “Approved Fund” has the following meaning:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iv)     Subject to acceptance and recording thereof pursuant to Section 9.04(b)(v), from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03); provided that, except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 9.04(c).

(v)     The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, the Issuing Bank and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(vi)     Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Eligible Assignee, the Eligible Assignee’s completed Administrative Questionnaire (unless the Eligible Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in Section 9.04(b) and any written consent to such assignment required by Section 9.04(b), the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the Eligible Assignee shall have failed to make any payment required to be made by it pursuant to Section 2.04(c), 2.05(d), 2.05(e), 2.06(b), 2.18(e) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)     Any Lender may, without the consent of the Borrower, the Administrative Agent, the Issuing Bank or the Swingline Lender, sell participations to one or more banks or other entities, other than Disqualified Lenders or any Person subject to a Disqualification (each, a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged; (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and (C) the Borrower, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the requirements and limitations therein, including the requirements under Section 2.17(g) (it being understood that the documentation required under Section 2.17(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 9.04(b); provided that such Participant (A) agrees to be subject to the provisions of Sections 2.18 and 2.19 as if it were an assignee under Section 9.04(b); and (B) shall not be entitled to receive any greater payment under Sections 2.15 or 2.17, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(d) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d)     Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section 9.04 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall (i) be made to a Person subject to a Disqualification or to a Disqualified Lender or (ii) release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.05.     Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any other Loan Document or any provision hereof or thereof.

SECTION 9.06.     Counterparts; Integration; Effectiveness. (a) This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

(b)     Delivery of an executed counterpart of a signature page of this Agreement by telecopy, e-mailed.pdf or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 9.07.     Severability. Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08.     Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final and in whatever currency denominated) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any of and all of the Secured Obligations held by such Lender, irrespective of whether or not such Lender shall have made any demand under the Loan Documents and although such obligations may be unmatured; provided that, in the event that any Defaulting Lender shall exercise any such right of setoff, (i) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.21 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Bank, and the Lenders, and (ii) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Secured Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender under this Section 9.08 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application by such Lender; provided that, the failure to give such notice shall not affect the validity of such setoff and application.

SECTION 9.09.     Governing Law; Jurisdiction; Consent to Service of Process. (a) THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

(b)     The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County, Borough of Manhattan, and of the United States District Court for the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.

(c)     The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in Section 9.09(b). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)     Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10.     WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.

SECTION 9.11.     Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12.     Confidentiality. Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners) purporting to have jurisdiction over the Borrower, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies under this Agreement or any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 9.12, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facilities evidenced by this Agreement or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the credit facilities evidenced by this Agreement, (h) with the consent of the Borrower or (i) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 9.12 or (ii) becomes available to the Administrative Agent, the Issuing Bank, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower. For purposes of this Section 9.12, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the Effective Date, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 9.12 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 9.13.     USA PATRIOT Act. Each Lender that is subject to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies each Loan Party that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the Act.

SECTION 9.14.     Appointment for Perfection. Each Lender hereby appoints each other Lender as its agent for the purpose of perfecting Liens, for the benefit of the Administrative Agent and the Secured Parties, in assets which, in accordance with Article 9 of the UCC or any other applicable law can be perfected only by possession. Should any Lender (other than the Administrative Agent) obtain possession of any such Collateral, such Lender shall notify the Administrative Agent thereof, and, promptly upon the Administrative Agent’s request therefor shall deliver such Collateral to the Administrative Agent or otherwise deal with such Collateral in accordance with the Administrative Agent’s instructions.

SECTION 9.15.     Releases of Subsidiary Guarantors. (a) A Subsidiary Guarantor shall automatically be released from its obligations under the Guaranty and Collateral Agreement upon the consummation of any transaction permitted by this Agreement as a result of which such Subsidiary Guarantor ceases to be a Subsidiary; provided that, if so required by this Agreement, the Required Lenders shall have consented to such transaction and the terms of such consent shall not have provided otherwise. In connection with any termination or release pursuant to this Section 9.15, the Administrative Agent shall (and is hereby irrevocably authorized by each Lender to) execute and deliver to any Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Section shall be without recourse to or warranty by the Administrative Agent.

(b)     Further, the Administrative Agent may (and is hereby irrevocably authorized by each Lender to), upon the request of the Borrower, release any Subsidiary Guarantor from its obligations under the Guaranty and Collateral Agreement if such Subsidiary Guarantor becomes an Excluded Subsidiary in accordance with the terms of this Agreement.

(c)     At such time as the principal and interest on the Loans, all LC Disbursements, the fees, expenses and other amounts payable under the Loan Documents and the other Secured Obligations (other than Specified Treasury Services Obligations, Specified Swap Obligations, and other Obligations expressly stated to survive such payment and termination) shall have been paid in full in cash, the Commitments shall have been terminated and no Letters of Credit shall be outstanding, the Guaranty and Collateral Agreement and all obligations (other than those expressly stated to survive such termination) of each Subsidiary Guarantor thereunder shall automatically terminate, all without delivery of any instrument or performance of any act by any Person.

SECTION 9.16.     Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Secured Obligations hereunder.

SECTION 9.17.     No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement provided by the Lenders are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Lenders and their Affiliates, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Lenders and their Affiliates is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) no Lender or any of its Affiliates has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except, in the case of a Lender, those obligations expressly set forth herein and in the other Loan Documents; and (iii) each of the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and no Lender or any of its Affiliates has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against each of the Lenders and their Affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

SECTION 9.18.     Independent Effect of Covenants. The Borrower expressly acknowledges and agrees that each covenant contained in Article V or Article VI hereof shall be given independent effect. Accordingly, the Borrower shall not engage in any transaction or other act otherwise permitted under any covenant contained in Article V or Article VI, before or after giving effect to such transaction or act, the Borrower shall or would be in breach of any other covenant contained in Article V or Article VI.

SECTION 9.19.     Inconsistencies with Other Documents. In the event there is a conflict or inconsistency between this Agreement and any other Loan Document, the terms of this Agreement shall control; provided that any provision of the Collateral Documents which imposes additional burdens on the Borrower or any of its Subsidiaries or further restricts the rights of the Borrower or any of its Subsidiaries or gives the Administrative Agent or Lenders additional rights shall not be deemed to be in conflict or inconsistent with this Agreement and shall be given full force and effect.

SECTION 9.20.     Application of Gaming Laws.

(a)     This Agreement and the other Loan Documents are subject to Gaming Laws and laws involving the sale and distribution of liquor (the “Liquor Laws”). Without limiting the foregoing, each of the Administrative Agent and the Lenders acknowledges that (i) it is subject to the jurisdiction of the Gaming Authorities or Governmental Authorities enforcing such Gaming Laws or Liquor Laws (and to be called forward by such Gaming Authorities or Governmental Authorities), in their discretion, for licensing, qualification or findings of suitability or to file or provide other information and (ii) all rights, remedies and powers in or under this Agreement and the other Loan Documents, including with respect to the Collateral and the ownership, possession and operation of facilities subject to the jurisdiction of the Gaming Authorities, may be exercised only to the extent that the exercise thereof does not violate any applicable provisions of the Gaming Laws and Liquor Laws and only to the extent that required approvals (including prior approvals) are obtained from the relevant Gaming Authorities. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, the Administrative Agent, each other Secured Party and each participant agrees to cooperate with each Gaming Authority in connection with the administration of their regulatory jurisdiction over the Borrower and its Subsidiaries in connection with this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby, including, without limitation, the provision of such documents or other information as may be requested by any such Gaming Authorities relating to this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby.

(b)     The pledge of any Equity Interests in any Person that is subject to the jurisdiction of the Nevada Gaming Authorities as a licensee or registered company under the Nevada Gaming Laws will require the prior approval of the Nevada Gaming Authorities in order to be effective. No certificates evidencing such Equity Interests shall be delivered to the Administrative Agent or any custodial agent until such approval has been obtained. The certificates representing any such Equity Interests shall at all times remain within the territorial boundaries of the State of Nevada and shall be available for inspection by the Nevada Gaming Authorities immediately upon request during normal business hours. Neither the Administrative Agent nor any agent thereof shall surrender possession of such Equity Interests to any person other than the grantor pledging the same without the prior approval of the Nevada Gaming Authorities or as otherwise permitted by applicable Nevada Gaming Laws.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

GOLDEN ENTERTAINMENT, INC.,
as the Borrower

By:     /s/ Matthew W. Flandermeyer
           Name:  Matthew W. Flandermeyer
           Title:    Executive Vice President, Chief
                        Financial Officer and Secretary

Signature Page to Credit Agreement
[Golden Entertainment, Inc.]

CAPITAL ONE, NATIONAL ASSOCIATION, individually as a Lender, as the Swingline Lender, as the Issuing Bank and as Administrative Agent

By:     /s/ Ross S. Wales
           Name: Ross S. Wales
           Title:   Senior Vice President

Signature Page to Credit Agreement
[Golden Entertainment, Inc.]

KEYBANK, NATIONAL ASSOCIATION,
as Syndication Agent and as a Lender

By:     /s/ Thomas A. Crandell
           Name: Thomas A. Crandell
           Title:   Senior Vice President

Signature Page to Credit Agreement
[Golden Entertainment, Inc.]

Mutual of Omaha Bank,
as a Lender

By:     /s/ Mei Ling Chua
     Name: Mei Ling Chua
     Title: Vice President

Signature Page to Credit Agreement
[Golden Entertainment, Inc.]

Nevada State Bank,
as a Lender

By:     /s/ Jamie Gazza
     Name: Jamie Gazza
     Title: Vice President

Signature Page to Credit Agreement
[Golden Entertainment, Inc.]